                        SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549


                                     FORM 8-K


                                  CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of
                        The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):  May 10, 1999

                        Commission File Number:  333-34475

Michigan                      Venture Holdings Trust                  38-6530870

Michigan                            Vemco, Inc.                       38-2737797

Michigan                  Venture Industries Corporation              38-2034680

Michigan              Venture Mold & Engineering Corporation          38-2556799

Michigan                      Venture Leasing Company                 38-2777356

Michigan                        Vemco Leasing, Inc.                   38-2777324

Michigan                   Venture Holdings Corporation               38-2793543

Michigan                      Venture Service Company                 38-3024165

(State or other            (Exact name of registrant as         (I.R.S. Employer
jurisdiction of              specified in its charter)            Identification
incorporation or                                                         Number)
organization)

                  33662 James J. Pompo, Fraser, Michigan   48026
               (Address of principal executive offices)   (Zip Code)

        Registrant's telephone number, including area code:  (810) 294-1500

                                  Not Applicable
           (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

         The information set forth on the following pages is included in a preliminary offering memorandum of Venture Holdings Trust (the "Trust") for a financing.

         This information is being provided to ensure that the public is provided with the same material information as that contained in the preliminary offering memorandum. The securities offered pursuant to the preliminary offering memorandum are expected to be privately placed to a group of institutional investors pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The securities being offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This Form 8-K shall not constitute an offer to sell or solicitation of an offer to buy any securities.

         This Report on Form 8-K contains statements that are forward-looking within the meaning of applicable securities laws. Those statements include information regarding financial condition and business strategy and other forward-looking statements and are based on the Trust's current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ are discussed in the Trust's Form 10-K for the year ended December 31, 1998, Form 10-Q for the quarterly period ended March 31, 1999 and other periodic filings the Trust has made with the Securities and Exchange Commission.




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

                                 EXCHANGE RATES

     When we refer to "dollars," "US$," or "$," we mean United States dollars. When we refer to "German Marks" or "DEM," we mean German Marks. Except as we say otherwise herein, conversion of German Marks have been translated to United States dollars in the financial statements and other information we have included in this offering memorandum at the rate of DEM 1.6767 per United States dollar, the Noon Buying Rate (as defined) as of December 31, 1998. You should not interpret these conversions as expectations that the German Mark amounts actually represent such United States dollar amounts or could be converted into United States dollar amounts at the rates indicated or used, or at any other rates.

     Our debt structure may cause us to encounter currency or exchange risks. Any devaluation of any local currency used by us against the United States dollar may have an adverse effect on us, which may be material. See "Risk Factors -- Substantial Foreign Operations."

     The following table provides the German Mark exchange rate, set forth in DEMs per dollar, solely for your convenience. We do not represent that the DEM amounts shown in this offering memorandum could be converted into United States dollars at such rate or any other rate.

                                                                 DEMS PER UNITED STATES DOLLAR
                                                         ---------------------------------------------
                                                         YEAR/PERIOD
CALENDAR PERIOD                                              END         HIGH      LOW      AVERAGE(1)
---------------                                          -----------     ----      ---      ----------
1997...................................................    1.7987       1.8905    1.5380      1.7347
1998...................................................    1.6767       1.8565    1.5872      1.7597
1999 (through April 30, 1999)..........................    1.8514       1.8514    1.6558      1.7666

------------
(1) Average of the noon buying rate in New York City for cable transfers in DEMs, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), during the period. On April 30, 1999, the Noon Buying Rate with respect to the DEM was $1.00 = DEM 1.8514.

                                    SUMMARY

     On March 8, 1999, Venture and 2 of its subsidiaries, Venture Beteiligungs GmbH and Venture Verwaltungs GmbH, entered into definitive agreements to acquire Peguform GmbH (the "Acquisition") for a purchase price of DEM 850 million (approximately $459.1 million as of April 30, 1999), subject to adjustments. The purchase price will be funded with the proceeds of this offering, together with borrowings under the new senior credit facility being provided to Venture by a syndicate of bank lenders (the "New Credit Agreement"). This offering memorandum assumes that the Acquisition has been completed, as the Notes will not be issued or funded if completion of the Acquisition does not occur.

     This summary highlights the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this offering memorandum. It is not complete and may not contain all of the information that you should consider before investing in the Notes. You should carefully consider the matters discussed under the caption "Risk Factors." As used in this offering memorandum, unless otherwise stated, the term (1) "Venture" refers to Venture Holdings Trust and its subsidiaries prior to the Acquisition; (2) "Trust" or "issuer" refers to Venture Holdings Trust, individually; (3) "Peguform" refers to Peguform GmbH and its subsidiaries prior to the Acquisition; and (4) when describing the business of Venture and Peguform, "Company," "our," "us," and "we" refer to Venture and Peguform as if the Acquisition had been completed.

                                  THE COMPANY

     We are a leading worldwide full-service supplier of high quality molded and painted plastic parts for automotive original equipment manufacturers, commonly known as OEMs, and other direct, or "Tier I," suppliers to the OEMs. We rank among the largest designers and manufacturers of interior and exterior plastic components and systems to the North American and European automotive markets. Exterior products include such items as front and rear bumper fascias and systems, body side moldings, hatchback doors, fenders, grille opening panels and reinforcements, farings, wheel lips, spoilers and large body panels such as hoods, sunroofs, doors and convertible hardtops. Interior products include instrument panel systems, door panels, airbag covers, side wall trim, garnishment molding systems and consoles. On a pro forma basis for the twelve months ended December 31, 1998, our net sales totaled $1,933.5 million and our Adjusted EBITDA (as defined) totaled $195.1 million.

     Our principal customers include every major North American OEM, 11 of the 12 major European OEMs, several major Japanese OEMs, and leading Tier I suppliers, as detailed below:

                             OEMS                                TIER I SUPPLIERS
---------------------------------------------------------------  ----------------
AB Volvo             Ford Motor Company      PSA Peugeot         Autoliv, S.A.
                                             Citroen

Adam Opel AG         General Motors          Renault SA          TRW Inc.
                     Corporation

Audi AG              Isuzu Motors Limited    Seat, S.A.

Bayerische Motoren   Mitsubishi Motors       Skoda Automobilova
Werke AG (BMW)       Corporation

DaimlerChrysler AG   Nissan Motor Co., Ltd   Volkswagen AG

                     Porsche AG

     We are a full-service supplier and an industry leader in manufacturing plastic components, modules and systems and in applying new design and engineering technology to develop innovative products, create new applications and reduce product development time. We, and our affiliated companies, have the capability to provide our customers state-of-the-art design and advanced engineering services 24 hours a day around the world. We operate 57 facilities in 9 countries, including the United States, Canada, Germany, Spain, France, Hungary, the Czech Republic, Mexico, and the Netherlands, and expect to start operations in Brazil in the third quarter of 1999. Our comprehensive manufacturing capabilities include custom injection molding, automated painting and assembly, and material and product testing. We also

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

have extensive tool making capabilities. Our engineering focuses on anticipating actual production issues and integrating part design with tool design to create an efficient manufacturing process. We refer to this emphasis as "design for manufacture."

     We primarily emphasize the design and manufacture of components and integrated systems, and manufacture those components and systems as a sole-source supplier. We currently supply components or systems on over 150 models, including 4 out of 5 of the top selling models in both the United States and Europe. We supply components for many popular models, such as the Volvo V40 and S40; Audi A4 and TT; BMW 3 Series and 5 Series; DaimlerChrysler A-Class, "LH" cars (Chrysler LHS, Concorde, 300M and Dodge Intrepid), Dakota and Durango trucks and "JA" cars (Cirrus, Stratus and Breeze); Ford F-series truck, Explorer, Expedition, Mustang, Navigator and Windstar; Chevrolet Corvette, General Motors "M" vans (Astro and Safari), Yukon, Tahoe, Suburban, Grand Am, Grand Prix and GMC and Chevrolet full size vans (Express and Savana); Porsche 986 and 996; Peugeot 206; Citroen Xsara; Renault Twingo; Seat Ibiza and Cordoba; Skoda Felicia and Octavia; and Volkswagen Golf, Passat and Bora. We believe that the depth of our product mix, the diversity of models for which we are a supplier and our geographic coverage reduce our risks associated with historical downturns in the automotive industry.

                                  OUR INDUSTRY

     The automotive industry has been, and continues to be, significantly influenced by several trends which we believe will enhance our strategic position and growth prospects:

     - INCREASED OUTSOURCING BY OEMS. In an effort to reduce costs, speed product design and simplify manufacturing, OEMs have increasingly outsourced the manufacture of many components and integrated systems which were previously manufactured internally. Suppliers such as ourselves have benefited from this outsourcing trend as the aggregate number and value of components and integrated systems which we manufacture have increased dramatically.

     - CONSOLIDATION OF SUPPLIER BASE BY OEMS. Since the 1980s, OEMs have been reducing the number of suppliers that may bid for business. As a result of this trend, the OEMs are focusing on the development of long-term, sole-source relationships with suppliers who can provide more complex components and integrated systems on a just-in-time basis, while maintaining strict, high quality standards. These requirements are accelerating the trend toward consolidation of the OEMs' supplier base, as those suppliers who lack the capital or production expertise to meet the OEMs' needs either exit the business or are merged with larger suppliers.

     - INCREASED EMPHASIS ON PROGRAM MANAGEMENT AND INTEGRATED SYSTEMS. In conjunction with the supplier base consolidation, OEMs are transitioning from merely purchasing components to placing responsibility for design, engineering and manufacturing of full component systems on their preferred Tier I suppliers. These expanded requirements can best be addressed by full-service suppliers such as ourselves with sufficient technological and manufacturing resources to meet such demands.

     - INCREASING UTILIZATION OF PLASTIC. OEMs have continued to increase the use of plastics in their vehicles due to its lighter weight, greater design flexibility and cost advantage on many models. According to industry data, the average plastic content per passenger vehicle has increased from approximately 222 pounds in 1987 to approximately 242 pounds in 1997, and is projected to grow to approximately 266 pounds per vehicle by 2007. We believe our early involvement as a full-service supplier to OEMs of plastic components and integrated systems, as well as our extensive plastics manufacturing technologies, position us to benefit from the expanded utilization of plastics.

     - GLOBALIZATION OF THE OEM SUPPLIER BASE. OEMs are increasingly seeking to identify preferred suppliers that can meet their needs on a global scale and not just regionally. To facilitate global expansion by such preferred suppliers, in certain instances OEMs are committing to sole-source relationships to enhance the economic viability of new production facilities. Such relationships also facilitate the efforts of OEMs to develop certain models for the world automotive market. Our recent establishment of facilities in Mexico and Brazil will further augment our already significant capabilities to design and manufacture plastic components and systems worldwide.
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

                                THE ACQUISITION

     Venture has, for many years, been a key supplier to North American OEMs. Venture's extensive design and manufacturing expertise, coupled with strategic acquisitions, has enabled it to diversify its customer base and technological capabilities, such that Venture has become a leading participant in the supply of molded and painted interior and exterior plastic components and systems to North American OEMs. For the 5 year period ended December 31, 1998, Venture's net sales grew from $205.6 million to $645.2 million, a compounded annual growth rate ("CAGR") of 25.7%, and its EBITDA grew from $40.1 million to $94.2 million, a CAGR of 18.6%. In 1996, Venture expanded its customer relationships and technological capabilities through strategic acquisitions of Bailey Corporation ("Bailey") and of certain assets of AutoStyle Plastics, Inc. ("AutoStyle" and, together with Bailey, the "1996 Acquisitions").

     A key element of Venture's business strategy has been to increase its global presence to meet its OEM customers' global needs. Venture considers the Acquisition an attractive opportunity to further this strategy. Peguform is a leading international designer and manufacturer of complete interior modules, door panels and dashboards and of exterior modules and other structural plastic body parts, including bumper fascias and hatchback doors. Peguform operates manufacturing facilities in Germany, Spain, France and the Czech Republic, and has recently followed certain of its key OEM customers into Mexico and Brazil. Peguform's manufacturing network is enhanced by 9 module centers across Europe, serving as final assembly units located directly at, or very close to, selected customers' car assembly plants. Peguform's proven ability to gain development orders for new and successor models is enhanced by its product engineering efforts, including such innovations as thermoplastic bumpers, a proprietary slush molding process, a thermoplastic hatchback door and painting technologies such as electro-static painting and the use of water-based paint. For the 12-months ended December 31, 1998, Peguform had net sales of $1,260.6 million.

     Peguform's established and significant presence in Europe complements Venture's strengths in North America, giving us the ability to service existing OEM customers much more broadly than either Venture or Peguform could individually. Additionally, we believe that the Acquisition enhances the businesses of both Venture and Peguform in additional ways, representing mutually beneficial synergies that go beyond the expansion of geographic reach, including the following:

     - EXPANDED ENGINEERING CAPABILITIES;

     - COMPLEMENTARY TECHNOLOGY;

     - STRENGTHENED AND EXPANDED CUSTOMER RELATIONSHIPS; AND

     - OPERATIONAL EFFICIENCIES.

                             COMPETITIVE STRENGTHS

     We believe we have the following key competitive strengths, which enhance our ability to compete successfully in our industry:

     - LEADING MARKET POSITION. We are among the largest suppliers of interior and exterior plastic components and systems to the North American and European automotive markets. We currently supply components or systems on over 150 models, including 4 out of 5 of the top selling models in both the United States and Europe. We believe that OEMs increasingly favor large, multi-national, integrated suppliers with whom they can establish global strategic relationships. These strategic relationships require suppliers to be able to offer their customers worldwide manufacturing and design and engineering resources.

     - DIVERSIFIED GLOBAL CUSTOMER BASE. Our principal customers include every major North American OEM, 11 of the 12 major European OEMs, several major Japanese OEMs, and leading Tier I suppliers. As a result, we are less dependent on revenues from any single geographic market than

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

       competitors that are less diversified. We believe the geographic breadth of our customer base and our full-service capabilities position us to further benefit from the current consolidation and globalization trends in the automotive industry.

     - WORLDWIDE FULL-SERVICE PROGRAM MANAGEMENT CAPABILITIES. As OEMs have focused increasingly on shortening vehicle design and production cycles and reducing design and production costs, suppliers who have the ability to cost-effectively take an idea or design from concept to mass production ("art to part") are being involved at the initial stages of the process. We are successful in meeting the increased demands by OEMs for their suppliers to provide full-service program management because of our expertise in design and engineering, tooling, and multiple manufacturing processes. As a result, we have increasingly been selected as a sole-source supplier for vehicle components and integrated systems. We believe that the evolution of the OEM relationship into strategic partnerships provides a significant advantage to us because of our ability to meet a customer's art to part needs on a global basis.

     - MULTIPLE EXTERIOR AND INTERIOR PLASTIC TECHNOLOGIES. We believe that we are 1 of only a small number of automotive suppliers that can provide its customers with both full-service program management capability and a wide array of alternative plastic molding and painting technologies on a global basis. We possess the latest technologies associated with thermoplastic injection molding, compression molding, reaction injection molding ("RIM"), slush molding, sheet molding compounds, composite technologies, and water-based paints. By possessing a wide range of plastic design and manufacturing technologies, we are able to distinguish ourselves from our competition by offering the process that will best meet the customers' needs, while often lowering design and production costs and shortening the product development cycle.

     - JUST-IN-TIME/SEQUENTIAL SHIPPING CAPABILITIES. As OEMs have moved to just-in-time inventory management, the timeliness and reliability of shipments by their suppliers have become increasingly important. To service our customers more effectively, we utilize just-in-time manufacturing and sourcing systems, which enable us to meet our customers' requirements for on-time deliveries while minimizing the carrying levels of inventory. Our international production facilities and module centers are strategically located close to our OEM customers' facilities. We also offer our customers sequential shipping, in which components are sent to the OEMs in the specific order in which vehicles are to be assembled, based on as little as 2 hours lead time. We believe we have established a reputation as a highly reliable and timely supplier able to meet our customers' demanding delivery requirements.

     - EXPERIENCED MANAGEMENT TEAM. We believe our management's long history of mutually successful relationships with a wide variety of OEM and Tier I customers will provide a competitive advantage as the industry trends of consolidation, outsourcing and globalization continue. Our management team is highly experienced and has significant expertise in the North American, European and other automotive markets. We have gained additional experience in global operations through affiliate companies of Venture, including operations in Australia, Asia and Africa, all of which share the Venture name. As evidenced by the 1996 Acquisitions, our management team has a proven track record of successfully assimilating and integrating large, strategic acquisitions.

                               BUSINESS STRATEGY

     Our business strategy is to use our competitive strengths to further our position as a leading automotive supplier. The principal components of this strategy are as follows:

     - INVEST IN LEADING-EDGE DESIGN, ENGINEERING AND MANUFACTURING TECHNOLOGIES. As OEMs worldwide continue to increasingly outsource manufacturing of components and integrated systems, they have placed greater reliance on the design and engineering capabilities of their supplier base. We have made a substantial commitment to new product technology and design, including establishing an Advanced Engineering Center and offering the capability to provide 24-hour-a-day

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

       global design and engineering services to our customers. The Advanced Engineering Center integrates the use of CAD/CAM and utilizes the latest optical design technology to rapidly and cost effectively replicate and modify existing designs, as well as to design new prototypes, using a proprietary reverse engineering process, licensed from an affiliate, called reverse engineering automated process for rapid prototyping ("REAP"). We also believe it is highly important to be able to offer a broad range of manufacturing processes and technologies to our customers for the production of a wide array of plastic components and systems. Both the 1996 Acquisitions and the Acquisition fit this strategy by enhancing our ability to provide customers with multiple exterior and interior technologies, specifically by adding expertise in sheet molding compounds, slush molding and composite technologies, as well as sophisticated painting processes. We intend to continue to invest significantly in our design, engineering and manufacturing capabilities in order to meet our customers' needs for innovation, quality, reliability, lower costs and reduced lead times. We believe our continued ability to design, engineer, tool and manufacture highly engineered components, modules and systems will provide additional opportunities to supply an increasing number of products to existing customers and expand our customer base.

     - CONTINUE TO DEVELOP AND MANUFACTURE HIGH QUALITY PRODUCTS. We believe we maintain an excellent reputation with the OEMs for providing high quality products and customer service at competitive prices. Our reputation is exemplified by our receipt of several major quality awards from our OEM customers in both North America and Europe. Quality levels are currently being standardized across OEMs through the QS-9000 program which is expected to lower the cost of maintaining separate quality programs. All Venture manufacturing, tooling and design facilities, and 9 Peguform manufacturing facilities are QS-9000 certified.

     - EMPHASIZE CONTINUOUS IMPROVEMENT PROCESSES. Venture follows "lean manufacturing" and "Kaizen," or continuous improvement, philosophies that seek to identify and eliminate waste in our own operations and in those of our customers and suppliers. These philosophies emphasize employee involvement in all phases of our operations by (1) empowering employees at all levels with responsibility for their work, which leads to a quicker identification of production issues; (2) forming cross-functional teams to investigate opportunities for process improvements; and (3) rewarding employee participation and involvement through financial incentives. We have successfully implemented these philosophies in the 1996 Acquisitions, and intend to implement these philosophies throughout Peguform.

     - MAXIMIZE OPERATING EFFICIENCIES AND LOWER COST STRUCTURE AT ACQUIRED COMPANIES. We believe there are a number of areas in which we can achieve annual cost savings related to the Acquisition. We have successfully effected significant cost savings in past acquisitions. With respect to the 1996 Acquisitions, we have been able to employ our lean manufacturing process, which enables us to grow our business with existing management and assets, and less capital expenditures. These operational efficiencies, combined with our tooling and design capabilities, have helped us to achieve substantial cost savings. We expect the principal components of cost savings related to the Acquisition will be in the areas of material and tooling costs, as further described below:

        Materials Cost Savings. We believe there are many opportunities to reduce materials costs in areas such as raw materials, paint and other materials, due to the similarities in plastic components manufactured by Venture and Peguform. In some cases, these materials are currently purchased from the same suppliers. Additionally, we expect to gain increased purchasing leverage after completion of the Acquisition, resulting in more favorable materials costs throughout our entire operation. As a result of our analysis of the same or comparable materials, and their respective costs and volumes at Venture and Peguform, we believe we can achieve approximately $15.0 million in materials cost savings in our first full year of operations following the Acquisition.

        Tooling Cost Savings. Peguform has historically outsourced all of its tooling requirements. Venture has consistently invested in maintaining a sophisticated, in-house tooling capability. We

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

        believe Venture's tooling capabilities not only provide a competitive advantage, but also typically result in lower tooling costs than would otherwise be the case if tooling were outsourced to other tooling manufacturers. We and our affiliated companies currently have capacity to manufacture in-house a significant portion of the tooling requirements which Peguform has traditionally outsourced.

        Other Operating Efficiencies. In addition to materials and tooling cost savings, we believe there are other opportunities to improve Peguform's cost structure after completion of the Acquisition. Some of these opportunities include elimination of redundant administrative expense items, shared design, engineering and program management resources, manufacturing efficiencies and production of certain components in-house that are currently outsourced by Peguform.

     - STRATEGIC EXPANSION. We are committed to continue our strategic, geographic expansion in order to serve our customer base globally. In addition, we expect to make selective acquisitions and investments, or enter into strategic alliances, to broaden our service offerings and further enhance our systems integration capability. We believe that the consolidation of the automotive supplier base and geographic expansion of our customers will present additional opportunities for growth.

  SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL AND OPERATING DATA OF THE
                                    COMPANY

     The following table sets forth summary unaudited consolidated pro forma financial and operating data of the Company. The summary unaudited consolidated pro forma statement of operations and other data give effect to the Acquisition, the offering of the Notes and the New Credit Agreement, as if they had occurred as of January 1, 1998. The summary unaudited consolidated pro forma balance sheet data as of December 31, 1998 gives effect to the Acquisition, the offering of the Notes and the New Credit Agreement, as if they had occurred as of such date. The unaudited consolidated pro forma statement of operations does not include pro forma adjustments for certain non-recurring costs and charges, consisting of (1) the prepayment charge of $3.9 million on the redemption of our $78.9 million of 9 3/4% Senior Subordinated Notes (the "Existing Senior Subordinated Notes") and (2) the related $1.9 million write-off of deferred financing costs. See "Use of Proceeds" and "Capitalization." The summary unaudited pro forma financial data do not purport to represent what the Company's results of operations actually would have been if the Acquisition had occurred as of such date and are not necessarily indicative of future operating results or financial position. The information contained in this table should be read in conjunction with "Selected Consolidated Financial Data of Venture," "Selected Consolidated Financial Data of Peguform," "Unaudited Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Venture and Peguform, including the notes thereto, appearing elsewhere in this offering memorandum.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                  1998(1)
                                                                ------------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................     $1,933,452
  Gross profit..............................................        254,903
  Income from operations....................................         62,215
  Interest expense(2).......................................         71,950
  Net loss before taxes.....................................         (6,371)
  Net income................................................          2,635
OTHER FINANCIAL DATA:
  EBITDA(3).................................................     $  169,003
  Adjusted EBITDA(4)........................................        195,096
  Depreciation and amortization.............................        100,117
  Capital Expenditures......................................        102,377
SELECTED RATIOS:
  Adjusted EBITDA to Interest Expense.......................            2.7x
  Total debt to Adjusted EBITDA.............................            4.5x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...........................................     $  238,863
  Property, plant and equipment -- net......................        512,565
  Total assets..............................................      1,306,076
  Total debt................................................        885,957
  Trust principal(5)........................................         69,901

------------
                             (Dollars in thousands)

(1) Operating data for Peguform is based on the 12-month period ended December 31, 1998.

(2) Represents gross interest expense and does not include interest income of $3,364 at Peguform for the 12-months ended December 31, 1998. See "Unaudited Consolidated Pro Forma Statement of Operations."

(3) EBITDA represents income from operations, net of minority interest, before deducting taxes (including the Michigan single business tax), depreciation, amortization, interest and payment to beneficiary in lieu of taxes. EBITDA is not presented as an alternative to net income, as a measure of operating results or as an indicator of the Company's performance, nor is it presented as an alternative to cash flow or as a measure of liquidity, but rather to provide additional information related to debt service capacity. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability. EBITDA, while commonly used, is not calculated uniformly by all companies and should not be used as a comparative measure without further analysis, nor does EBITDA necessarily represent funds available for discretionary use. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

(4) Adjusted EBITDA is EBITDA plus (i) a non-recurring charge of $11,093 at Peguform related to start-up production costs on the Mercedes A-Class hatchback program; and (ii) $15,000 of anticipated materials cost savings, which we believe can be achieved in the first full year of operations after the Acquisition, based upon management's estimates of materials cost savings expected from a combination of: (a) increased purchasing volume; (b) taking advantage of lower cost arrangements for specific materials currently enjoyed by either Venture or Peguform, and applying such lower costs on a Company-wide basis by leveraging existing suppliers or alternate suppliers; and (c) efficiencies expected from a more coordinated purchasing function in Europe. See "Risk Factors -- Risks Associated with the Acquisition; Ability to Achieve Anticipated Cost Savings."

(5) Represents amount as adjusted downward for (a) the elimination of Peguform's stockholders' equity, adjusted by $1,498 for accumulated other comprehensive income relating to Peguform's minimum pension liability, and (b) the repayment of the Existing Senior Subordinated Notes of $78,940, the pre-payment premium of $3,848 paid to retire the Existing Senior Subordinated Notes early and the write-off of $1,866 in unamortized financing costs associated with the repayment of the Existing Senior Subordinated Notes.

           SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF VENTURE

     The following table sets forth summary historical financial and operating data of Venture. The summary income statement data and balance sheet data as of and for each of the fiscal years in the 5-year period ended December 31, 1998 were derived from the audited consolidated financial statements of Venture. The summary historical financial data for the 3 months ended March 31, 1999 and 1998 have been derived from Venture's unaudited condensed consolidated financial statements. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Venture, including the notes thereto, appearing elsewhere in this offering memorandum.

                                                                                         THREE MONTHS
                                           YEARS ENDED DECEMBER 31,                     ENDED MARCH 31,
                             ----------------------------------------------------   -----------------------
                               1994       1995       1996       1997       1998        1998         1999
                               ----       ----       ----       ----       ----        ----         ----
                                                                                          (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT
  DATA(1)(2):
  Net sales................  $244,112   $251,142   $351,777   $624,113   $645,196    $166,612     $165,992
  Cost of products sold....   199,717    211,262    302,940    521,361    532,809     133,616      133,070
                             --------   --------   --------   --------   --------    --------     --------
  Gross profit.............    44,395     39,880     48,837    102,752    112,387      32,996       32,922
  Selling, general and
     administrative
     expense...............    19,200     20,129     26,588     57,217     59,689      14,855       14,270
  Payment to beneficiary in
     lieu of taxes.........     3,405        577        666        472        535          --           --
                             --------   --------   --------   --------   --------    --------     --------
     Income from
       operations..........    21,790     19,174     21,583     45,063     52,163      18,141       18,652
  Interest expense.........    14,345     15,032     19,248     30,182     36,641       7,145        9,479
                             --------   --------   --------   --------   --------    --------     --------
     Net income before
       extraordinary items
       and taxes...........     7,445      4,142      2,335     14,881     15,522      10,996        9,173
  Net extraordinary loss on
     early retirement of
     debt..................        --         --      2,738         --         --          --           --
                             --------   --------   --------   --------   --------    --------     --------
  Net income after
     extraordinary items...     7,445      4,142       (403)    14,881     15,522      10,996        9,173
  Tax provision(3).........        --         --        336      3,358      1,954       1,465        1,067
                             --------   --------   --------   --------   --------    --------     --------
  Net income (loss)........     7,445      4,142       (739)    11,523     13,568       9,531        8,106

OTHER FINANCIAL DATA:
  EBITDA(4)................  $ 41,021   $ 37,001   $ 46,123   $ 80,391   $ 94,216    $ 28,336     $ 30,205
  Depreciation and
     amortization..........    14,070     16,068     22,628     32,147     39,320       9,079       10,794
  Capital expenditures.....    22,798     20,339     64,593     33,012     24,706       8,371        2,688

BALANCE SHEET DATA (AT END
  OF PERIOD):
  Working capital..........  $ 85,258   $ 74,354   $ 83,404   $125,101   $168,655    $156,076     $178,756
  Property, plant and
     equipment -- net......   111,472    116,299    203,975    205,765    200,544     205,529      196,226
  Total assets.............   234,435    231,602    498,067    524,122    541,315     564,341      550,516
  Total debt...............   153,118    152,463    299,996    336,188    364,939     357,796      362,656
  Trust principal..........    49,356     53,498     52,759     64,282     77,113      73,813       85,219

------------
(1) The Trust operates as a holding company and has no independent operations of its own. Separate financial statements of the Trust's subsidiaries have not been presented because we do not believe that such information would be material to a decision to invest in the Notes.

(2) The results for 1996 include the operations of Bailey from August 26, 1996, and of AutoStyle from June 3, 1996.

(3) This provision relates solely to Venture Holdings Corporation (which operates Bailey) and its subsidiaries (see Note 2 above). Other significant subsidiaries of the Trust have elected "S" corporation status under the Internal Revenue Code of 1986, as amended (the "Code") or are limited liability companies ("LLCs") (taxed as partnerships) and, consequently, Venture does not incur liability for federal and certain state income taxes for these subsidiaries. Upon termination of the Trust, the "S" corporation elections may terminate and the corporation succeeding the Trust according to the terms of the Trust may be subject to income tax.

(4) EBITDA represents income from operations before deducting taxes (including the Michigan single business tax), depreciation, amortization, interest and payment to beneficiary in lieu of taxes. EBITDA is not presented as an alternative to net income, as a measure of operating results or as an indicator of Venture's performance, nor is it presented as an alternative to cash flow or as a measure of liquidity, but rather to provide additional information related to debt service capacity. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability. EBITDA, while commonly used, is not calculated uniformly by all companies and should not be used as a comparative measure without further analysis, nor does EBITDA necessarily represent funds available for discretionary use. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

          SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF PEGUFORM

     The following table sets forth summary historical financial and operating data of Peguform. The summary income statement data and balance sheet data as of and for the two year period ended September 30, 1998 were derived from the audited consolidated financial statements of Peguform. The summary income statement data and balance sheet data as of and for the three month period ended December 31, 1997 and 1998 are derived from unaudited financial statements of Peguform. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Peguform, including the notes thereto, appearing elsewhere in this offering memorandum.

     Solely for the convenience of the readers, the following consolidated financial statements have been translated to United States dollars at the rate of DEM 1.6767 per United States dollar, the Noon Buying Rate as of December 31, 1998. The translation should not be construed as a representation that the amounts shown could be converted into United States dollars at such rate or any other rate.

                                                                                      THREE MONTHS ENDED
                                                      YEARS ENDED SEPTEMBER 30,          DECEMBER 31,
                                                      --------------------------    -----------------------
                                                         1997           1998          1997          1998
                                                         ----           ----          ----          ----
                                                                                          (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales.......................................    $  992,953     $1,179,518     $263,518     $ 344,561
  Other revenues..................................        10,567         27,272          754         1,177
                                                      ----------     ----------     --------     ---------
  Total revenues..................................     1,003,520      1,206,790      264,272       345,738
  Cost of products sold...........................       884,146      1,077,184      241,233       309,789
                                                      ----------     ----------     --------     ---------
  Gross profit....................................       119,374        129,606       23,039        35,949
  Selling, general and administrative expenses....        92,102        119,902       22,613        30,660
  Other expenses..................................         4,487          1,436        5,298           951
  Interest expense (net)..........................        13,877         14,309        4,064         3,777
                                                      ----------     ----------     --------     ---------
    Income before income taxes....................         8,908         (6,041)      (8,936)          561
  Taxes on income.................................         3,596          3,614          534           476
  Minority interest...............................           369           (301)          (2)         (275)
                                                      ----------     ----------     --------     ---------
  Net income......................................    $    4,943     $   (9,354)    $ (9,468)    $     360
OTHER FINANCIAL DATA:
  EBITDA(1).......................................    $   77,278     $   64,947     $  9,735     $  19,575
  EBITDA (as adjusted)(2).........................                       76,040
  Depreciation and amortization...................        52,381         52,922       14,196        14,645
  Capital Expenditures............................        60,842         85,616       22,101        14,156
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(3)..............................    $   45,668     $   43,061     $ 78,255     $  26,472
  Property, plant and equipment -- net............       291,178        319,198      297,206       312,021
  Total assets....................................       625,446        663,224      676,969       651,635
  Total debt......................................       245,464        273,287      323,199       272,261
  Total stockholders equity.......................       130,239        128,011      119,930       128,419

------------
(1) EBITDA represents income from operations, net of minority interest, before deducting taxes, depreciation, amortization, and interest. EBITDA is not presented as an alternative to net income, as a measure of operating results or as an indicator of Peguform's performance, nor is it presented as an alternative to cash flow or as a measure of liquidity, but rather to provide additional information related to debt service capacity. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability. EBITDA, while commonly used, is not calculated uniformly by all companies and should not be used as a comparative measure without further analysis, nor does EBITDA necessarily represent funds available for discretionary use. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

(2) EBITDA (as adjusted) represents EBITDA plus a non-recurring charge of $11,093 related to start-up production costs on the Mercedes A-Class hatchback program.

(3) Working capital does not include loans payable to Peguform's parent of $158,031 at September 30, 1997, $183,957 at September 30, 1998, $209,922 at
    December 31, 1997 and $164,850 at December 31, 1998. All outstanding intercompany loans will be repaid as part of the purchase price upon consummation of the Acquisition.

                                  RISK FACTORS

     This offering memorandum includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") including, in particular, the statements about the Company's plans, strategies, and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this offering memorandum are set forth below and elsewhere in this offering memorandum. See "Forward-Looking Statements." All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

     We have now and, after the offering, will continue to have, a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed the Acquisition and the financing thereof, including this offering, as of December 31, 1998:

                                                              AT DECEMBER 31, 1998
                                                             PRO FORMA, AS ADJUSTED
                                                             ----------------------
                                                             (DOLLARS IN THOUSANDS)
Total indebtedness (excludes $2,975 of outstanding letters
  of credit)................................................        $885,957
Trust principal.............................................        $ 69,901
Debt to equity ratio........................................           12.7x

     On a pro forma basis for the year ended December 31, 1998, our earnings were insufficient to cover fixed charges by $5.0 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to these Notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; specifically our New Credit Agreement and the indenture governing our $205 million of 9 1/2% Senior Notes due 2005 (the "Existing Senior Notes") contain many covenants that are more restrictive than those applicable to these Notes. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

     See "Description of Notes" and "Description of Certain Indebtedness."

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including these Notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the New Credit Agreement will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized as anticipated or that future borrowings will be available to us under the New Credit Agreement in an amount sufficient to enable us to pay our indebtedness, including these Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the New Credit Agreement, the Existing Senior Notes or these Notes, on commercially reasonable terms or at all.

RISKS ASSOCIATED WITH THE ACQUISITION; ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS -- WE MAY NOT RECEIVE THE DESIRED BENEFITS FROM THE ACQUISITION.

     We cannot assure you that the Company will realize the expected benefits of the Acquisition. Also, we may experience difficulty integrating Peguform's operations with Venture's, and we may not derive the expected cost savings from the integration. The integration of Peguform into Venture's business will require the expertise of several key managers who are expected to remain with us, but may not remain during the entire period of integration.

     We estimate that we will realize certain cost savings following the Acquisition, including: (1) materials cost savings in respect of which we have included $15.0 million in cost savings in Adjusted EBITDA; (2) tooling cost savings; and (3) operating efficiencies. See "Summary -- Business Strategy." The expected cost savings from the integration of Peguform's operation with Venture's including any materials cost savings, are based on our estimates and assumptions, which are inherently uncertain and are subject to significant business, economic and other uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. A portion of the materials cost savings and operating efficiencies are premised on the assumption that certain purchasing costs and levels of efficiency realized by either Venture or Peguform will continue to be achieved by the combined Company following the Acquisition. Other estimates were based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by an entity our size. Estimates of potential cost savings are forward-looking statements that are inherently uncertain. A portion of our anticipated cost savings, in particular a portion of anticipated tooling cost savings, will not be realized for one or more years following the Acquisition. Actual cost savings, if any, could differ materially from those projected.

     All of these forward-looking statements are based on our estimates and assumptions, which although we believe to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such estimates. The following important factors (as well as the factors set forth in "Forward-Looking Statements"), among others, could cause us not to achieve the cost savings contemplated herein or otherwise cause our results of operations to be adversely affected in future periods: (1) inability to negotiate more favorable terms with suppliers; (2) inability to achieve future sales levels or other operating results that support the cost savings; and (3) operational inefficiencies in our distribution or other systems. Many of these factors are beyond our control. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset the estimated cost savings or other components, or our plan in whole or in part.

RELIANCE ON MAJOR CUSTOMERS; THE OEM SUPPLIER INDUSTRY -- WE ARE DEPENDENT UPON A GROUP OF CUSTOMERS WHOSE NEEDS ARE CYCLICAL AND LARGELY DEPENDENT UPON CUSTOMER DEMAND.

     We compete in the global OEM automobile supplier industry in which OEMs may exert considerable pressure on suppliers such as us. Our sales to our major OEM customers for the year ended December 31, 1998, on a pro forma basis, were approximately:

     - Volkswagen Group:                                             30.1%
     (including Audi AG, Skoda Automobilova, Seat, S.A. and
      Volkswagen AG)
     - General Motors Corporation:                                   12.6%
     - DaimlerChrysler AG:                                           10.5%
     - Ford Motor Company:                                            8.2%
     - PSA Peugeot Citroen:                                           5.8%

     Sales to these customers consist of large numbers of different parts, tooling and other services, which are sold to separate operating groups within each customer's organization. Purchase orders from these customers generally cover a particular model year rather than a specific quantity of products. The loss of a significant number of operating groups or purchase orders, or a decrease in demand for certain models could have a material adverse affect on us. The failure to obtain purchase orders for new models or the failure to continue business on redesigned existing models could also adversely affect us. Furthermore, the OEMs can exert considerable pressure on their suppliers for increased quality standards, price reductions or additional engineering capabilities. Increased costs may result from such changes and adversely affect the Company.

     Finally, the OEM supplier industry is very cyclical and dependent upon the overall strength of consumer demand for light trucks and passenger cars. The industry is also subject to regulatory requirements, trade agreements and other factors beyond our control. The automotive industry, for which we supply components and systems, may experience downturns. An economic recession generally has a greater impact on highly leveraged companies like us. A decrease in overall consumer demand for motor vehicles, in general, or specific segments, could adversely affect us.

UNIONIZED WORKFORCE -- WE MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS.

     Certain of our North American employees, most of our European employees, and many employees of the OEMs and our other customers are unionized. Work stoppages, slow-downs or other labor disputes could adversely affect our output. In the year ended December 31, 1998, for example, our operations were affected by a prolonged labor dispute at General Motors. In addition, collective bargaining agreements with unionized employees at each of the 3 major U.S. OEMs expire in the Fall of 1999, and any disputes arising from the negotiation of new agreements could adversely affect our operations. We are currently negotiating a new collective bargaining agreement with the employees at our Seabrook, New Hampshire facility. The current agreement expires in June 1999. While we expect to reach agreement with our Seabrook employees prior to the expiration of the current contract, we cannot assure you that a labor dispute will not occur at this facility.

COMPETITION -- WE MAY NOT CONTINUE TO PERFORM SUCCESSFULLY IN OUR HIGHLY COMPETITIVE INDUSTRY.

     We compete in a highly competitive industry. Many actual or potential competitors exist, including the internal component operations of the OEMs as well as independent suppliers. Many of these competitors are larger than us. The industry is becoming increasingly competitive due to supplier consolidations and the spin-off of formerly in-house OEM plastics manufacturing facilities. We compete on the basis of geographic presence, quality, cost, timely delivery and customer service and, increasingly, design and engineering capability, painting capability, new product innovation, broad product offerings, product testing capability and ability to reduce the time from concept to mass production. As the OEMs strive to reduce new model development cost and timing, innovation, design and engineering will become increasingly important in distinguishing competitors. We may not be able to continue to compete successfully in this environment.

RAW MATERIALS -- WE MAY EXPERIENCE SHORTAGES OF RAW MATERIALS NECESSARY TO OUR MANUFACTURING PROCESSES.

     Our manufacturing processes use a variety of raw materials, principally engineered plastic resins such as nylon, polypropylene (including thermoplastics), polycarbonate, acrylonitrile-butadiene-styrene, fiberglass reinforced polyester, polyethylene terephthalate ("PET") and thermoplastic polyurethane; a variety of ingredients used in compounding materials used in the compression molding process; paint related products; and steel for production molds. Our customers usually specify materials and suppliers to be used for a specific program, but we cannot assure you that the specified suppliers will always be able to supply the specified materials or that alternative sources will be available. We obtain most of our raw materials from 1 year supply agreements in which we estimate our annual needs. We generally issue releases against these agreements only when we receive corresponding orders from our customers. Although we have not historically experienced raw material shortages, we could face shortages in the future.

CONTROL; AFFILIATED TRANSACTIONS -- LARRY J. WINGET ("MR. WINGET"), THE SOLE BENEFICIARY AND TRUSTEE OF THE TRUST, WHICH IS THE ISSUER OF THE NOTES AND DIRECTLY OR INDIRECTLY OWNS THE CAPITAL STOCK OF EACH GUARANTOR, EXERTS SIGNIFICANT CONTROL OVER US. ALSO, WE RELY ON NON-ARMS'-LENGTH TRANSACTIONS ENTERED INTO WITH MR. WINGET AND AFFILIATED ENTITIES HE CONTROLS.

     The Trust is the sole issuer of these Notes and owns the capital stock of each guarantor. Mr. Winget is the trustee and sole beneficiary of the Trust. Therefore, Mr. Winget may elect or remove the directors of the guarantor and non-guarantor subsidiaries and exercise other control over their operations. The Trust makes distributions to Mr. Winget and compensates him as an Executive Manager of the Company. Also, we have entered into many agreements with Mr. Winget and the entities he owns or controls. We depend on these entities to provide necessary facilities, machinery, equipment, technology and services. Since we operate for the benefit of Mr. Winget, the terms of these transactions are not necessarily the result of "arms'-length" bargaining, but we believe that the transactions are on terms no less favorable to us than would be obtained if such transactions or arrangements were arms'-length transactions with non-affiliated persons. The indenture governing the Existing Senior Notes and the indentures governing these Notes require us to have a "Fairness Committee" with at least one independent member to approve this type of transaction. Also, such indentures restrict distributions to Mr. Winget and contain an agreement with Mr. Winget which requires him to offer corporate opportunities to us before he pursues such opportunities individually or through other companies he owns or controls.

     See "Description of Certain Indebtedness" and "Certain Transactions."

RISKS ASSOCIATED WITH ACQUISITIONS -- WE MAY NOT BE ABLE TO IMPLEMENT OUR STRATEGY OF SUCCESSFULLY COMPLETING FUTURE ACQUISITIONS. COMPLETED ACQUISITIONS MAY LEAD TO UNEXPECTED LIABILITIES.

     Our business strategy allows for growth through selected acquisitions in order to expand our markets and take advantage of the consolidating trend in the automotive supplier industry. The full benefits of these acquisitions require integration of administrative, finance, sales and marketing approaches, and coordination of administration, marketing and sales organizations. Occasionally a completed acquisition may adversely affect our financial condition and reporting results, including our capital requirements and the accounting treatment of these acquisitions. Completed acquisitions may also lead to significant unexpected liabilities after the consummation of such acquisitions.

     See "Risks Associated with the Acquisition; Ability to Achieve Anticipated Cost Savings."

ENVIRONMENTAL -- THE COMPANY MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL CLAIMS RESULTING FROM OUR METHODS OF OPERATIONS.

     Our operations are subject to federal, state and local environmental, and occupational safety and health laws and regulations in the United States and other countries. The Company has been subject to claims for environmental matters relating to the disposal of hazardous substances and wastes. In addition, we anticipate capital expenditures at certain of our manufacturing facilities to decrease the release of certain compounds into the air resulting from our painting process. Also, fines may be levied against us for the release of such compounds. Although we have taken steps to minimize the environmental risks of our operations, we cannot assure you that our activities will not result in further environmental claims. However, we believe that our current environmental liabilities will not result in material adverse effects upon the Company.

     See "Business -- Environmental Matters" and "-- Legal Proceedings."

YEAR 2000 -- WE CANNOT ASSURE YOU THAT WE, OR OUR CUSTOMERS AND SUPPLIERS, WILL BE YEAR 2000 COMPLIANT. PROBLEMS ASSOCIATED WITH THE YEAR 2000 MAY ADVERSELY AFFECT OUR OPERATIONS.

     We cannot assure you that our computer systems or software products or those of our suppliers and customers will accept input of, store, manipulate and output dates prior to the year 2000 or thereafter without error or interruption. We are assessing the issues related to the year 2000 problem, and we have implemented a readiness program to mitigate the problem of business interruption or other risks. We are also requesting assurances from our significant suppliers and customers that their systems are year 2000 compliant or that they are identifying and addressing problems to ready themselves for the year 2000. We cannot assure you that we will identify all year 2000 problems in advance of their occurrence, or that we will be able to successfully remedy problems that are discovered. The expense of our efforts to identify and address such problems, or the expenses or liabilities to which we may become subject to as a result of such problems, could have a material adverse effect on the Company.

SUBSTANTIAL FOREIGN OPERATIONS -- OUR SIGNIFICANT INTERNATIONAL OPERATIONS MAKE US SUSCEPTIBLE TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND SEVERAL OTHER RISKS THAT ARE BEYOND OUR CONTROL.

     Over two-thirds of our revenue and over one-half of our net assets are derived from operations outside of the United States. We are therefore subject to risks associated with operations in foreign countries, including fluctuations in currency exchange rates, tariffs and other trade barriers, longer accounts payable cycles and limits on conversion of foreign currencies into dollars. In addition, certain countries place limits on the remittance of dividends by companies organized in such countries to their shareholders. Such dividend payment restrictions may limit the amount of cash available from our foreign subsidiaries to service our debt. See "Company Structure; Not all Subsidiaries are Guarantors." Our financial condition and results of operations, reported in United States dollars, may be affected by fluctuations in the value of currencies in which we transact business, particularly the euro, and for such period of time as those currencies remain in existence, the German Mark, the French Franc, the Spanish Peseta, the Czech Republic Koruna and the Brazilian Real. Exchange rate fluctuations could have a material adverse effect on us. In addition, we incur additional costs of compliance with local regulations by operating in a number of countries. Changes in local economic or political conditions could impact our manufacturing, assembly and distribution capabilities. We intend to hedge currency exchange risks, but such hedges may not eliminate the risk completely. The costs related to these international operations could adversely affect the Company.

     Under the European Union Treaty, the "euro" was introduced on January 1, 1999 which, subject to the fulfillment of certain conditions, will replace the currencies of certain member states of the European Union. There can be no assurance that the introduction of the euro will not increase the volatility of exchange rates and intensify other risks associated with currency fluctuations.

                                THE ACQUISITION

     Pursuant to the terms of the definitive agreements relating to the Acquisition, Venture will acquire all of the outstanding capital stock of Peguform GmbH from its parent, Klockner Mercator Maschinenbau GmbH, a wholly-owned subsidiary of Klockner-Werke AG, and another, nominal shareholder. The aggregate purchase price for the Acquisition is DEM 850 million (approximately $459.1 million as of April 30, 1999), reduced by the amount of certain indebtedness for borrowed money, including indebtedness to Klockner-Werke AG, all of which will be repaid at closing. The purchase price is subject to adjustment based upon the amount by which working capital or net equity of Peguform is less than, or exceeds, applicable targets. The purchase price is payable in cash. See "Business -- The Acquisition."

                                USE OF PROCEEDS

     Gross proceeds from the offering of the Notes are expected to be approximately $375.0 million. Venture intends to use these proceeds, together with $265.1 million drawn under the New Credit Agreement, as follows: (1) approximately $452.1 million to fund the cash consideration paid in the Acquisition (excluding $7.0 million of acquired indebtedness included in the $459.1 million aggregate purchase price); (2) approximately $82.8 million to redeem the Existing Senior Subordinated Notes, including prepayment premium; (3) approximately $77.0 million to refinance Venture's current senior credit facility (the "Existing Credit Agreement"); and (4) approximately $28.2 million to pay certain fees and expenses related to the Acquisition and this offering. For a description of the Acquisition, see "Business -- The Acquisition."

     Venture executed a commitment letter with its principal bank lender pursuant to which such lender has agreed, subject to satisfaction of certain conditions, to enter into the New Credit Agreement. The New Credit Agreement will provide for credit facilities in the principal amount of $450.0 million, including a $200.0 million Revolving Credit Facility; a $100.0 million 5 year Term Loan A; and a $150.0 million 6 year Term Loan B.

     The following table summarizes the anticipated sources and uses of funds from the New Credit Agreement and the sale of the Notes, assuming the application of such funds as of December 31, 1998. The actual amounts may differ (dollars in thousands).

        SOURCES OF FUNDS:
New Credit Agreement:
  Revolving Credit Facility.......  $ 15,100
  Term Loan A.....................   100,000
  Term Loan B.....................   150,000
Senior Notes......................   125,000
Senior Subordinated Notes.........   250,000
                                    --------
     Total Sources................  $640,100
                                    ========

          USES OF FUNDS:
Acquisition(1)....................  $452,100
Existing Credit Agreement(2)......    77,000
Existing Senior Subordinated
  Notes(3)........................    82,800
Fees and Expenses.................    28,200
                                    --------
     Total Uses...................  $640,100
                                    ========

------------
(1) Excluding $7.0 million of acquired indebtedness included in the $459.1 million aggregate purchase price.

(2) Balance at December 31, 1998. At March 31, 1999 the balance outstanding on the Existing Credit Agreement was $75.0 million.

(3) Includes the redemption of the Existing Senior Subordinated Notes in the aggregate principal amount of $78.9 million as of December 31, 1998, and a prepayment premium of approximately $3.9 million.

                                 CAPITALIZATION

     The following table sets forth (1) cash and cash equivalents and the actual capitalization of Venture at December 31, 1998, and (2) pro forma as adjusted capitalization of the Company to give effect to (a) the Acquisition; (b) the refinancing of the Existing Credit Agreement and redemption of the Existing Senior Subordinated Notes; (c) the sale of these Notes and the application of the net proceeds therefrom and (d) borrowings under the New Credit Facility, as if such transactions had occurred on December 31, 1998. See "The Acquisition;" "Use of Proceeds;" and "Unaudited Pro Forma Financial Statements." This information should be read in conjunction with the unaudited pro forma balance sheet, the consolidated financial statements and the Notes thereto of Venture and Peguform and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                DECEMBER 31, 1998
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $    130    $  8,402
                                                              ========    ========
Long-term debt (including current portion)
  Existing Credit Agreement.................................  $ 77,000    $     --
  New Credit Agreement:
     Revolving Credit Facility(1)...........................        --      15,100
     Term Loan "A"..........................................        --     100,000
     Term Loan "B"..........................................        --     150,000
  Capital leases............................................     2,196      32,016
  Installment Notes payable.................................     1,803       1,803
  Other long-term debt(2)...................................        --       7,038
  Existing Senior Notes.....................................   205,000     205,000
    % Senior Notes..........................................        --     125,000
  Existing Senior Subordinated Notes........................    78,940          --
    % Senior Subordinated Notes.............................        --     250,000
                                                              --------    --------
     Total long-term debt...................................  $364,939    $885,957
Trust principal(3)..........................................    77,113      69,901
                                                              --------    --------
     Total capitalization...................................  $442,052    $955,858
                                                              ========    ========

------------
(1) The Revolving Credit Facility allows for borrowings of up to $200,000, subject to a borrowing base formula. In addition to secured debt, as of December 31, 1998, on a pro forma basis, there will be $2,975 of letters of credit outstanding under the Revolving Credit Facility. See "Description of Certain Indebtedness -- New Credit Agreement."

(2) Indebtedness associated with Peguform's 70% owned Mexican joint venture.

(3) Pro forma amount represents amount as adjusted downward for (a) the elimination of Peguform's stockholders' equity, adjusted by $1,498 for accumulated other comprehensive income relating to Peguform's minimum pension liability, and (b) the repayment of the Existing Senior Subordinated Notes of $78,940, the pre-payment premium of $3,848 paid to retire the Existing Senior Subordinated Notes early and the write-off of $1,866 in unamortized financing costs associated with the repayment of the Existing Senior Subordinated Notes.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The information set forth under the heading Pro Forma included in the Unaudited Consolidated Pro Forma Balance Sheet as of December 31, 1998 reflects:
(1) the Acquisition; (2) the refinancing of the Existing Credit Agreement and redemption of the Existing Senior Subordinated Notes; (3) the offering made hereby and borrowings under the New Credit Agreement, and the application of the net proceeds therefrom to the Company as described under "Use of Proceeds," as if such transactions had occurred on such date.

     The Unaudited Consolidated Pro Forma Statement of Operations for the year ended December 31, 1998 gives effect to: (1) the Acquisition; (2) the refinancing of the Existing Credit Agreement and redemption of the Existing Senior Subordinated Notes; and (3) the offering made hereby and borrowings under the New Credit Agreement, and the application of the net proceeds therefrom to the Company as described in "Use of Proceeds," as if such transactions had occurred on January 1, 1998.

     The Unaudited Pro Forma Consolidated Statement of Operations does not include pro forma adjustments for certain non-recurring costs and charges, consisting of (1) the prepayment charge of $3.9 million on the redemption of the Existing Senior Subordinated Notes and (2) the $1.9 million write-off of deferred financing costs.

     The Unaudited Pro Forma Financial Statements do not reflect any of the anticipated cost savings which the Company expects to achieve through integration of the operations of Peguform and Venture. See "Business -- The Acquisition" and "-- Business Strategy."

     Solely for the convenience of the readers, the historical financial information for Peguform has been translated to United States dollars at the rate of DEM 1.6767 per United States dollar, the Noon Buying Rate as of December 31, 1998. The translation should not be construed as a representation that the amounts shown could be converted into United States dollars at such rate or any other rate.

     The unaudited pro forma financial data presented herein are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Consolidated Pro Forma Statement of Operations does not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. The Unaudited Pro Forma Financial Statements and the accompanying notes should be read in conjunction with the historical financial statements of Venture and of Peguform, including the notes thereto, included elsewhere in this offering memorandum.

                             VENTURE HOLDINGS TRUST

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                       HISTORICAL
                                                 -----------------------     PRO FORMA
                                                 VENTURE     PEGUFORM(A)    ADJUSTMENTS       PRO FORMA
                                                 -------     -----------    -----------       ---------
                   ASSETS
Current Assets:
  Cash and cash equivalents..................    $    130     $  8,272       $                $    8,402
  Accounts receivable........................     190,135      159,272                           349,407
  Inventories................................      51,139      115,285                           166,424
  Prepaid expenses/Other.....................       8,870        6,270                            15,140
                                                 --------     --------       ---------        ----------
       Total current assets..................     250,274      289,099                           539,373
Property, Plant & Equipment -- Net...........     200,544      312,021                           512,565
Intangible Assets............................      52,022       39,332         (38,640)(B)       180,921
                                                                               128,207 (C)
Other Assets.................................      26,636        8,169          25,425 (D)        58,364
                                                                                (1,866)(E)
Deferred Tax Assets..........................      11,839        3,014                            14,853
                                                 --------     --------       ---------        ----------
       Total assets..........................    $541,315     $651,635       $ 113,126        $1,306,076
                                                 ========     ========       =========        ==========
           LIABILITIES AND EQUITY
Current Liabilities
  Accounts payable...........................    $ 52,351     $151,377       $                $  203,728
  Accrued payroll & taxes....................       9,017       32,860                            41,877
  Accrued interest...........................      13,387           --                            13,387
  Other accrued expenses.....................       5,299       28,191                            33,490
  Current portion of long-term debt..........       1,565      216,077        (209,614)(F)         8,028
                                                 --------     --------       ---------        ----------
       Total current liabilities.............      81,619      428,505        (209,614)          300,510
Other Liabilities............................       7,254       30,487                            37,741
Deferred Tax Liabilities.....................      11,955        8,040                            19,995
Long-Term Debt...............................     363,374       56,184         640,100 (G)       877,929
                                                                               (25,789)(F)
                                                                               (78,940)(E)
                                                                               (77,000)(H)
                                                 --------     --------       ---------        ----------
       Total liabilities.....................     464,202      523,216         248,757         1,236,175
Trust Principal/Stockholders Equity..........      77,113      128,419        (129,917)(I)        69,901
                                                                                (5,714)(E)
                                                 --------     --------       ---------        ----------
Total Liabilities and Trust
  Principal/Stockholders'
  Equity.....................................    $541,315     $651,635       $ 113,126        $1,306,076
                                                 ========     ========       =========        ==========

          See notes to Unaudited Consolidated Pro Forma Balance Sheet.

                             VENTURE HOLDINGS TRUST

            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(A) For purposes of the Unaudited Consolidated Pro Forma Balance Sheet, certain items included in Peguform's historical balance sheet have been reclassified to conform to Venture's historical balance sheet presentation as follows:

     (1) "Prepaid expenses/Other" includes the sum of "Deferred tax assets" and "Prepaid expenses" as classified in the unaudited Consolidated Balance Sheet of Peguform as of December 31, 1998;

     (2) "Other accrued expenses" includes the sum of "Other accrued expenses," "Income taxes payable," "Deferred tax liabilities (short term)" and "Other current liabilities and deferred income" as classified in the unaudited Consolidated Balance Sheet of Peguform as of December 31, 1998; and

     (3) "Other Liabilities" includes the sum of "Accrued for pension obligations," "Minority interest" and "Other non-current liabilities and deferred income" as classified in the unaudited Consolidated Balance Sheet of Peguform as of December 31, 1998.

(B) The pro forma adjustment represents the elimination of goodwill recorded on Peguform's balance sheet at December 31, 1998.

(C) The pro forma adjustment represents the estimated goodwill resulting from the Acquisition. We are in the process of obtaining certain evaluations, estimations, appraisals and actuarial and other studies for purposes of computing the final amount of goodwill and allocating the portion of goodwill applicable to other balance sheet line items. We may revise our original estimate of goodwill as additional information is available.

(D) The pro forma adjustment represents the financing costs of $25,425 related to the additional debt to finance the Acquisition, repay certain indebtedness and pay related fees and expenses.

(E) The pro forma adjustments represent the repayment of the Existing Senior Subordinated Notes of $78,940, the pre-payment premium of $3,848 paid to retire the Existing Senior Subordinated Notes early and the write-off of $1,866 in unamortized financing costs associated with the Existing Senior Subordinated Notes.

                                                              EXTRAORDINARY ITEM
                                                              ------------------
Prepayment premium on Existing Senior Subordinated Notes....        $3,848
Unamortized Financing Costs.................................         1,866
                                                                    ------
                                                                    $5,714
                                                                    ======

(F)  Represents the repayment of Peguform debt as follows:

Current portion of long-term debt...........................  $209,614
Long-term Debt..............................................    25,789

(G) The pro forma adjustment represents the additional debt necessary to finance the Acquisition, repay certain indebtedness and pay related fees and expenses.

Additional Debt (long term):
  New Credit Agreement:
     Term Loan A............................................  $100,000
     Term Loan B............................................   150,000
     Revolving Credit Facility..............................    15,100
  Senior Notes..............................................   125,000
  Senior Subordinated Notes.................................   250,000
                                                              --------
                                                              $640,100
                                                              ========

(H) The pro forma adjustment represents the repayment of Venture Holdings Trust senior credit facility outstanding balance of $77,000.

(I) The pro forma adjustment represents the elimination of Peguform's stockholders' equity, adjusted by $1,498 for accumulated other comprehensive income relating to Peguform's minimum pension liability.

                             VENTURE HOLDINGS TRUST

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                     HISTORICAL
                                             --------------------------        PRO FORMA
                                             VENTURE        PEGUFORM(A)       ADJUSTMENTS       PRO FORMA
                                             -------        -----------       -----------       ---------
Net sales................................    $645,196       $1,288,256         $                $1,933,452
Cost of products sold....................     532,809        1,145,740                           1,678,549
                                             --------       ----------         --------         ----------
Gross profit.............................     112,387          142,516                             254,903
Selling, general and administrative
  expense................................      59,689          125,038            4,274 (C)        192,153
                                                                                  3,152 (D)
Payments to beneficiary in lieu of trust
  distributions..........................         535               --                                 535
                                             --------       ----------         --------         ----------
Income (loss) from operations............      52,163           17,478           (7,426)            62,215
Interest expense (net)...................      36,641           14,022(B)        17,923 (E)         68,586(B)
                                             --------       ----------         --------         ----------
Net income (loss) before taxes...........      15,522            3,456          (25,349)            (6,371)
Tax provision (benefit)..................       1,954            3,556          (13,942)(F)         (8,432)
Minority interest........................          --             (574)                               (574)
                                             --------       ----------         --------         ----------
Net income (loss)........................    $ 13,568       $      474         $(11,407)        $    2,635
                                             ========       ==========         ========         ==========

   See notes to the Unaudited Consolidated Pro Forma Statement of Operations

                             VENTURE HOLDINGS TRUST

       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(A) The Peguform statement of operations represents the 12 months ended December 31, 1998. Amounts were derived from Peguform's audited financial statements for the year ended September 30, 1998, and from unaudited financial statements for the 3 months ended December 31, 1998, less the amounts from unaudited financial statements for the 3 months ended December 31, 1997.

     For purposes of the Unaudited Consolidated Pro Forma Statement of Operations, certain items included in Peguform's historical financial data have been reclassified to conform to Venture's historical statement of operations presentations as follows:

     (1) "Net sales" includes the sum of "net sales" and "other revenues" as classified in and calculated from Peguform's Consolidated Statements of Income; and

     (2) "Selling, general and administrative expense" includes the sum of "Selling, general and administrative expenses" and "Other expenses" as classified in and calculated from Peguform's Consolidated Statements of Income.

(B) The Peguform historical and pro forma amounts are net of interest income of $3,364 at Peguform for the 12 months ended December 31, 1998.

(C) The pro forma adjustment represents the amortization of goodwill resulting from the Acquisition over a 30 year period.

(D) The pro forma adjustment represents the amortization of financing costs resulting from the financing of the Acquisition, including the New Credit Agreement and the Notes, over the respective maturities of the additional debt. The maturities of the New Credit Agreement range from 5 to 6 years, and maturities on the Senior Notes and Senior Subordinated Notes are assumed to be 8 and 10 years, respectively.

(E) The pro forma adjustment represents the incremental interest expense necessary to reflect the total interest expense on the outstanding debt of the combined Company for the period.

Elimination of historical interest expense..................  $(31,022)
Interest expense with respect to New Credit Agreement(1)....    20,982
Interest expenses with respect to Notes(2)..................    27,963
                                                              --------
     Total incremental interest.............................  $ 17,923
                                                              ========

     (1) Assumes that loans under the New Credit Agreement (which bear interest at floating rates) bear interest at a weighted average interest rate of 7.91% per annum, including the impact of existing interest rate swap agreements, and that the New Credit Agreement maintains an average outstanding balance of $265,100.

     (2) We expect, on or before the closing of the sale of the Notes, to enter into hedging obligations and interest rate swaps which will effectively convert our United States dollar fixed rate coupon on the Notes to a euro fixed rate coupon. We are entering into this arrangement to take advantage of lower interest rates in Europe and to hedge our exchange rate risk, however, no commitment is currently in effect with respect to any such arrangement and no assurance can be given that we will enter into such arrangements on the terms described or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources Following the Acquisition." Interest expense on the Notes assumes we have entered into these hedging obligations and interest rate swaps, and assumes a weighted average interest rate of 9.75% on the Senior Notes and Senior Subordinated Notes converted into a weighted average euro interest rate of 7.46%. The weighted average interest rate on the hedging obligations and interest rate swaps is based upon quoted rates as of April 30, 1999. These instruments may not qualify for hedge accounting, which may result in non-cash charges to earnings related to the mark to market on the swaps.

     (3) Our actual interest expense could differ from the above amounts based on actual coupon rates on the Notes as compared to assumed rates, and increases in interest rates on floating rate debt. An increase of 0.25% in assumed interest rates on the Notes and anticipated borrowings under the New Credit Agreement would have the effect of increasing interest expense by $1.5 million.

(F) The pro forma adjustment represents the tax impact at the applicable statutory rates for Peguform of (55%).

                SELECTED CONSOLIDATED FINANCIAL DATA OF VENTURE

     The selected consolidated balance sheet data and income statement data presented below as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996, are derived from Venture's consolidated financial statements, audited by Deloitte & Touche LLP, independent auditors, and should be read in conjunction with Venture's audited consolidated financial statements and notes thereto included elsewhere herein. The selected consolidated income statement data and balance sheet data presented below as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1995 and 1994, are derived from Venture's audited consolidated financial statements not included herein. The selected consolidated income statement data and balance sheet data as of March 31, 1998 and 1999 and for the 3 months then ended, are derived from unaudited financial statements but, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for such periods and as of such dates. The results for the 3 months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                                                   THREE MONTHS
                                                  YEARS ENDED DECEMBER 31,                       ENDED MARCH 31,
                                  --------------------------------------------------------    ----------------------
                                    1994        1995        1996        1997        1998        1998         1999
                                    ----        ----        ----        ----        ----        ----         ----
                                                                                                   (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS)                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA(1)(2):
Net sales......................   $244,112    $251,142    $351,777    $624,113    $645,196    $166,612     $165,992
Cost of products sold..........    199,717     211,262     302,940     521,361     532,809     133,616      133,070
                                  --------    --------    --------    --------    --------    --------     --------
    Gross profit...............     44,395      39,880      48,837     102,752     112,387      32,996       32,922
Selling, general and
  administrative expense.......     19,200      20,129      26,588      57,217      59,689      14,855       14,270
Payments to beneficiary in lieu
  of taxes.....................      3,405         577         666         472         535          --           --
                                  --------    --------    --------    --------    --------    --------     --------
Income from operations.........     21,790      19,174      21,583      45,063      52,163      18,141       18,652
Interest expense...............     14,345      15,032      19,248      30,182      36,641       7,145        9,479
                                  --------    --------    --------    --------    --------    --------     --------
    Net income before
      extraordinary items and
      taxes....................      7,445       4,142       2,335      14,881      15,522      10,996        9,173
Net extraordinary loss on early
  retirement
  of debt......................         --          --       2,738          --          --          --           --
                                  --------    --------    --------    --------    --------    --------     --------
    Net income (loss) after
      extraordinary items......      7,445       4,142        (403)     14,881      15,522      10,996        9,173
Tax provision(3)...............         --          --         336       3,358       1,954       1,465        1,067
                                  --------    --------    --------    --------    --------    --------     --------
    Net income (loss)..........   $  7,445    $  4,142    $   (739)   $ 11,523    $ 13,568    $  9,531     $  8,106
Ratio of earnings to fixed
  charges(4)...................        1.7x        1.3x        1.2x        1.5x        1.4x        1.9x         1.7x
OTHER FINANCIAL DATA:
EBITDA(5)......................   $ 41,021    $ 37,001    $ 46,123    $ 80,391    $ 94,216    $ 28,336     $ 30,205
Depreciation and
  amortization.................     14,070      16,068      22,628      32,147      39,320       9,079       10,794
Capital expenditures...........     22,798      20,339      64,593      33,012      24,706       8,371        2,688
Net cash provided by (used in):
  Operating activities.........     (3,066)     10,950      35,003     (13,058)     (5,393)     (6,729)       7,995
  Investing activities.........    (22,798)    (20,339)   (121,547)    (37,093)    (24,706)     (8,371)      (2,688)
  Financing activities.........     53,643        (655)     82,976      36,192      28,752      21,608       (2,284)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital................   $ 85,258    $ 74,354    $ 83,404    $125,101    $168,655    $156,076     $178,756
Property, plant and
  equipment -- net.............    111,472     116,299     203,975     205,765     200,544     205,529      196,226
Total assets...................    234,435     231,602     498,067     524,122     541,315     564,341      550,516
Total debt.....................    153,118     152,463     299,996     336,188     364,939     357,796      362,656
Trust principal................     49,356      53,498      52,759      64,282      77,113      73,813       85,219

------------
(1) The Trust operates as a holding company and has no independent operations of its own. Separate financial statements of the Trust's subsidiaries have not been presented because we do not believe that such information would be material to a decision to invest in the Notes.

(2) The results for 1996 include the operations of Bailey from August 26, 1996, and of AutoStyle from June 3, 1996.

(3) This provision relates solely to Venture Holdings Corporation (which operates Bailey) and its subsidiaries (see Note 2 above). Other significant subsidiaries of the Trust have elected "S" corporation status under the Code or are LLCs (taxed as partnerships) and, consequently, Venture does not incur liability for federal and certain state income taxes for these subsidiaries. Upon termination of the Trust, the "S" corporation elections may terminate and the corporation succeeding the Trust according to the terms of the Trust may be subject to income tax.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income before extraordinary items and fixed charges. Fixed charges consist of (1) interest, whether expensed or capitalized; (2) amortization of debt discount and debt financing costs; and (3) the portion of rental expense that management believes is representative of the interest component of rental expense.

(5) EBITDA represents income from operations before deducting taxes (including the Michigan single business tax), depreciation, amortization, interest and payment to beneficiary in lieu of taxes. EBITDA is not presented as an alternative to net income, as a measure of operating results or as an indicator of Venture's performance, nor is it presented as an alternative to cash flow or as a measure of liquidity, but rather to provide additional information related to debt service capacity. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability. EBITDA, while commonly used, is not calculated uniformly by all companies and should not be used as a comparative measure without further analysis, nor does EBITDA necessarily represent funds available for discretionary use. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

                SELECTED CONSOLIDATED FINANCIAL DATA OF PEGUFORM

     The selected consolidated balance sheet data and income statement data presented below as of September 30, 1997 and 1998 and for the years ended September 30, 1997 and 1998, are derived from Peguform's audited financial statements, audited by BDO International GmbH Wirtschaftsprufungsgesellschaft, independent auditors, and should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere herein. The selected condensed consolidated financial data as presented below as of and for the 3 month periods ended December 31, 1997 and 1998 are derived from unaudited financial statements but, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for such periods and as of such dates. The results for the 3 months ended December 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year.

     Solely for the convenience of the readers, the following consolidated financial statements have been translated to United States dollars at the rate of DEM 1.6767 per United States dollar, the Noon Buying Rate as of December 31, 1998. The translation should not be construed as a representation that the amounts shown could be converted into United States dollars at such rate or any other rate.

                                                                                      THREE MONTHS ENDED
                                                       YEARS ENDED SEPTEMBER 30,         DECEMBER 31,
                                                       -------------------------    -----------------------
                                                          1997          1998          1997          1998
                                                          ----          ----          ----          ----
                                                                                          (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net Sales........................................    $ 992,953     $1,179,518     $263,518     $ 344,561
  Other revenues...................................       10,567         27,272          754         1,177
                                                       ---------     ----------     --------     ---------
  Total revenues...................................    1,003,520      1,206,790      264,272       345,738
  Cost of products sold............................      884,146      1,077,184      241,233       309,789
                                                       ---------     ----------     --------     ---------
  Gross profit.....................................      119,374        129,606       23,039        35,949
  Selling, general and administrative expenses.....       92,102        119,902       22,613        30,660
  Other expenses...................................        4,487          1,436        5,298           951
  Interest expense (net)...........................       13,877         14,309        4,064         3,777
                                                       ---------     ----------     --------     ---------
    Income before income taxes.....................        8,908         (6,041)      (8,936)          561
  Taxes on income..................................        3,596          3,614          534           476
  Minority interest................................          369           (301)          (2)         (275)
                                                       ---------     ----------     --------     ---------
  Net income (loss)................................    $   4,943     $   (9,354)    $ (9,468)    $     360
OTHER FINANCIAL DATA:
  EBITDA(1)........................................    $  77,278     $   64,947     $  9,735     $  19,575
  EBITDA, as adjusted(2)...........................                      76,040
  Depreciation and amortization....................       52,381         52,922       14,196        14,645
  Capital Expenditures.............................       60,842         85,616       22,101        14,156
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(3)...............................    $  45,668     $   43,061     $ 78,255     $  26,472
  Property, plant and equipment (net)..............      291,178        319,198      297,206       312,021
  Total assets.....................................      625,446        663,224      676,969       651,635
  Total debt.......................................      245,464        273,287      323,199       272,261
  Total stockholders' equity.......................      130,239        128,011      119,930       128,419

------------
(1) EBITDA represents income from operations, net of minority interest, before deducting taxes, depreciation, amortization, and interest. EBITDA is not presented as an alternative to net income, as a measure of operating results or as an indicator of Peguform's performance, nor is it presented as an alternative to cash flow or as a measure of liquidity, but rather to provide additional information related to debt service capacity. EBITDA should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability. EBITDA, while commonly used, is not calculated uniformly by all companies and should not be used as a comparative measure without further analysis, nor does EBITDA necessarily represent funds available for discretionary use. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

(2) EBITDA (as adjusted) represents EBITDA plus a non-recurring charge of $11,093 related to start-up production costs on the Mercedes A-Class hatchback program.

(3) Working capital does not include loans payable to Peguform's parent of $158,031 at September 30, 1997, $183,957 at September 30, 1998, $209,922 at
    December 31, 1997 and $164,850 at December 31, 1998. All outstanding intercompany loans will be repaid as part of the purchase price upon consummation of the Acquisition.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -- VENTURE

     The following table sets forth, for the periods indicated, Venture's consolidated statements of income expressed as a percentage of net sales. This table and the subsequent discussion should be read in conjunction with Venture's consolidated financial statements and notes thereto included elsewhere herein.

                                                                 AS A PERCENTAGE OF NET SALES
                                                       -------------------------------------------------
                                                                                          THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                       ---------------------------      ----------------
                                                       1996       1997       1998       1998       1999
                                                       ----       ----       ----       ----       ----
Net sales............................................  100.0%     100.0%     100.0%     100.0%     100.0%
Cost of products sold................................   86.1       83.5       82.6       80.2       80.2
                                                       -----      -----      -----      -----      -----
Gross profit.........................................   13.9       16.5       17.4       19.8       19.8
Selling, general and administrative expenses.........    7.6        9.2        9.2        8.9        8.6
Payments to beneficiary in lieu of Trust
  distributions......................................    0.2        0.1        0.1        0.0        0.0
                                                       -----      -----      -----      -----      -----
Income from operations...............................    6.1        7.2        8.1       10.9       11.2
Interest expense.....................................    5.4        4.8        5.7        4.3        5.7
                                                       -----      -----      -----      -----      -----
Income before extraordinary items and taxes..........    0.7        2.4        2.4        6.6        5.5
Extraordinary loss on retirement of debt.............    0.8         --         --         --         --
                                                       -----      -----      -----      -----      -----
Income (loss) before taxes...........................   (0.1)       2.4        2.4        6.6        5.5
Tax provision........................................    0.1        0.5        0.3        0.9        0.6
                                                       -----      -----      -----      -----      -----
Net income (loss)....................................   (0.2)%      1.9%       2.1%       5.7%       4.9%
                                                       =====      =====      =====      =====      =====

  THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
1998

     Net sales for the first quarter of 1999 decreased $0.6 million, or 0.4%, from the first quarter of 1998. Net sales were relatively flat due primarily to lower tooling sales in the first quarter of 1999 compared to the first quarter of 1998, offset by increased component sales.

     Gross profit for the first quarter of 1999 decreased $0.1 million to $32.9 million compared to $33.0 million for the first quarter of 1998. As a percentage of net sales, gross profit remained constant at 19.8%. During the first quarter of 1999, a $1.4 million reserve was reversed relating to the renegotiation of a contract. Excluding the impact of the reserve reversal, the gross profit margin during the first quarter of 1999 was 19.0%. As compared to the first quarter of 1998 gross profit margin, the first quarter 1999 gross profit margin was lower as a result of a decrease in tooling sales, which generally account for higher margins than sales of components.

     Selling, general and administrative expense for the first quarter of 1999 decreased $0.6 million, or 4.0%, to $14.3 million compared to $14.9 million for the first quarter of 1998. As a percentage of net sales, selling, general and administrative expense decreased from 8.6% for the first quarter of 1999 as compared to 8.9% for the first quarter of 1998. The decrease is primarily attributable to cost cutting efforts at the corporate office.

     As a result of the foregoing, income from operations for the first quarter of 1999 increased $0.6 million, or 2.8%, to $18.7 million, compared to $18.1 million for the first quarter of 1998. As a percentage of net sales, income from operations increased to 11.2% for the first quarter of 1999 from 10.9% for the first quarter of 1998.

     Interest expense for the first quarter of 1999 increased $2.4 million, to $9.5 million, as compared to $7.1 million for the first quarter of 1998. The increase is the result of additional borrowing under Venture's revolving credit facility to fund increased working capital needs.

     Due to the foregoing, net income for the first quarter of 1999 decreased $1.4 million, or 15.0%, to $8.1 million compared to $9.5 million for the first quarter of 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net sales increased $21.1 million for the year ended December 31, 1998, or 3.4%, to $645.2 million, compared to net sales of $624.1 million for the year ended December 31, 1997. The increase in net sales in 1998 is primarily a result of increased volumes in the comparable business offset by planned price reductions mandated by customers under sole-source arrangements for product life cycles. Venture's productivity improvements for these products partially offset the planned price reductions. Net sales during the second and third quarters of 1998 were impacted negatively due to strikes at certain General Motors plants. Venture believes that a portion of these lost sales were recouped in the fourth quarter of 1998 as GM accelerated production to refill its distribution channels.

     Gross profit for the year ended December 31, 1998 increased $9.7 million, or 9.4%, to $112.4 million compared to $102.7 million for the year ended December 31, 1997. As a percentage of net sales, gross profit increased from 16.5% to 17.4% for the year ended December 31, 1998, which was in part due to the increased volumes associated with product rationalizations among the facilities and continued cost cutting efforts. During the fourth quarter of 1998, Venture resolved several commercial issues which resulted in the recovery of gross profit lost during current and prior years. The resolution of these issues resulted in an additional $7.4 million of gross profit. Gross profits continue to be under pressure attributable to selling price reductions, as OEMs continue to expect annual productivity improvements on the part of their suppliers.

     Selling, general and administrative expense for 1998 of $59.7 million, or 9.3% of net sales, is comparable with selling, general and administrative expense of $57.2 million, or 9.2% of net sales, for 1997.

     Payments to the beneficiary of the Trust, in amounts generally equal to taxes incurred by the beneficiary as a result of the activities of the Trust's subsidiaries which have elected "S" corporation status under the Code or are LLCs (taxed as partnerships), totaled $0.5 million in 1998 and 1997. These amounts were paid as compensation rather than as distributions of Trust principal.

     As a result of the foregoing, income from operations in the year ended December 31, 1998 increased $7.1 million, or 15.8%, to $52.2 million, compared to $45.1 million in fiscal 1997. As a percentage of net sales, income from operations increased to 8.1% in fiscal 1998 from 7.2% in fiscal 1997.

     Interest expense increased $6.4 million to $36.6 million in fiscal 1998 compared to $30.2 million in fiscal 1997. The increase is the result of additional borrowing under the Existing Credit Agreement to fund increased working capital needs.

     Due to the foregoing, net income for the year ended December 31, 1998 increased $2.1 million, to $13.6 million compared to $11.5 million for the year ended December 31, 1997.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The period to period comparisons are substantially effected by the 1996 Acquisitions.

     Net sales increased $272.3 million for the year ended December 31, 1997, or 77.4%, to $624.1 million, compared to net sales of $351.8 million for the year ended December 31, 1996. The increase in net sales was primarily the result having the benefit of a full year of the Bailey and AutoStyle operating sales. The operating sales for 1996 represented only the activities subsequent to the 1996 Acquisitions. The following table explains the changes (in millions).

                                                         NET SALES YEAR
                                                       ENDED DECEMBER 31,
                                                       ------------------
                                                        1997        1996       INCREASE
                                                        ----        ----       --------
Bailey.............................................    $224.8      $ 72.6       $152.2
AutoStyle..........................................      96.5        38.9         57.6
Comparable.........................................     302.8       240.3         62.5
                                                       ------      ------       ------
     Total.........................................    $624.1      $351.8       $272.3
                                                       ======      ======       ======

     Sales were less in the last half of the year than were expected for the Chrysler LH due to a slow new model changeover.

     Gross profit for the year ended December 31, 1997 increased $53.9 million, or 110.4%, to $102.7 million compared to $48.8 million for the year ended December 31, 1996. As a percentage of net sales, gross profit increased from 13.9% to 16.5% for the year ended December 31, 1997, which was in part due to the increased volumes associated with product rationalizations among the facilities and cost cutting efforts at Bailey. However, gross profit was unfavorably impacted by new model introductions and launch costs in the third and fourth quarter. Gross profits continued to be under pressure attributable to selling price reductions, as OEMs continued to expect annual productivity improvements on the part of their suppliers. In addition, Venture's sales were shifting more to products produced using the injection molding process, which traditionally have had higher margins. During the fourth quarter of 1997 certain reserves were reevaluated and reduced by $2.8 million reflecting changes in circumstances and estimates and were recorded as reductions in cost of products sold.

     Selling, general and administrative expenses increased $30.6 million, or 115.2%, for fiscal 1997 to $57.2 million, compared to $26.6 million in fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased to 9.2% for the year ended December 31, 1997, compared to 7.6% in 1996. The increase was generally due to the acquisition of Bailey and the attendant cost of its operations.

     Payments to the beneficiary of the Trust, in the amounts generally equal to taxes incurred by the beneficiary as a result of the activities of the Trust's subsidiaries which have elected "S" corporation status under the Code or are LLCs (taxed as partnerships), totaled $0.5 million and $0.7 million in fiscal 1997 and 1996, respectively. These amounts were paid as compensation rather than as distributions of Trust principal.

     As a result of the foregoing, income from operations in the year ended December 31, 1997 increased $23.5 million, or 108.8%, to $45.1 million, compared to $21.6 million in fiscal 1996. As a percentage of net sales, income from operations increased to 7.2% in fiscal 1997 from 6.1% in fiscal 1996.

     Interest expense increased $10.9 million to $30.2 million in fiscal 1997 compared to $19.2 million in fiscal 1996. The increase was the result of the senior credit agreement entered into on August 26, 1996 to fund the Bailey acquisition, subsequent refinancing and issuance of $205.0 million Existing Senior Notes in the third quarter of 1997 and increased working capital needs.

     Due to the foregoing, net income for the year ended December 31, 1997 increased $12.2 million, to $11.5 million compared to $(0.7) million for the year ended December 31, 1996.

RESULTS OF OPERATIONS -- PEGUFORM

     The following table sets forth, for the periods indicated, Peguform's consolidated statements of income expressed as a percentage of total revenues. This table and the subsequent discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

                                                              AS A PERCENTAGE OF TOTAL REVENUE
                                                              --------------------------------
                                                                                 THREE MONTHS
                                                               YEARS ENDED          ENDED
                                                              SEPTEMBER 30,      DECEMBER 31,
                                                              --------------    --------------
                                                              1997     1998     1997     1998
                                                              ----     ----     ----     ----
Net sales...................................................   98.9%    97.7%    99.7%    99.7%
Other revenues..............................................    1.1      2.3      0.3      0.3
                                                              -----    -----    -----    -----
Total Revenues..............................................  100.0    100.0    100.0    100.0
                                                              -----    -----    -----    -----
Cost of products sold.......................................   88.1     89.3     91.3     89.6
                                                              -----    -----    -----    -----
Gross profit................................................   11.9     10.7      8.7     10.4
Selling, general and administrative expenses................    9.2      9.9      8.6      8.8
Other expenses..............................................    0.4      0.1      2.0      0.3
Interest expense (net)......................................    1.4      1.2      1.5      1.1
                                                              -----    -----    -----    -----
Income (loss) before taxes..................................    0.9     (0.5)    (3.4)     0.2
Tax provision...............................................    0.4      0.3      0.2      0.1
Minority interest...........................................   (0.0)     0.0      0.0      0.0
                                                              -----    -----    -----    -----
Net income (loss)...........................................    0.5%    (0.8)%   (3.6)%    0.1%

THREE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1997

     Net sales increased $81.1 million for the three months ended December 31, 1998, or 30.8%, to $344.6 million, compared to net sales of $263.5 million for the three months ended December 31, 1997. The increase in net sales is primarily a result of increased volume in Germany and the Czech Republic and a shift in the sales mix. The increased volume is due primarily to the effect of sales relating to new product launches in prior periods.

     Other revenues increased $0.4 million for the three months ended December 31, 1998, or 50.0%, to $1.2 million compared to $0.8 million for the three months ended December 31, 1997. The increase was primarily a result of reversal of reserves established in previous periods.

     Gross profit for the three months ended December 31, 1998 increased $12.9 million, or 56.1%, to $35.9 million compared to $23.0 million for the three months ended December 31, 1997. As a percentage of total revenues, gross profit increased from 8.7% to 10.4% for the three months ended December 31, 1998 which was primarily due to the lack of start-up costs associated with new product launch activities in the prior year's quarter and the result of action plans to control operating costs. Gross profits continue to be under pressure attributable to selling price reductions, as OEMs continue to expect annual productivity improvements on the part of their suppliers.

     Selling, general and administrative expense for the three months ended December 31, 1998 were $30.7 million, or 8.8% of total revenues, as compared to $22.6 million, or 8.6% of total revenues, for the three months ended December 31, 1997 or an increase of $8.1 million. This increase was primarily a result of support for the increased sales volume, the operations in Mexico and Brazil, which are not expected to generate meaningful net sales until the fourth quarter of the calendar year ending December 31, 1999, and increased data processing costs related to the increased sales volume.

     Interest expense (net) decreased $0.3 million to $3.8 million for the three months ended December 31, 1998 compared to $4.1 million for the three months ended December 31, 1997. The decrease is the result of a decrease in borrowing due to lower working capital requirements.

     Due to the foregoing, net income for the three months ended December 31, 1998 increased $9.9 million, to $0.4 million compared to a net loss of $9.5 million for the three months ended December 31, 1997.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

     Net sales increased $186.6 million for the year ended September 30, 1998, or 18.8%, to $1,179.5 million, compared to net sales of $992.9 million for the year ended September 30, 1997. The increase in net sales in 1998 is primarily a result of increased volumes in Germany and the Czech Republic and a shift in the sales mix, offset by planned reductions in the selling prices mandated by customers. The increased volume is due primarily to increased volumes in the European automotive market, as well as the effect of sales relating to new product launches in prior periods.

     Other revenues increased $16.7 million for the year ended September 30, 1998, or 157.5% to $27.3 million, compared to $10.6 million for the year ended September 30, 1997. The increase was primarily due to sales of services to Klockner-Werke AG performed by Peguform at cost and the sale of certain assets in France and the Czech Republic.

     Gross profit for the year ended September 30, 1998 increased $10.2 million, or 8.5%, to $129.6 million, compared to $119.4 million for the year ended September 30, 1997. As a percentage of total revenues, gross profit decreased from 11.9% to 10.7% for the year ended September 30, 1998, which was in part due to the start-up of new programs in France and Germany, production difficulties related to the launch of the Mercedes A Class hatchback door program, and selling price reductions. These reductions were offset by favorable action plans to reduce costs and increased sales volumes. Peguform believes that the Mercedes A-Class hatchback production issues have been resolved. Gross profits continue to be under pressure attributable to selling price reductions, as OEMs continue to expect annual productivity improvements on the part of their suppliers.

     Selling, general and administrative expenses for September 30, 1998 were $119.9 million, or 9.9% of total revenues, as compared to $92.1 million, or 9.2% of total revenues, for September 30, 1997, or an increase of $27.8 million. This increase was due in part to support the growth in net sales coupled with the establishment of new operations in Mexico and Brazil that are not expected to generate meaningful net sales until the fourth quarter of calendar year ending December 31, 1999.

     Interest expense (net) increased $0.4 million to $14.3 million in fiscal 1998 compared to $13.9 million in fiscal 1997. The increase is the result of additional borrowing to fund increased working capital needs and capital expenditures.

     Due to the foregoing, net income for the year ended September 30, 1998 decreased $14.3 million, to a net loss for the year of $9.4 million compared to net income of $4.9 million for the year ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Venture's consolidated working capital was $168.7 million at December 31, 1998, compared to $125.1 million at December 31, 1997, an increase of $43.6 million. Venture's working capital ratio increased to 3.1x at December 31, 1998 from 2.3x at December 31, 1997, as a result of increased receivables, primarily from related parties, and a reduction in accounts payable. At March 31, 1999, working capital was $178.8 million and Venture's working capital ratio was 3.1x.

     Venture's principal sources of liquidity are internally generated funds, cash equivalent investments and borrowings under the Existing Credit Agreement. Net cash used in operating activities was $5.4 million for 1998, and $13.1 million for 1997. Net cash provided by operating activities was $35.0 million for 1996, and $8.0 million for the 3 months ended March 31, 1999. The decrease in cash used in operations from 1997 to 1998 is due primarily to higher net income, increases in non-cash charges, such as depreciation and amortization, and reductions in the net increase in current assets. Peguform's principal source of liquidity historically has been cash from operations and funding from its parent. Peguform's net cash flows provided by operating activities were $44.7 million and $38.0 million for the years ended September 30, 1997 and 1998, respectively, and $14.1 million for the three months ended December 31, 1998.

     Net cash used in investing activities by Venture was $24.7 million, $37.1 million and $121.6 million in 1998, 1997 and 1996, respectively, and $2.7 million for the 3 months ended March 31, 1999. The 1996 amount is primarily for the acquisition of Bailey. Venture's capital expenditures for the 3 months ended March 31, 1999, and for years ended 1998 and 1997 were for the purchase of machinery and equipment, leasehold improvements and the expansion of facilities to accommodate increased volumes and for general refurbishment. Peguform's capital expenditures for the year ending September 30, 1998 were approximately $85.6 million, including $14.2 million and $9.4 million relating to the start-up of Peguform's Brazilian facility and Mexican facility, respectively. Peguform's capital expenditures for the three-month period ended December 31, 1998 were approximately $14.2 million, including $2.0 million relating to the start-up of Peguform's Brazilian facility. Venture believes that it has sufficient capacity to meet current manufacturing production needs through the 2001 model year.

     In the ordinary course of business, Venture seeks additional business with existing and new customers. Venture continues to compete for the right to supply new components which could be material to it and require substantial capital investment in machinery, equipment, tooling and facilities. As of the date hereof, however, Venture has no formal commitments with respect to any such material business, other than business acquired as a consequence of the Acquisition, and there is no assurance that Venture will be awarded any such business.

     Net cash from financing activities by Venture was $28.8 million in 1998 and $36.2 million in 1997. In 1997, Venture issued the Existing Senior Notes. The net proceeds of $199.0 million from the sale of the Existing Senior Notes was used to repay term loans and amounts outstanding under the revolving credit portion of the Existing Credit Agreement. As a result, less cash was provided by financing activities during 1998 as compared with 1997. Net cash used in financing activities for the 3 months ended March 31, 1999 was $2.3 million, relating to a repayment on the revolving credit portion of the Existing Credit Agreement.

     Venture's debt obligations contain various restrictive covenants that require it to maintain stipulated financial ratios, including a minimum consolidated net worth (adjusted yearly), fixed charge coverage ratio, interest coverage ratio and total indebtedness ratio. As of December 31, 1998, Venture was in compliance with all debt covenants.

     The Existing Credit Agreement permits Venture to borrow up to the lesser of a borrowing base computed as a percentage of accounts receivable and inventory, or $200.0 million less the amount of any letter of credit issued against the Existing Credit Agreement. Venture had issued letters of credit of approximately $3.0 million at December 31, 1998 against this agreement, thereby reducing the maximum availability to $197.0 million, and pursuant to the borrowing base formula could have borrowed $120.4 million, of which $77.0 million was outstanding thereunder.

LIQUIDITY AND CAPITAL RESOURCES FOLLOWING THE ACQUISITION

     The aggregate purchase price of the Acquisition is approximately DEM 850 million (approximately $459.1 million as of April 30, 1999), reduced by the amount of certain indebtedness for borrowed money, and subject to post-closing adjustments. In addition, Venture estimates an additional $28.2 million of fees, expenses and post-closing adjustments associated with the Acquisition. Venture expects to complete the Acquisition on or about May 31, 1999. The acquisition will be accounted for as a purchase.

     In connection with the Acquisition, we expect to enter into the New Credit Agreement. The New Credit Agreement will provide for borrowings of (1) up to $200.0 million under the Revolving Credit Facility, which, in addition to those matters described below, will be used for working capital and general corporate purposes; (2) $100.0 million under Term Loan A; and (3) $150.0 million under Term Loan B. The Revolving Credit Facility will permit us to borrow up to the lesser of a borrowing base computed as a percentage of accounts receivable and inventory, or $200.0 million less the amount of any letter of credit issued against the New Credit Agreement. Pursuant to the borrowing base formula as of December 31, 1998 we could have utilized the full amount available under the Revolving Credit Facility.

     Interest rates under the New Credit Agreement are based on the London Interbank Offer Rate ("LIBOR"), Alternate Base Rate ("ABR"), which is the larger of the bank's corporate base rate of interest announced from time-to-time or the federal funds rate plus 1/2% per annum, and, in the case of non-dollar denominated loans, a euro currency reference rate. Interest rates will be determined by reference to the relevant interest rate option, plus an Applicable Margin (as defined) based on the Company's Consolidated Ratio of Total Debt to EBITDA. Obligations under the New Credit Agreement will be jointly and severally guaranteed by the Trust's domestic subsidiaries and will be secured by first priority security interests in substantially all of the assets of the Trust and its domestic subsidiaries. The New Credit Agreement will contain certain restrictive covenants, which we expect will be similar in nature to those in the Existing Credit Agreement. The New Credit Agreement will become effective contemporaneously with the completion of the Acquisition. See "Description of Certain Indebtedness--New Credit Agreement."

     Proceeds from the offering of the Notes, together with borrowings under the New Credit Agreement will be used to (1) fund cash consideration paid in the Acquisition; (2) redeem the Existing Senior Subordinated Notes, including prepayment premium; (3) refinance the Existing Credit Agreement; (4) pay certain fees and expenses related to the Acquisition and this offering; and (5) fund working capital and other general corporate purposes.

     After completing the Acquisition, we expect our budget for capital expenditures during the remainder of 1999 to be approximately $70.0 million, which is expected to be financed either with cash generated from operations or borrowings under the New Credit Agreement.

     The Trust must rely upon distributions from its subsidiaries and repayment of principal and interest on intercompany loans made by the Trust to its subsidiaries to generate funds necessary to meet its obligations, including payment of principal and interest on the Notes. The ability of the Trust's subsidiaries to pay dividends and make other payments or advances to the Trust may be limited. See "Risk Factors -- Company Structure; Not all Subsidiaries are Guarantors."

     We expect, on or before the closing of the sale of the Notes, to enter into hedging obligations and interest rate swaps totalling approximately $375.0 million which will have a maturity of 5 years. These hedging obligations and interest rate swaps will effectively convert our United States dollar fixed rate coupon on the Notes to a euro fixed rate coupon. These instruments may not qualify for hedge accounting, which may result in non-cash charges to earnings related to the mark to market on the swaps. We are entering into this arrangement to take advantage of lower interest rates in Europe and to hedge our exchange rate risk, however, no commitment is currently in effect with respect to any such arrangements and no assurance can be given that we will enter into such arrangements on the terms described or at all. See Note E to "Notes to Unaudited Consolidated Pro Forma Statement of Operations."

     The Trust's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), finance its working capital requirements and other operating needs or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the New Credit Agreement, will be adequate to meet the Trust's future liquidity needs for at least the next several years. The Trust may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Trust's business will generate sufficient cash flow from operations, or that future borrowings will be available under the New Credit Agreement in an amount sufficient to enable the Trust to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Trust will be able to effect any such refinancing on commercially reasonable terms or at all.

YEAR 2000 COMPLIANCE

     As is the case with most companies using computers in their operations, we are in the process of addressing the year 2000 problem. The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of our systems, equipment, or hardware that have date sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than year 2000. This could result in a system failure or miscalculations causing disruption of operations, including among other things, a temporary inability to properly manufacture products, process transactions, send invoices or engage in similar normal business activities.

     Based on our initial assessments, we determined that we needed to modify or replace certain portions of our equipment, hardware, and software so that affected systems will properly utilize dates beyond December 31, 1999. We presently believe that, with modifications and some replacement of existing equipment, hardware and software, the year 2000 issue will be mitigated.

     Our plan to resolve the year 2000 issue is being implemented by each of our facilities and involves six phases:

     - inventory;

     - risk assessment;

     - prioritization and ownership assignment;

     - compliance research;

     - remediation; and

     - testing.

     The inventory, risk assessment, prioritization, and ownership assignment phases were performed concurrently and are substantially complete. In North America, the compliance research phase is substantially complete. In other countries, this phase is to be substantially completed by June 30, 1999. The remediation and testing phases are expected to be substantially completed by August 31, 1999 in North America and by June 30, 1999 for our foreign operations, other than France. In France the remediation and testing phases are expected to be substantially completed by September 30, 1999. In North America, our year 2000 plan is being completed on a facility by facility basis. For our foreign operations, it is being completed on a country by country basis. It is estimated that the compliance research phase is approximately 95% complete in all of our locations, the remediation phase is approximately 70% complete in North America and 90% complete elsewhere, and the testing phase is approximately 80% complete in North America and 85% complete in other countries.

     Our year 2000 inventory of potentially affected items is segregated into four categories:

     - business application (developed software, customized extensions to purchased software and systems interfaces);

     - tools and platforms (purchased commercial products, both hardware and software);

     - intelligent devices (manufacturing, laboratory, office and facilities equipment); and

     - external business partners (suppliers, customers and other service providers).

     Business applications and tools and platforms are considered information technology ("IT") systems, while intelligent devices and external business partners are considered non-IT systems.

     Concerning IT systems, several of our facilities that share existing applications will upgrade those applications to year 2000 compliant versions. All other facilities have already made their systems year 2000 compliant. Our facilities in Germany and Spain have received "Status Green" in TUV year 2000 audits. TUV is the European equivalent of the Automotive Industry Action Group in the United States.

     With respect to non-IT systems, we have dedicated resources to assist in identifying potentially affected intelligent devices. Determination of compliance status, remediation, and testing of these devices may be more difficult than IT systems, as some of the manufacturers of potentially affected equipment may no longer be in business.

     The external business partners category of potentially affected items primarily includes the process of identifying and prioritizing critical suppliers and customers, and communicating with them about their plans and progress in addressing the year 2000 problem. We have developed a questionnaire that we have used to obtain this information from key existing business partners. To date we are not aware of any problems that would materially impact results of operations, liquidity, or capital resources. However, we have no means of ensuring that these parties will be year 2000 ready and the inability of these parties to successfully complete their year 2000 compliance program could impact us. For key business partners, the initial assessments are evaluated and, as deemed necessary, follow-up assessments are made. We expect this process to be ongoing throughout 1999. We are in the process of developing contingency plans to address potential year 2000 exposure.

     We have utilized both internal and external resources to repair or replace, test, and implement software and operating equipment for year 2000 modifications. We are unable to estimate with any certainty the total cost of the year 2000 project. We have not, however, seen a significant increase in our IT cost nor in the normal overhead cost associated with our facilities. Primarily all of the costs of the year 2000 project have been expensed and have been funded through normal operating cash flow or bank borrowings.

     The failure to remediate a material year 2000 problem could result in an interruption in, or a failure of, certain of our normal business activities or operations, including our ability to produce or deliver products to our customers. Such failures could materially or adversely affect our results of operations, liquidity, and financial condition. Due to the general uncertainty inherent in the year 2000 problem, we are unable to determine with certainty at this time whether the consequences of year 2000 failure will have a material impact on us. Our year 2000 plan is expected to significantly reduce our level of uncertainty about the year 2000 problem. We believe that by executing our year 2000 plan in a timely manner, the possibility of significant interruptions to normal operations should be reduced. We believe that our most reasonably likely worst case scenario is that certain suppliers will not be able to supply the Company with key materials, thus disrupting the manufacture and sale of products to our customers.

     Our plans to complete the year 2000 project are based on our best estimates, which were derived utilizing numerous assumptions of future events including, but not limited to, the continued availability of certain resources and other factors. Estimates of the status of completion and the expected completion dates are based on tasks completed to date compared to all required tasks. However, there can be no guarantee that expected completion dates will be met, and actual results could differ materially for those forecasted. Specific factors that might cause such material difference include, but are not limited to, the availability and cost of personnel trained in certain areas, the ability to locate and correct all relevant equipment, devices and computer codes, and similar uncertainties.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (FASB) approved SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes accounting standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses). Venture has adopted this standard in the financial statements. SFAS No. 131 establishes accounting standards for the way public enterprises report information about operating segments in annual financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. Venture has adopted this accounting standard; however, there was no impact on its financial statement presentation and disclosures because Venture operates in only one segment, automotive operations.

     In February 1998, the FASB approved SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which standardizes the disclosure requirements for pension and other Post-retirement benefits. In particular, the Standard requires additional information on changes in the benefit obligation and fair values of plan assets. Venture has adopted this Standard in the presentation of its financial statements (Note 10).

     In June 1998, the FASB approved SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Standard is effective for the first quarter of our fiscal year beginning January 1, 2000. Venture has not yet determined the impact of adopting this Standard on its financial position or results of operations.

     In March 1998, the Accounting Standards Executive committee published accounting Statement of Position (SOP) 98-1, which provides guidance on accounting for the costs of computer software developed or obtained for internal use. The provisions of this SOP are applicable for our fiscal year beginning January 1, 1999. Venture does not anticipate that adoption of this Standard will have a material impact on its financial position or results of operations.

     SOP 98-5, Reporting on the Costs of Start-Up Activities, was issued April 1998. SOP 98-5 establishes standards for the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Venture has not yet determined the impact of adopting SOP 98-5 on its financial condition or results of operations.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Venture is exposed to market risk related to changes in interest rates and commodity prices and selectively uses financial instruments to manage some of these risks. Venture does not use financial instruments for speculation or trading purposes. A discussion of Venture's accounting policy for derivative financial instruments is included in the Organization and Summary of Accounting Policies and the Financial Instruments footnotes to Venture's financial statements. See Note 1 and Note 13 to "Venture Holdings Trust -- Notes to Consolidated Financial Statements."

     Venture has 3 interest rate exchange agreements with a financial institution to limit exposure to interest rate volatility. Venture has currency exposure primarily with respect to the Australian dollar and has chosen not to hedge that risk at the present time. Venture's exposure to commodity price changes relates to operations that utilize certain commodities as raw materials. Venture manages its exposure to changes in these prices primarily through its procurement and sales practices. Venture had no financial instruments outstanding as hedges of commodity price risk at each of December 31, 1998 and March 31, 1999.

     These financial exposures are monitored and managed as a part of a risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect. Sensitivity analysis is one technique used to evaluate the impact of such possible movements on the valuation of these instruments. A hypothetical 10% change in the value of foreign currency movements would not have a significant impact on Venture's financial position, results of operations or future cash flows. In addition, based upon a 1 percentage point decrease in interest rates at each of December 31, 1998 and March 31, 1999, Venture estimates that the fair market value of the interest rate exchange agreement would have decreased by $1.1 million and $2.5 million, respectively. A hypothetical 1 percentage point increase in interest rates related to floating rate debt at each of December 31, 1998 and March 31, 1999 would decrease future pretax earnings and cash flows by $0.2 million annually.

                                    BUSINESS

GENERAL

     We are a leading worldwide full-service supplier of high quality molded and painted plastic parts for OEMs, and other Tier I suppliers. We rank among the largest designers and manufacturers of interior and exterior plastic components and systems to the North American and European automotive markets. Exterior products include such items as front and rear bumper fascias and systems, body side moldings, hatchback doors, fenders, grille opening panels and reinforcements, farings, wheel lips, spoilers, and large body panels such as hoods, sunroofs, doors and convertible hardtops. Interior products include instrument panel systems, door panels, airbag covers, side wall trim, garnishment molding systems and consoles. Our principal customers include every major North American OEM, 11 of the 12 major European OEMs, several major Japanese OEMs, and leading Tier I suppliers. On a pro forma basis for the twelve months ended December 31, 1998, our net sales totaled $1,933.5 million and our Adjusted EBITDA totaled $195.1 million.

     We are a full-service supplier and an industry leader in manufacturing plastic components, modules and systems and in applying new design and engineering technology to develop innovative products, create new applications and reduce product development time. We, and our affiliated companies, have the capability to provide our customers state-of-the-art design and advanced engineering services 24 hours a day around the world. We operate 57 facilities in 9 countries, including the United States, Canada, Germany, Spain, France, Hungary, the Czech Republic, Mexico and the Netherlands and expect to start operations in Brazil in the third quarter of 1999. Our comprehensive manufacturing capabilities include custom injection molding, automated painting and assembly, and material and product testing. We also have extensive tool making capabilities. Our engineering focuses on anticipating actual production issues and integrating part design with tool design to create an efficient manufacturing process. We refer to this emphasis as "design for manufacture."

     We primarily emphasize the design and manufacture of components and integrated systems, and manufacture those components and systems as a sole-source supplier. We currently supply components or systems on over 150 models, including 4 out of 5 of the top selling models in both the United States and Europe. We supply components for many popular models, such as the Volvo V40 and S40; Audi A4 and TT; BMW 3 Series and 5 Series; DaimlerChrysler A-Class, "LH" cars (Chrysler LHS, Concorde, 300M and Dodge Intrepid), Dakota and Durango trucks and "JA" cars (Cirrus, Stratus and Breeze); Ford F-series truck, Explorer, Expedition, Mustang, Navigator and Windstar; Chevrolet Corvette, General Motors "M" vans (Astro and Safari), Yukon, Tahoe, Suburban, Grand Am, Grand Prix and GMC and Chevrolet full size vans (Express and Savana); Porsche 986 and 996; Peugeot 206; Citroen Xsara; Renault Twingo; Seat Ibiza and Cordoba; Skoda Felicia and Octavia; and Volkswagen Golf, Passat and Bora. We believe that the depth of our product mix, the diversity of models for which we are a supplier and our geographic coverage reduce our risks associated with historical downturns in the automotive industry.

INDUSTRY TRENDS

     The automotive industry has been and continues to be significantly influenced by several trends which we believe will enhance our strategic position and growth prospects.

     - INCREASED OUTSOURCING BY OEMS. In an effort to reduce costs, speed product design and simplify manufacturing, OEMs have increasingly outsourced the manufacture of many components and integrated systems which were previously manufactured internally. Independent suppliers generally are able to design, manufacture and deliver components and systems at a lower cost than the OEMs due to: (1) their lower direct labor, fringe benefit and overhead costs; (2) the ability to spread R&D and engineering costs over products provided to multiple OEMs; and (3) the economies of scale inherent in product specialization. OEMs have benefited because outsourcing has allowed them to reduce capital expenditures, production costs and inventory levels and to focus on overall vehicle design, product quality and consumer marketing. Although outsourcing has not been as long standing a trend in Europe as it has in North America, it has become increasingly prevalent. In certain of Peguform's main product lines, for instance, internal production by European OEMs has declined significantly.

       Suppliers such as ourselves have benefited from this outsourcing trend as the aggregate number and value of components and integrated systems which we manufacture have increased dramatically. In addition, the outsourcing trend has been coupled with an increasing complexity of components which are manufactured by independent suppliers. These factors have favored low cost, full-service suppliers such as ourselves who can develop integrated systems that OEMs can easily install.

     - CONSOLIDATION OF SUPPLIER BASE BY OEMS. Since the 1980s, OEMs have substantially reduced the number of suppliers that may bid for awards and have been outsourcing an increasing percentage of their production requirements. As a result of these trends, the OEMs have increasingly focused on the development of long-term, sole-source relationships with suppliers who can provide complex components and integrated systems on a just-in-time basis, while at the same time meeting strict quality requirements. These requirements are accelerating the trend toward consolidation of the OEMs' supplier base as those suppliers who lack the capital or production expertise to meet the OEMs' needs either exit the business or are consolidated with larger suppliers. Both OEMs and suppliers benefit from the consolidation trend. Suppliers are able to devote the resources necessary for proprietary product development with the expectation that they will have the opportunity to profit on such investment over the multi-year life of a contract. OEMs benefit from shared manufacturing cost savings that suppliers realize as a result of long, multi-year production runs at high capacity utilization levels.

     - INCREASED EMPHASIS ON PROGRAM MANAGEMENT AND INTEGRATED SYSTEMS. In conjunction with the aforementioned consolidation trend, OEMs are transitioning from purchasing components to placing responsibility for design, engineering and manufacturing of full component systems on Tier I suppliers. These expanded requirements can best be addressed by full-service suppliers such as ourselves with sufficient technological and manufacturing resources to meet such demands. Strategic combinations have been pursued by many suppliers in order to add capabilities to manufacture complementary components and systems and achieve more complete systems capabilities. We believe that this trend toward multi-component system integrators will compel further consolidation, leaving the industry with fewer and more broad-based Tier I suppliers.

     - INCREASING UTILIZATION OF PLASTIC. Plastic provides OEMs with a number of advantages over metal, including increased design flexibility and aesthetic appeal, resistance to corrosion and improved fuel-efficiency performance due to lighter weight materials. Substituting plastic for metal can also reduce manufacturing costs by eliminating machining costs, reducing painting costs, facilitating assembly, minimizing tooling costs and consolidating the number of parts used in a vehicle. While plastics historically have been used for many interior trim components, they are now being used more extensively in exterior and structural/functional components and integrated systems. According to industry data, the average plastic content per passenger vehicle has increased from approximately 222 pounds in 1987 to approximately 242 pounds in 1997, and is projected to grow to approximately 266 pounds per vehicle by 2007. We believe our early involvement as a full-service supplier to OEMs of plastic components and integrated systems, as well as our extensive plastics manufacturing technologies, position us to benefit from the expanded utilization of plastic.

     - GLOBALIZATION OF THE OEM SUPPLIER BASE. OEMs are increasingly seeking to identify preferred suppliers that can meet their needs on a global scale, and not just regionally. To facilitate global expansion by such preferred suppliers, in certain instances OEMs are committing to sole-source relationships to enhance the economic viability of new production facilities. Such relationships also facilitate the efforts of OEMs to develop certain models for the world automotive market. Our recent establishment of facilities in Mexico and Brazil will further augment our already significant capabilities to design and manufacture plastic components and systems worldwide.

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

THE ACQUISITION

     Venture has, for many years, been a key supplier to North American OEMs. Venture's extensive design and manufacturing expertise, coupled with strategic acquisitions, has enabled it to diversify its customer base and technological capabilities, such that Venture has become a leading participant in the supply of molded and painted interior and exterior plastic components and systems to North American OEMs. For the 5 year period ended December 31, 1998, Venture's net sales grew from $205.6 million to $645.2 million, a CAGR of 25.7%, and EBITDA grew from $40.1 million to $94.2 million, a CAGR of 18.6%. In 1996, Venture expanded its customer relationships and technological capabilities through the 1996 Acquisitions.

     A key element of Venture's business strategy has been to increase its global presence to meet its OEM customers' global needs. Venture considers the Acquisition an attractive opportunity to further this strategy. Peguform is a leading international designer and manufacturer of complete interior modules, door panels and dashboards; and of exterior modules and other structural plastic body parts, including bumper fascias and hatchback doors. Peguform operates manufacturing facilities in Germany, Spain, France and the Czech Republic, and has recently followed certain of its key OEM customers into Mexico and Brazil. Peguform's manufacturing network is enhanced by 9 module centers across Europe, serving as final assembly units located directly at, or very close to, selected customers' car assembly plants. Peguform's proven ability to gain development orders for new and successor models is enhanced by its product engineering efforts, including such innovations as thermoplastic bumpers, a proprietary slush molding process, a thermoplastic hatchback door and painting technologies such as electro-static painting and the use of water-based paint. For the 12-months ended December 31, 1998, Peguform had net sales of $1,260.6 million.

     Peguform's established and significant presence in Europe complements Venture's strengths in North America, giving us the ability to service existing OEM customers much more broadly than either Venture or Peguform could individually. Additionally, we believe that the Acquisition enhances the businesses of both Venture and Peguform in additional ways, representing mutually beneficial synergies that go beyond the expansion of geographic reach, including the following:

     - EXPANDED ENGINEERING CAPABILITIES. Venture's component research, design and engineering expertise has focused on a manufacturing approach by emphasizing prototype production and tooling with a view to shortening design and production cycles and reducing design and production costs. Peguform's engineering staff has focused on new product development and validation to a degree not practiced previously by Venture. An example of this capability is the development of technology for a thermoplastic hatchback door that Peguform then validated and had designed into a customer's vehicle production. Peguform will likewise benefit from Venture's "design for manufacture" emphasis which is expected to enhance Peguform's ability to anticipate production issues, thereby reducing costs associated with new product launches and scrap rates. The combination of these disciplines is expected to enhance both companies' capabilities.

     - COMPLEMENTARY TECHNOLOGY. Peguform brings design and manufacturing process technology that enhances Venture's capabilities to provide innovative solutions to its customers. For example, Peguform's slush molding technology may provide opportunities for cost savings and quality improvement over conventional molding technologies in certain specialized applications. Moreover, Peguform's use of water-based paint technology and robotized painting of components will enhance Venture's already sophisticated capabilities.

     - STRENGTHENED AND EXPANDED CUSTOMER RELATIONSHIPS. The customer base of each of Venture and Peguform are complementary, with little overlap, presenting the combined company with significantly greater OEM penetration. As a result, our opportunities to bid on new business is enhanced, while dependence on any one customer or geographic segment is reduced.

     - OPERATIONAL EFFICIENCIES. The increased size of the combined operations of Venture and Peguform is expected to reduce materials costs, as volumes will be significantly increased. Moreover, the in-house tooling manufacturing capability of Venture and its affiliates is expected to reduce tooling expenses, due to their capacity to manufacture in-house a portion of the tooling requirements which Peguform has traditionally outsourced. These benefits, together with the advantages of increased global presence, complementary engineering and technologies, and expanding customer bases, discussed above, are expected to provide opportunities to improve profitability of the combined company in a manner that would not be possible if both companies had remained independent.

COMPETITIVE STRENGTHS

     We believe we have the following key competitive strengths, which enhance our ability to compete successfully in our industry:

     - LEADING MARKET POSITION. We are among the largest suppliers of interior and exterior plastic components and systems to the North American and European automotive markets. We currently supply components or systems on over 150 models, including 4 out of 5 of the top selling models in both the United States and Europe. We believe that OEMs increasingly favor large, multi-national, integrated suppliers with whom they can establish global strategic relationships. These strategic relationships require suppliers to be able to offer their customers worldwide manufacturing and design and engineering resources.

     - DIVERSIFIED GLOBAL CUSTOMER BASE. Our principal customers include every major North American OEM, 11 of the 12 major European OEMs, several major Japanese OEMs, and leading Tier I suppliers. As a result, we are less dependent on revenues from any single geographic market than competitors that are less diversified. We believe the geographic breadth of our customer base and full-service capabilities position us to further benefit from the current consolidation and globalization trends in the automotive industry.

     - WORLDWIDE FULL-SERVICE PROGRAM MANAGEMENT CAPABILITIES. As OEMs have focused increasingly on shortening vehicle design and production cycles and reducing design and production costs, suppliers who have the ability to cost effectively take an idea or design from concept to mass production ("art to part") are being involved at the initial stages of the process. We are successful in meeting the increased demands by OEMs for their suppliers to provide full-service program management because of our expertise in design and engineering, tooling, and multiple manufacturing processes. As a result, we have increasingly been selected as a sole-source supplier for vehicle components and integrated systems. We believe that the evolution of the OEM relationship into strategic partnerships provides a significant advantage to us because of our ability to meet a customer's art to part needs on a global basis.

     - MULTIPLE EXTERIOR AND INTERIOR PLASTIC TECHNOLOGIES. We believe that we are one of only a small number of automotive suppliers that can provide its customers with both full-service program management capability and a wide array of alternative plastic molding and painting technologies on a global basis. We possess the latest technologies associated with thermoplastic injection molding, compression molding, RIM, slush molding, sheet molding compounds, composite technologies, and water-based paints. By possessing a wide range of plastic design and manufacturing technologies, we are able to distinguish ourselves from our competition by offering the process that will best meet the customers' needs, while often lowering design and production costs and shortening the product development cycle.

     - JUST-IN-TIME/SEQUENTIAL SHIPPING CAPABILITIES. As OEMs have moved to just-in-time inventory management, the timeliness and reliability of shipments by their suppliers have become increasingly important. To service our customers more effectively, we utilize just-in-time manufacturing and sourcing systems, which enable us to meet our customers' requirements for on-time deliveries while minimizing the carrying levels of inventory. Our international production facilities and module centers are strategically located close to our OEM customers' facilities. We also offer our customers sequential shipping, in which components are sent to the OEMs in the specific order in which vehicles are to be assembled, based on as little as two hours lead time. We believe we have established a reputation as a highly reliable and timely supplier able to meet our customers' demanding delivery requirements.

     - EXPERIENCED MANAGEMENT TEAM. We believe our management's long history of mutually successful relationships with a wide variety of OEM and Tier I customers will provide a competitive advantage as the industry trends of consolidation, outsourcing and globalization continue. Our management team is highly experienced and has significant expertise in the North American, European and other automotive markets. We have gained additional experience in global operations through affiliate companies of Venture, including operations in Australia, Asia and Africa, all of which share the Venture name. As evidenced by the 1996 Acquisitions, our management team has a proven track record of successfully assimilating and integrating large, strategic acquisitions.

BUSINESS STRATEGY

     Our business strategy is to use our competitive strengths to further our position as a leading automotive supplier. The principal components of this strategy are as follows:

     - INVEST IN LEADING-EDGE DESIGN, ENGINEERING AND MANUFACTURING TECHNOLOGIES. As OEMs worldwide continue to increasingly outsource manufacturing of components and integrated systems, they have placed greater reliance on the design and engineering capabilities of their supplier base. We have made a substantial commitment to new product technology and design, including establishing an Advanced Engineering Center and offering the capability to provide 24-hour-a-day global design and engineering services to our customers. The Advanced Engineering Center integrates the use of CAD/CAM and utilizes the latest optical design technology to rapidly and cost effectively replicate and modify existing designs, as well as to design new prototypes, using REAP. We also believe it is highly important to be able to offer a broad range of manufacturing processes and technologies to our customers for the production of a wide array of plastic components and systems. Both the 1996 Acquisitions and the Acquisition fit this strategy by enhancing our ability to provide customers with multiple exterior and interior technologies, specifically by adding expertise in sheet molding compounds, slush molding and composite technologies, as well as sophisticated painting processes. We intend to continue to invest significantly in our design, engineering and manufacturing capabilities in order to meet our customers' needs for innovation, quality, reliability, lower costs and reduced lead times. We believe our continued ability to design, engineer, tool and manufacture highly engineered components, modules and systems will provide additional opportunities to supply an increasing number of products to existing customers and expand our customer base.

     - CONTINUE TO DEVELOP AND MANUFACTURE HIGH QUALITY PRODUCTS. We believe we maintain an excellent reputation with the OEMs for providing high quality products and customer service at competitive prices. Our reputation is exemplified by our receipt of several major quality awards from our OEM customers in both North America and Europe. Quality levels are currently being standardized across OEMs through the QS-9000 program which is expected to lower the cost of maintaining separate quality programs. All Venture manufacturing, tooling and design facilities, and 9 Peguform manufacturing facilities are QS-9000 certified.

     - EMPHASIZE CONTINUOUS IMPROVEMENT PROCESSES. Venture follows "lean manufacturing" and "Kaizen," or continuous improvement, philosophies that seek to identify and eliminate waste in our own operations and in those of our customers and suppliers. These philosophies emphasize employee involvement in all phases of our operations by (1) empowering employees at all levels with responsibility for their work, which leads to a quicker identification of production issues; (2) forming cross-functional teams to investigate opportunities for process improvements; and (3) rewarding employee participation and involvement through financial incentives. We have successfully implemented these philosophies in the 1996 Acquisitions, and intend to implement these philosophies throughout Peguform.

     - MAXIMIZE OPERATING EFFICIENCIES AND LOWER COST STRUCTURE AT ACQUIRED COMPANIES. We believe there are a number of areas in which we can achieve annual cost savings related to the Acquisition. We have successfully effected significant cost savings in past acquisitions. With respect to the 1996 Acquisitions, we have been able to employ our lean manufacturing process, which enables us to grow our business with existing management assets and less capital expenditure. These operational efficiencies, combined with our tooling and design capabilities, have helped us to achieve substantial cost savings. We expect the principal components of cost savings related to the Acquisition will be in the areas of material and tooling costs, as further described below:

        Materials Cost Savings. We believe there are many opportunities to reduce materials costs in areas such as raw materials, paint and other materials, due to the similarities in plastic components manufactured by Venture and Peguform. In many cases, these materials are currently purchased from the same suppliers. Additionally, we expect to gain increased purchasing leverage after completion of the Acquisition, resulting in more favorable materials costs throughout our entire operation. As a result of our analysis of the same or comparable materials, and their respective costs and volumes at Venture and Peguform, we believe we can achieve approximately $15.0 million in materials cost savings in our first full year of operations following the Acquisition.

        Tooling Cost Savings. Peguform has historically outsourced all of its tooling requirements. Venture has consistently invested in maintaining a sophisticated, in-house tooling capability. We believe Venture's tooling capabilities not only provide a competitive advantage, but also typically result in lower tooling costs than would otherwise be the case if tooling were outsourced to other tooling manufacturers. We and our affiliated companies currently have capacity to manufacture in-house a significant portion of the tooling requirements which Peguform has traditionally outsourced.

        Other Operating Efficiencies. In addition to material and tooling cost savings, we believe there are other opportunities to improve Peguform's cost structure after completion of the Acquisition. Some of these opportunities include elimination of redundant administrative expense items, shared design, engineering and program management resources, manufacturing efficiencies and production of certain components in-house that are currently outsourced by Peguform.

- STRATEGIC EXPANSION. We are committed to continue our strategic, geographic expansion in order to serve our customer base globally. In addition, we expect to make selective acquisitions and investments, or enter into strategic alliances, to broaden our service offerings and further enhance our systems integration capability. We believe that the consolidation of the automotive supplier base and geographic expansion of our customers will present additional opportunities for growth.

PRINCIPAL PRODUCTS

     We produce thermoplastic injection molded, compression molded, injection compression molded, RIM and slush molded plastic parts primarily for OEMs and other Tier I suppliers. We also emphasize complex products, such as instrument and door panel assemblies, which require the integration of multiple components into complete sub-assemblies.

     Our primary exterior and interior products are detailed and illustrated below:

                          [EXTERIOR PRODUCTS DIAGRAM]
                          [INTERIOR PRODUCTS DIAGRAM]

     The following sets forth information about our automotive products and vehicle models on which they are used or for which we have been awarded business.

                                                                           AWARDED BUSINESS ON
    COMPONENT        OEM/CUSTOMER           CURRENT PRODUCTION(A)          FUTURE PRODUCTION(B)
    ---------        ------------           ---------------------          --------------------
Interior Trim      Audi              A3, TT, A8                            A3, A4
                   DaimlerChrysler   A Class, Vito, B Van, Breeze,         B Van, Breeze,
                                     Cirrus, Concorde, Eagle, Grand        Cherokee, Cirrus,
                                     Cherokee, LHS, 300M, Intrepid, Neon,  Neon, Stratus, PT
                                     Stratus, Wrangler, Viper
                   DEPCO             Bonneville
                   Finley            Beauville
                   Industries
                   Ford              Continental, Escort, Mountaineer,
                                     Taurus
                   General Motors    Achieva, Blazer, Cadillac S5S,        Bravada, Blazer,
                                     Camaro, Cavalier, Century,            Century, Jimmy,
                                     Express/Savana Van, Lumina, Park      Regal, Envoy, GMT
                                     Avenue, Regal, STS Skylark, Sunfire,  370, GMT 560
                                     Suburban, TransAm, Tahoe
                   Lear              Chrysler Ram 150/350 Pickup,
                                     Windstar
                   Nissan            HM
                   Opel                                                    Corsa
                   Porsche           Boxster, 911
                   Renault           Espace
                   Seat              Ibiza, Inca, Cordoba, Toledo
                   Skoda             Felicia, Octavia
                   Volkswagen        Polo, Passat, T4 Van                  Polo, VW 611
Instrument and
Door Panels/
Assemblies         Audi              A3, A4, A8, TT                        A2, A4, A8
                   DaimlerChrysler   A Class, B Van, Vito, V Class
                   General Motors    Corvette
                   Nissan            Terrano, Serena
                   Opel              Corsa, Tigra
                   Porsche           Boxster, 911                          911
                   Renault           Twingo, Express
                   Seat              Ibiza, Inca, Cordoba
                   Skoda             Felicia
                   Volkswagen        Passat, T4 Van                        VW 611, Passat
Airbag Covers      Autoliv           Accord, Alero Cobra, Caravan, Grand
                                     Am, Grand Cherokee, Mazda 626,
                                     Mustang, Mercedes, Navigator, S5S,
                                     Sable, Subaru, Taurus, Town &
                                     Country, Volkswagen Voyager
                   Breed             Suzuki Tracker, Wrangler              Chrysler RS
                   DaimlerChrysler   A Class

                                                                           AWARDED BUSINESS ON
    COMPONENT        OEM/CUSTOMER           CURRENT PRODUCTION(A)          FUTURE PRODUCTION(B)
    ---------        ------------           ---------------------          --------------------
                   TRW               Breeze, Cirrus, Mustang, Neon,
                                     Stratus, PN96, Town Car, Ranger
Cladding/Exterior  Audi              A6
                   BMW               3 Series, 5 Series, 7 Series          7 Series
                   DaimlerChrysler   B Van, Dakota, Durango, Eclipse,      Dakota, M Class
                                     Minivan, Viper, Vito, V Class
                   Ford              Econoline Van, Escort, Explorer,      Navigator
                                     Expedition, Explorer, F-Series
                                     Pickups, Mustang, Navigator, Nissan,
                                     Quest, Ranger, Villager, Windstar
                   Freightliner      Truck
                   General Motors    Achieva, Achieva GT, Astro Van,       Malibu
                                     Blazer, Bonneville, Cavalier,
                                     Century, Corvette, Denali, DeVille,
                                     Eldorado, Escalade, Express/Savana
                                     Van, Grand Am, Grand Am GT, Grand
                                     Prix, Intrigue, Lumina, Monte Carlo,
                                     Opel, Regal, Safari, Saturn,
                                     Silhouette, Skylark, Sunfire,
                                     Transport, Yukon, Venture
                   Nissan            Terrano, Serena                       HS
                   Opel                                                    Corsa
                   PSA Peugeot       Xantia, Xsara, Saxo                   806(V)
                   Renault           Megane, Clio                          Megane
                   Seat              Ibiza
                   Skoda                                                   Felicia
                   Volkswagen        Polo, Beetle, Jetta                   Polo
                   Volvo                                                   V/S40
Fascias            Audi              A4, TT                                A3, A4
                   BMW               3 Series, 5 Series                    3 Series, 5 Series
                   DaimlerChrysler   Vito V Class                          Vito
                   Ford              Expedition, F-Series Pick-up,
                                     Explorer, Ranger
                   General Motors    Astro, DeVille, Denali, Escalade,
                                     Eldorado, LeSabre, Seville, Safari,
                                     Transport, Tahoe, Opel, STS,
                                     Venture, Yukon
                   Isuzu             Honda, Rodeo                          Rodeo
                   Karmann           Golf Cabrio
                   Mitsubishi        Carisma, Spacestar
                   Opel              Omega, Catera
                   PSA Peugeot       106, 206, 306, Xsara, Berlingo,
                                     Saxo, 806, Jumpy
                   Porsche           Boxster, 911                          Boxster, 911

                                                                           AWARDED BUSINESS ON
    COMPONENT        OEM/CUSTOMER           CURRENT PRODUCTION(A)          FUTURE PRODUCTION(B)
    ---------        ------------           ---------------------          --------------------
                   Renault           Twingo, Clio, Megane, Master,
                                     Express, Kangoo, Laguna
                   Skoda             Felicia, Octavia                      Felicia, Octavia
                   Seat              Ibiza, Inca, Cordoba, Toledo
                   Volvo             V/S 40                                V/S 40
                   Volkswagen        Passat, Golf, Polo, Jetta, Vento,     Lupo GTI, Passat,
                                     Caddy, Bora, Lupo, LT2 Utility        Polo, Golf
Functional
Components         DaimlerChrysler   A Class, Vito
                   Ford              Contour, Escort, F-Series Pickup,     Econoline Van,
                                     Jaguar, Lincoln LS, Mustang,          Thunderbird
                                     Mystique, Navigator, Ka
                   General Motors    Blazer, Delphi-AC Spark Plug, G Van,
                                     Express/Savana Van, Seville, Skylark
                   Nissan            Terrano, Serena
                   Opel              Astra, Corsa
                   PSA Peugeot       Belingo                               306, Xantia, 806(V)
                   Renault                                                 Megane 4x4
                   Volvo                                                   V/S 40
Miscellaneous
Non-Automotive     Club Car          Golf Cart bodies
                   Whirlpool         Consumer white goods

------------
(a) Represents models for which we will produce and supply products in 1999 and, in most cases, future years beyond 1999.

(b) The amount of products produced under these awards is dependent on the number of vehicles manufactured by the OEMs. Many of the models are versions of vehicles not yet in production. See "Risk Factors -- Reliance on Major Customers; the OEM Supplier Industry." There can be no assurance that any of these vehicles will be produced or that we will generate certain revenues under these awards even if the models are produced.

CUSTOMERS AND MARKETING

     We rank among the largest suppliers of interior and exterior plastic components and systems to the North American and European automotive markets. Our principal customers include every major North American OEM, eleven of the twelve major European OEMs, several major Japanese OEMs, and leading Tier I suppliers, as detailed below:

                             OEMS                                TIER I SUPPLIERS
---------------------------------------------------------------  ----------------
AB Volvo             Ford Motor Company      PSA Peugeot         Autoliv, S.A.
                                             Citroen
Adam Opel AG         General Motors          Renault SA          TRW Inc.
                     Corporation
Audi AG              Isuzu Motors Limited    Seat, S.A.
Bayerische Motoren   Mitsubishi Motors       Skoda Automobilova
Werke AG (BMW)       Corporation
DaimlerChrysler AG   Nissan Motor Co., Ltd   Volkswagen AG
                     Porsche AG

     We primarily emphasize the design and manufacture of components and integrated systems, and manufacture those components and systems as a sole-source supplier. We currently supply components or systems on over 150 models, including 4 out of 5 of the top selling models in both the United States and Europe. We supply components for many popular models, such as the Volvo V40 and S40; Audi A4 and TT; BMW 3 Series and 5 Series; DaimlerChrysler A-Class, "LH" cars (Chrysler LHS, Concorde, 300M and Dodge Intrepid), Dakota and Durango trucks and "JA" cars (Cirrus, Stratus and Breeze); Ford F-series truck, Explorer, Expedition, Mustang, Navigator and Windstar; Chevrolet Corvette, General Motors "M" vans (Astro and Safari), Yukon, Tahoe, Suburban, Grand Am, Grand Prix and redesigned GMC and Chevrolet full size vans (Express and Savana); Porsche 986 and 996; Peugeot 206; Citroen Xsara; Renault Twingo; Seat Ibiza and Cordoba; Skoda Felicia and Octavia; and Volkswagen Golf, Passat and Bora. We believe that the depth of our product mix, the diversity of models for which we are a supplier and our geographic coverage reduces our risks associated with historical downturns in the automotive industry.

     The approximate percentage of net sales to our principal customers and customer categories, on a pro forma basis for the year ended December 31, 1998, broken down geographically, is shown below. Also shown below is the approximate percentage of net sales to principal customers (1) by Venture for the year ended December 31, 1998, and (2) by Peguform for the 12 month period ended December 31, 1998.

                                                                    COMPANY         VENTURE    PEGUFORM
                         CUSTOMER                              PRO FORMA 1998(1)     1998      1998(1)
                         --------                              -----------------    -------    --------
NORTH AMERICA:
General Motors Corporation.................................           12.6%           38.1%        --%
Ford Motor Company.........................................            8.2            24.8         --
Tier I Suppliers to OEMs...................................            5.0            15.1         --
DaimlerChrysler AG.........................................            4.5            13.6         --
Other Automotive...........................................            1.0             2.9         --
Non-Automotive.............................................            1.2             3.5         --
EUROPE:
Volkswagen AG..............................................           12.2%             --%      18.2%
Audi AG....................................................            9.7              --       14.6
DaimlerChrysler AG.........................................            6.0              --        8.9
PSA Peugeot Citroen........................................            5.8              --        8.7
Skoda Automobilova.........................................            5.0              --        7.5
Renault SA.................................................            3.7              --        5.6
Bayerische Motoren Werke AG (BMW)..........................            3.3              --        5.0
Seat, S.A..................................................            3.2              --        4.8
Porsche AG.................................................            2.6              --        3.9
Adam Opel AG...............................................            1.6              --        2.3
Other Automotive...........................................           12.5              --       18.8
Non-Automotive.............................................            1.2              --        1.7
OTHER:
Isuzu Motors Limited.......................................            0.7%            2.0%        --%
                                                                     -----           -----      -----
TOTAL......................................................          100.0%          100.0%     100.0%

------------
(1) Includes net sales to customers, including sales by Celulosa Fabril S.A., a 50% owned joint venture, the sales of which are not included as net sales in Peguform's financial statements.

     Venture's sales are made directly to the OEMs with marketing and customer support assistance provided by an affiliated company, wholly owned by Mr. Winget, and by other unaffiliated entities. See "Certain Transactions."

DESIGN AND ENGINEERING

     Our engineering focuses on anticipating actual production issues and integrating part design with tool design to create an efficient manufacturing process. We refer to this emphasis as "design for manufacture." We strive to maintain a technological advantage through investment in product development and advanced engineering capabilities. As OEMs have increasingly focused on shortening their design cycles and reducing their design and production costs, we have been increasingly required to utilize advanced engineering resources early in the planning process. As a result of the Acquisition and through our affiliated companies, we now have the capability to be a full-service supplier to our global OEM customers 24 hours a day.

     Our engineering and technical staff works closely with our OEM customers to help design and develop new products and line extensions, ensure high quality, and coordinate development with the manufacture of new vehicles. In addition, we maintain laboratories dedicated to product development, tryout, certification and research which are certified for use by several or our OEM customers.

     Given the increased demand for early involvement in the design and engineering aspects of product development, we have made a substantial commitment in technical centers. Through Venture's Advanced Engineering Center and Peguform's pre-product engineering site in Botzingen, Germany, with additional regional engineering centers in Pouance, France and Polinya, Spain, we continue to enhance our comprehensive and customer-focused design and engineering capabilities. Our design and engineering technologies include integrated CAD/CAM; computer-aided optical scanning; REAP; and gas-aided injection molding technology ("GAIN"). With the aid of our integrated computer design systems and the introduction of optical scanning prototyping equipment, we have significantly reduced the amount of time required to create a prototype part and ultimately a production component. This process not only reduces development time but also improves the accuracy of product and mold tolerances. Further, our advanced systems allow hundreds of design solutions to be visualized and ergonomically tested quickly and easily, facilitating product design and manufacturing.

     Our advanced development capabilities have resulted in several innovations that we believe have provided significant benefits to our customers. Peguform, for instance, has a long history of developing innovative new designs both to improve the quality and to lower the cost of its designs. Major innovations include the first thermoplastic bumper developed in the late 1970s; a proprietary slush molding process; the first thermoplastic hatchback door; and the development of painting technologies. We believe that our design and advanced engineering expertise is an important differentiating factor in maintaining our relationships with and obtaining new business from our OEM customers.

PRODUCTION CONTROL, MANUFACTURING AND QUALITY

     Due to the evolving purchasing and manufacturing policies of the OEMs, production control has emerged as the critical factor for coordinating and integrating the customers' requirements with our scheduling and manufacturing processes.

     Responding to these changes, we have developed and incorporated the principles of "lean manufacturing" and "Kaizen" into our manufacturing operations. These programs establish a work environment which encourages employee involvement in identifying and eliminating waste. Our operations are structured flexibly to respond to the demands of different product runs and changing product delivery requirements while increasing production efficiency. Additionally, we rely on the quality and training of our work force and, when appropriate, automation, to reduce costs.

     We attempt to minimize our investment in inventory by coordinating our purchasing and production activities with anticipated customer demands. Based upon their production forecasts, the OEMs generally provide us with weekly releases, four to thirteen weeks prior to actual delivery. To service our customers more effectively, Venture has implemented "pull systems" at each of its manufacturing locations, to help it meet its customers' requirements for on-time deliveries while reducing the carrying levels of inventory. Pursuant to the "pull system," production is based primarily upon demand rather than on forecasted need. Peguform's production facilities and module centers are all located close to major OEM plants to accommodate just-in-time supply. With a highly developed software and logistics capability, Peguform processes orders with finished products and delivers to customers' premises within a matter of hours.

     We believe we maintain an excellent reputation with the OEMs for providing world class quality and customer service at competitive prices. Our reputation as a high-quality, full-service supplier is exemplified by our receipt of several major quality awards from our OEM customers in both North America and Europe. Quality levels are currently being standardized across OEMs through the QS-9000 program which is expected to lower the cost of maintaining separate quality programs. All Venture manufacturing, tooling and design facilities and 9 Peguform manufacturing facilities are QS-9000 certified.

     The production of many of our components requires sophisticated technology and considerable manufacturing expertise. We utilize two-component paint technology, including soft-touch paints for interior applications (principally air bag covers and interior consoles), as well as base coat and clear coat paints applied to exterior components including fascias, fenders, lift gates, wheel lips, spoilers and side moldings. Our side wall hard trim components, scuff plates and seat back trims are molded in color. We also utilize water-based paint and composite technologies, and produce slush molded instrument panels and thermoplastic hatchback doors. Vinyl and cloth wrapping techniques are used to manufacture our instrument panels, side wall hard trim components and door panels.

     Our plastic components have sophisticated tooling requirements, the costs of which are generally billed to the customer at pre-authorized levels, although there is a trend in the United States toward customers requiring such tooling to be purchased by us and amortized over the life of the program. Development of the tooling typically begins approximately two to three years before production, after being selected by the customer to develop a particular component or assembly. At that time, we commence our tooling design and development work. Venture accumulates in inventory the costs incurred for this work. The production tooling is ordered generally one year prior to production.

     Venture supplies substantially all of its tooling requirements from its own tooling operations. Peguform currently purchases substantially all of its tooling requirements from outside suppliers. We believe that, following the Acquisition, we will be able to utilize our own in-house tooling capabilities to supply a portion of the tooling requirements traditionally outsourced by Peguform, resulting in reduced costs to the Company.

RAW MATERIALS

     Our manufacturing processes use a variety of raw materials, principally engineered plastic resins such as nylon, polypropylene (including thermoplastics), polycarbonate, acrylonitrile-butadiene-styrene, fiberglass reinforced polyester, PET and thermoplastic polyurethane; a variety of ingredients used in compounding materials used in the compression molding process; paint related products; and steel for production molds. Our customers usually specify materials and suppliers to be used for a specific program, but we cannot assure you that the specified suppliers will always be able to supply the specified materials or that alternative sources will be available. We obtain most of our raw materials from one-year supply agreements in which we estimate our annual needs. We generally issue releases against these agreements only when we receive corresponding orders from our customers. Although we have not historically experienced raw material shortages, we could face shortages in the future.

COMPETITION

     Our business is highly competitive, and competition generally occurs on the basis of product groups. A large number of actual or potential competitors exist, including the internal component operations of the OEMs as well as independent suppliers, many of which are larger than us. The competitive environment has been affected in recent years by supplier consolidations resulting from OEM supplier optimization policies and the spin-off by OEMs of formerly in-house plastics manufacturing facilities. We believe these consolidations and divestitures could benefit our future product pricing, as formerly marginal competitors are removed and spun-off in-house manufacturing facilities are forced to compete independently.

     We compete primarily on the basis of quality, cost, timely delivery and customer service and, increasingly, on the basis of design and engineering capability, painting capability, new product innovation, product testing capability and our ability to reduce the time from concept to mass production ("art to part"). Some of the OEMs have adopted supplier management policies, which designate preferred future suppliers and, in some cases, encourage new suppliers to supply selected product groups. We believe that as OEMs continue to strive to reduce new model development cost and timing, innovation, and design and engineering capabilities will become more important as a basis for distinguishing competitors. We believe that we have an outstanding reputation among OEMs in these two areas which is enhanced as a result of the Acquisition.

     We believe that in both North America and Europe, our two largest markets, we maintain a competitive advantage due to our position as a full-service OEM supplier. Some of Venture's major competitors include Magna International, Cambridge Industries, Inc., Buckeye Plastics, a division of Worthington Industries, Textron Automotive division of Textron Corporation, Lear Corporation, The Budd Company plastic division, the Prince division of Johnson Controls, Inc., and United Technologies Automotive division, plus a large number of smaller competitors.

     The European market is best described in terms of interior and exterior products. Peguform's market position is enhanced as a result of the considerable synergies between interior and exterior modules and by Peguform's technological leadership in injection molding. In interior products, Peguform focuses on dashboard and door panel modules. In both of these fragmented product markets Peguform ranks behind market leader Sommer-Allibert, in a group which includes Plastic Omnium, Faurecia, JCI/Becker, Magna, Lear, Commer, Irausa, Simoldes, Petri, Maione and Textron. In exterior products, Peguform focuses on bumper systems, and has a favorable market position relative to Plastic Omnium, Dynamit Nobel, Magna, Sommer-Allibert and Rehau. In addition, Peguform has extensive experience in hatchback door design and production, specifically among new niche car models.

EMPLOYEES

     We believe that our future success will continue to be enhanced by rewarding and empowering employees. At December 31, 1998, Venture employed approximately 3,890 persons. We have 624 hourly persons at the Seabrook, New Hampshire and Lancaster, Ohio facilities who are covered by collective bargaining agreements with the United Auto Workers. The Seabrook contract, representing about 11% of the workforce, expires in June 1999, and the Lancaster contract expires in June 2001. We are currently negotiating a new collective bargaining agreement with the employees at our Seabrook facility. While we expect to reach agreement with our Seabrook employees prior to the expiration of the current contract, we cannot assure you that a labor dispute will not occur at this facility. We have not experienced any work stoppages in North America and consider our relations with our North American employees to be good.

     At December 31, 1998, Peguform employed approximately 7,700 persons. For reasons of flexibility, part of this workforce is employed on short-term contracts. In addition, leased personnel are utilized in Europe on a short-term basis to cover peak requirements. The European workforce is covered by collective bargaining agreements with the following workers unions:

Germany:           IG Bergbau, Chemie und Erden and IG Holz und Kunststoff
France:            CFTC, CGC, CGT, CGT-FO and Syndicat National Autonome des
                   Plastiques
Spain:             Comisiones Obreras, Union General Trabajadores and Central
                   Intersindical Galega
Czech Republic:    KOVO

     Although Peguform has experienced several minor work stoppages in France in the past, we believe that our relationships with the European workers councils and unions is good.

     Many of our OEM and Tier I supplier customers and other suppliers to our customers are unionized, and work stoppages, slow-downs or other labor disputes experienced by, and the labor relations policies of, OEMs and other Tier I suppliers could have an adverse effect on our results of operations.

PATENTS

     We have the right to use various patents which aid in maintaining our competitive position. Patents licensed to Venture begin to expire in the next 15 years. The expiration of such patents is not expected to have a material adverse effect on our operations. See "Certain Transactions."

PROPERTIES

     Our executive offices are located in Fraser, Michigan. Our North American molding operations are conducted at 14 facilities in Michigan, Ohio, Kentucky, Indiana and New Hampshire. As a result of the Acquisition, we operate 19 plants in Europe, Mexico and Brazil. In addition, we have 9 module centers located in 5 European countries in order to meet our OEMs requirements for just-in-time deliveries. The utilization and capacity of our facilities may fluctuate based upon the mix of components we produce and the vehicle models for which we are producing the components. We believe that substantially all of our property and equipment is in good condition and that we have sufficient capacity to meet our current and projected manufacturing and distribution needs through the 2001 model year.

     The following table sets forth certain information concerning our principal facilities:

                                       SQUARE      TYPE OF                  DESCRIPTION
             LOCATION                  FOOTAGE    INTEREST                     OF USE
             --------                  -------    --------                  -----------
MICHIGAN
Masonic Facility...................    178,000    Leased(1)    Molding, Mold Fabrication and Repair
Malyn Complex......................     23,000    Leased(1)    Molding
                                        22,000    Leased(1)    Molding
                                        18,000    Owned        Warehouse
Technical Center...................     56,000    Owned        Headquarters, Laboratory, Tryout, Mold
                                                               Fabrication
Commerce Facility..................     24,000    Leased(1)    Mold Fabrication and Repair
Doreka Center......................      6,000    Leased       Design and Engineering
Service Center.....................      6,000    Leased       Administration
Grand Blanc Facility...............    365,000    Owned        Molding, Painting, Assembly
Grand Rapids Complex...............    440,000    Leased       Molding, Painting, Assembly
                                       125,000    Leased       Assembly Warehouse
                                        85,000    Leased       Warehouse, Shipping
Harper Facility....................    180,000    Leased(1)    Molding, Painting, Assembly
Groesbeck Facility.................    128,000    Owned        Molding
Design Center......................     20,000    Leased       Design and Engineering
Almont Facility....................     10,000    Leased(1)    Mold Fabrication and Repair
Almont Facility II.................     10,000    Leased(1)    Mold Fabrication and Repair
Troy Center........................     10,000    Leased       Mold Fabrication
Hillsdale Facility.................    119,000    Owned        Molding, Painting, Assembly
                                        25,000    Leased       Warehouse
Redford Facility...................     22,000    Leased(1)    Mold Fabrication
Allen Park Center..................     26,000    Leased       Sales, Design, Engineering
KENTUCKY
Hopkinsville Complex...............    104,000    Owned        Molding, Painting, Assembly
                                        80,000    Leased       Warehouse
NEW HAMPSHIRE
Seabrook Facility..................    390,000    Owned        Molding, Painting, Assembly
WALLACEBURG, ONTARIO, CANADA
Venture Canada Facility............     35,000    Owned        Painting and Assembly
OHIO
Conneaut Facility..................    183,000    Leased       Molding, Painting, Assembly
Lancaster Facility.................    156,000    Owned        Molding, Painting, Assembly
INDIANA
Madison Facility...................     71,000    Owned        Painting and Assembly (inactive)
Hartford City Facility.............    116,000    Owned        Molding and Assembly
Portland Facility..................    120,000    Owned        Molding and Painting (inactive)

                                       SQUARE      TYPE OF                  DESCRIPTION
             LOCATION                  FOOTAGE    INTEREST                     OF USE
             --------                  -------    --------                  -----------
GERMANY
Botzingen..........................    167,000    Owned        Molding, Painting and R&D Center
                                       415,000    Leased       Molding, Painting and R&D Center
Gottingen..........................    274,000    Owned(2)     Molding and Painting
Mosel..............................     67,000    Leased       Module Center
Munchen............................     52,000    Leased       Module Center
Neckarsulm.........................     25,000    Leased       Module Center
Neustadt...........................    506,000    Owned        Molding and Painting
Oldenburg..........................    312,000    Owned        Molding and Painting
Rastatt............................     65,000    Leased       Module Center
Regensburg.........................     75,000    Leased       Module Center
FRANCE
Burnhaupt..........................    127,000    Leased       Molding and Painting
Noeux-les Mines....................    312,000    Leased       Molding and Painting
Pouance............................    248,000    Leased       Molding and Painting
                                        54,000    Owned        Molding and Painting
Rueil..............................      2,300    Leased       Module Center
Vernon.............................    194,000    Leased       Molding and Painting
HUNGARY
Gyor...............................     26,000    Leased       Module Center
SPAIN
Palencia...........................    244,000    Owned        Molding and Painting
Polinya............................    269,000    Owned        Molding and Painting
Sant Esteve Sesrovires.............    107,000    Leased       Molding
Vigo...............................    133,000    Owned        Molding and Painting
Zaragoza...........................    267,000    Owned(3)     Molding
THE CZECH REPUBLIC
Liban..............................    118,000    Owned        Molding
Liberec............................    543,000    Owned        Molding and Painting
Mlada Boleslav.....................     16,000    Leased       Module Center
BRAZIL
Curtiba............................    215,000    Leased(4)    Molding and Painting
MEXICO
Puebla.............................     66,000    Leased(5)    Molding
NETHERLANDS
Sittard............................     95,000    Leased       Module Center

------------
(1) Leased from an affiliate of the Company. See "Certain Transactions."

(2) A portion of this facility is used on the basis of hereditary building rights which expire in 2012.

(3) Operated by a joint venture in which we hold a 50% interest.

(4) Production expected to begin in the third quarter of 1999.

(5) Operated by a joint venture in which we hold a 70% interest.

     In addition to the above facilities, we rely upon certain affiliated companies, which are owned or controlled by Mr. Winget, to provide facilities, machinery and equipment, technology and services that are necessary for us to be a full-service supplier. Deluxe Pattern Company ("Deluxe"), a company wholly owned by Mr. Winget's living trust, makes available to us a 30,000 square foot advanced design and model building facility under a usage agreement. In addition, Venture Automotive Corp. ("VAC"), a company wholly owned by Mr. Winget's living trust, operates a 208,000 square foot facility in Flint, Michigan at which it performed services for Venture which included sequencing and value-added assembly of parts. Some of the services previously performed by VAC have now been contracted to MAST Services, LLC, in which N. Matthew Winget, Mr. Winget's son, formerly owned a minority interest. In addition, we have subcontracted certain work to Nova Corporation ("Nova"), a business in which Mr. Winget has a significant equity interest. See "Certain Transactions."

ENVIRONMENTAL MATTERS

     Our operations are subject to numerous federal, state and local laws and regulations in the United States and other countries pertaining to the generation, storage, treatment and discharge of materials into the environment. We have taken steps related to such matters in order to reduce the risks of potentially harmful aspects of our operations on the environment. However, from time to time we have been subject to claims asserted against us by regulatory agencies for environmental matters relating to the generation, treatment, storage and disposal of hazardous substances and wastes, as well as compliance with environmental laws. Some of these claims relate to properties or business lines we acquired after a release had occurred. In each known instance, however, we believe that the claims asserted against us, or obligations incurred by us, will not result in a material adverse effect upon our financial position or results of operations. Nonetheless, there can be no assurance that activities at these facilities or facilities acquired in the future, or changes in environmental laws and regulations, will not result in additional environmental claims being asserted against us or additional investigations, remedial actions, compliance expenditures, fines or penalties being required.

     We are currently involved in legal proceedings with the Michigan Department of Environmental Quality ("MDEQ") concerning the emissions from our Grand Blanc paint facility. See "Business -- Legal Proceedings."

     In 1998 and 1999, the MDEQ issued 3 letters of violation to our Grand Rapids, Michigan facility, alleging violations of certain emission limitations and coating solvent content requirements of the facility's state air use permit. We are presently reviewing and discussing the alleged violations with the MDEQ, and it is possible that some may be the result of computation and reporting discrepancies. We are evaluating alternative coatings that may address any unresolved violations. It is possible that the MDEQ may seek administrative penalties in connection with the resolution of these matters. We do not believe that the amount of those penalties, if any, will have a material adverse effect on our operations, or that the resolution of these matters will require material capital expenditures, although there can be no assurance that such will not be the case.

     The New Hampshire Department of Environmental Services ("NHDES") is currently undertaking an evaluation of certain modifications made in the early 1990's to the paint lines at our Seabrook, New Hampshire facility to determine whether those changes made that facility subject to new source review. The outcome of that evaluation cannot reasonably be predicted or estimated at this time. If the NHDES concludes that the facility is subject to new source review, it would likely require the installation of emission control equipment and potentially other capital and operational expenditures, and could possibly give rise to enforcement proceedings against the facility. While we do not believe that any of the foregoing would have a material adverse effect on our operations, there can be no assurance that such will not be the case.

     In connection with the Acquisition, Venture conducted an environmental due diligence assessment of the 16 primary Peguform manufacturing facilities in Europe, Mexico and South America. That assessment identified various potential environmental compliance and contamination issues that may require expenditures to satisfy and ensure compliance with applicable regulatory standards and requirements (defined as "Known Conditions" under the definitive agreement with Klockner Mercator Maschinenbau GmbH). Under the terms of the definitive agreement with Klockner Mercator Maschinenbau GmbH, they are obligated to indemnify us, on a sliding, diminishing scale over a 7 year period, for certain costs we incur in connection with the Known Conditions in excess of DEM 7.5 million, and in excess of DEM 6.0 million with respect to environmental conditions other than the Known Conditions. We do not believe that any expenditures we may be required to make in connection with the Known Conditions or other environmental issues arising out of the Acquisition will have a material adverse effect on our operations, although there can be no assurance that such will not be the case.

     We have been notified of our status as a potentially responsible party ("PRP") at the ReSolve Superfund site in North Dartmouth, Massachusetts, the Solvents Recovery Services site in Southington, Connecticut, the Old Southington Landfill Superfund site in Southington, Connecticut, the Spectron, Inc. site in Elkton, Maryland, and the Hazardous Waste Disposal Inc. site in Farmingdale, New York. At all 5 sites, the Company and all other PRPs are jointly and severally liable for all remediation costs under applicable hazardous waste laws. Therefore, our proportionate share is subject to increase upon the insolvency of other PRPs.

     With respect to the ReSolve site, we have been named, along with Bailey's immediate predecessor, USM Corporation's Bailey division (in the name of Emhart Corporation), as a PRP for wastes sent to the site during the 1970s. Recent estimates provided by the PRP group responsible for the site's remediation indicate that our potential liability for clean-up efforts at the site is approximately $0.4 million for which we are fully reserved and have posted a letter of credit in favor of the PRP group. The discovery of the presence of contaminants in a form not currently susceptible of short-term remediation, however, has created uncertainty about the future scope and cost of clean-up efforts at this site, and a possibility that the ultimate cost of remediation may be higher than previously estimated. We are unable to predict what, if any, effect this recent discovery may have on us.

     On June 18, 1992, we received notice from the EPA that we were a PRP under the federal Superfund law with respect to the Solvents Recovery Services of New England Site in Southington, Connecticut (the "SRSNE Site"). Based upon a volumetric ranking dated July 7, 1993, the waste allocated to us represented 0.11593% of the total identified waste at the SRSNE Site. Under the terms of a settlement with Emhart, we agreed to assume liability for wastes sent to the SRSNE Site by the Seabrook, New Hampshire facility and Emhart agreed to assume liability for wastes sent by USM's Amesbury, Massachusetts facility. The identified PRPs have organized a group to negotiate with the EPA, and we have joined that group. The group has successfully negotiated with the EPA to reduce the total estimated cost of the initial removal action at the SRSNE Site from an original estimate of $14 million down to a current estimate of approximately $4.0 million. The total estimated cost of long-term remediation at the SRSNE Site is not yet known.

     In January 1994, we received a Notice of Potential Liability for the Old Southington Landfill Superfund Site (the "OSL Site") located in Southington, Connecticut. We received notice, along with USM/Emhart, of liability for the share of OSL Site costs allocated to USM Corporation (Amesbury, Massachusetts). We entered into a settlement agreement with Emhart under which Emhart will assume sole responsibility for all cleanup costs, imposed by the EPA, arising out of the alleged liabilities of USM Corporation's Bailey division (Amesbury, Massachusetts) for the OSL Site.

     In June 1989, the EPA notified us that we were a PRP under the federal Superfund law for the Spectron, Inc. site located in Elkton, Maryland. A group of PRPs entered into agreements with the EPA to fund and conduct a $2.8 million emergency response action to remove stored wastes at the site and pay the government's past costs associated with the site, approximately $635,000. There are several thousand PRPs at this site, with most being small generators with low dollar exposure. In December 1989, nearly 800 entities, including the Company, that sent small quantities of waste to the site participated on a cash-out basis in the settlement for past costs and the removal action, and our allocated share was approximately $8,100. Participation in the cash-out settlement gives us protection against contribution claims from third parties for the first phase of the site cleanup ("Phase 1").

     In August 1990, a separate PRP group ("Phase II PRP Group") was formed and negotiated an agreement with the EPA to remediate contaminated seeps on the site and perform a limited privately-funded remedial investigation/feasibility study for the site (the so-called Phase II activities). We were not asked to join the Phase II PRP Group because that group determined that the companies that paid for Phase I of the cleanup would not be asked to make any financial contributions toward Phase II until the other customers have paid out an amount per gallon equal to that paid by the Phase I parties. An additional investigation was conducted as part of the Phase II activities to determine the nature and extent of a new form of contamination discovered on the site; additional design work will be commenced soon.

     In October 1995, we received a notice from the EPA that we were PRP that has liability for conducting a Remedial Investigation/Feasibility Study ("RI/FS") at the Spectron site. In connection with this, we may have an opportunity to enter into a de minimis party cash out settlement with the EPA and the other PRPs, the terms of which currently are being negotiated. No estimate can be made at this time as to the amount of the Company's liability at the Spectron site.

     In 1995, the New York Department of Environmental Conservation notified us, as well as a number of other parties, that we were named a responsible party under the Environmental Conservation Law of the State of New York with respect to the Hazardous Waste Disposal, Inc. site located in Farmingdale, New York. Based on available information, our involvement at the site appears to be related to the shipment of 2 drums of waste materials to the site, and consequently minimal. Additional investigations have been undertaken to determine: (1) whether there are any other entities that shipped wastes to the site; and (2) whether any of the named parties actually shipped more than was originally attributed to them. The results to date do not suggest that our ranking at the site will change significantly. We have demanded that Emhart Corporation assume the defense of this claim. Emhart Corporation has taken our demand for a defense and indemnification under advisement. In doing so, Emhart Corporation has taken the position that it did not receive "prompt written notice" of the claim.

     We also face the possibility of liability if we are deemed a successor to TransPlastics with respect to wastes generated and disposed of by TransPlastics when it owned the Conneaut property. TransPlastics has been identified as a PRP at the Millcreek site in Millcreek Township, Pennsylvania, and at the New Lyme Site located in Dodgeville, Ashtabula County, Ohio, and at the Huth Oil Site in Cleveland, Ohio, 3 sites currently undergoing remediation. We also received notices from third parties regarding potential claims in connection with the Huth Oil Site and the Millcreek site. We did not agree to assume any environmental liabilities of TransPlastics and, as a result, submitted claims for indemnification for these matters to TransPlastics, which liabilities TransPlastics has accepted. Under the terms of the Conneaut Acquisition agreement, TransPlastics and its parent companies must indemnify us for any liability arising out of any such claim. Nevertheless, there can be no assurance that TransPlastics and its parent companies will have sufficient assets to satisfy our potential liability for the remediation and any associated damage or cost caused by the contamination.

     We also face potential liability at our Hillsdale, Michigan facility in connection with an acquisition made by Bailey prior to our acquisition of Bailey (the "Boler Acquisition"). An environmental site assessment completed by The Boler Company ("Boler") determined that the ground water at the Hillsdale facility was contaminated with chlorinated solvents as a result of Boler's past site activities. The ground water contamination plume has migrated onto adjacent properties. In addition, the company from which Boler acquired the Hillsdale site is listed as a PRP for a number of off-site disposal locations. The Boler Acquisition Purchase and Sale Agreement requires Boler to indemnify us for any environmental liabilities which arise in connection with use of the property prior to closing. In addition, Boler has executed a remediation agreement in which it agreed to remediate, at its own expense, the identified ground water contamination at the Hillsdale facility. Boler is currently conducting the remediation at that facility. If Boler has insufficient resources to complete remediation of any contamination for which it has indemnified us or otherwise becomes insolvent, we could incur successor liability for the costs of remediation and any damages to third parties.

     We also have potential liability in connection with contamination at certain property in Cuba, Missouri, which had been leased by Bailey prior to our acquisition of Bailey. The landlord has undertaken to remediate this property at its own expense. We have negotiated the termination of all of our obligations with respect to the lease.

     As a result of the environmental investigation conducted as part of its due diligence during the acquisition of the three Premix/E.M.S. Inc. facilities prior to our acquisition of Bailey, Bailey identified a number of environmental concerns. Premix/E.M.S. Inc., as part of the acquisition agreement, agreed to pursue and address these concerns, most of which it has completed. Pursuant to the acquisition agreement, we performed certain post-acquisition investigations which appeared to confirm the presence of subsurface contamination, of which we have informed Premix/E.M.S. Inc. Under the acquisition agreement, Premix/E.M.S. Inc. is obligated to undertake necessary remediation of this problem, if in fact any is required. Premix/E.M.S. Inc. is currently conducting the remediation at the Portland, Indiana facility. Premix/E.M.S. Inc. has entered into an Environmental Indemnification Agreement for our benefit. There is a pending dispute with Premix/E.M.S., Inc. as to whether there is a $3.0 million or $6.0 million limit on indemnification under this agreement. The shareholders of Premix/E.M.S. Inc. have also severally undertaken to reimburse us in certain limited circumstances, to the extent of distributions received by them from Premix/E.M.S. Inc., and to the extent that Premix/E.M.S. Inc. does not directly satisfy its indemnification obligations.

     Estimates of the future cost of such environmental matters are necessarily imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which we may have remediation responsibility and the apportionment and collectibility of remediation costs among responsible parties. We establish reserves for these environmental matters when the loss is probable and reasonably estimable. At December 31, 1998 and 1997, Venture had a reserve of approximately $1.3 million and $1.3 million, respectively, to address the issues discussed above and for compliance monitoring activities that may be incurred. We periodically evaluate and revise estimates for environmental reserves based upon expenditures against established reserves and the availability of additional information. It is possible that final resolution of some of these matters may require us to make expenditures in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. Although the ultimate cost of resolving these matters could not be precisely determined at December 31, 1998, we believe, based on currently known facts and circumstances, that the disposition of these matters will not have a material adverse effect on our consolidated financial position and results of operations.

LEGAL PROCEEDINGS

     On February 23, 1998, the Attorney General of the State of Michigan and the MDEQ instituted legal proceedings in state court alleging that we had violated current permits regarding the level of emissions and odors discharged from our Grand Blanc paint facility. These proceedings seek and may result in the imposition of civil penalties of up to $10,000 per day; the total amount is not reasonably estimable given the current status of the proceedings. Emission levels are being evaluated as part of the proceedings, and it is possible that we may be required to make capital expenditures of $2.0 million to $5.0 million to the current systems to come into compliance. During the first quarter of 1999, the U.S. Environmental Protection Agency issued a notice of violation and has taken an active role in monitoring these legal proceedings and may take action separate and distinct from the legal proceedings begun by the State of Michigan and the MDEQ.

     In addition to the environmental matters described above and under "Business -- Environmental Matters," we are a party to several legal proceedings incidental to the conduct of our business. We do not believe that any of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports and other information with the SEC. Reports and other information filed by us with the SEC can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available from the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such Web site is: http://www.sec.gov.

     In the event we cease to be subject to the informational requirements of the Exchange Act, we will be required under the indentures governing the Notes to continue to file with the SEC the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. We will also furnish such other reports as may be required by law. In addition, for so long as any of the Notes are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act, we have agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     We are not required to send annual reports to security holders under the SEC's proxy rules or regulations. We will provide the Trustee with reports, including reports on Forms 10-K (including audited financial statements), 10-Q and 8-K, pursuant to the terms of the indentures governing the Notes.

                                   MANAGEMENT

EXECUTIVE MANAGEMENT

     The following individuals are our Executive Managers, having the operational titles set forth opposite their names. Because of its trust structure, the Trust does not have executive officers or directors, although the Special Advisor to the Trust, acting through the Trustee, has the authority to designate individuals from time-to-time to act as officers as to particular matters. Messrs. Winget, Schutz and Torakis serve as the directors of the Trust and each guarantor of the Notes. Mr. Winget and Stephen M. Cheifetz serve as the directors of Venture Canada. Mr. Butler is a director of Venture Holdings Corporation only.

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Larry J. Winget...........................  56    Chairman of the Board and Chief Executive
                                                  Officer
Larry J. Winget, Jr. .....................  38    Chairman of Peguform GmbH and Executive
                                                  Vice President-Manufacturing of Venture
                                                  Holdings Trust
A. James Schutz...........................  53    Vice Chairman
Michael G. Torakis........................  42    President of Venture Holdings Trust and
                                                  Peguform GmbH
Robert Wedge..............................  61    President of Mold & Engineering Operations
James E. Butler, Jr. .....................  46    Chief Financial Officer, Executive Vice
                                                  President and Secretary
Charles Hunter............................  46    Executive Vice President-Engineering
Michael Juras.............................  57    Executive Vice President-Advanced
                                                  Engineering and Marketing
Patricia A. Stephens......................  52    Executive Vice President-Purchasing
Joseph R. Tignanelli......................  37    Executive Vice President-Interior
                                                  Operations
David Voita...............................  58    Executive Vice President-Manufacturing
Warren Brown..............................  55    Vice President-Exterior Operations
Gary Woodall..............................  56    Vice President-Interior Operations and
                                                  General Motors Customer Executive
Werner Deggim.............................  48    Senior Vice President-Peguform GmbH
Gerhard Ruf...............................  44    Vice President-Operations, Logistics and
                                                  Process Engineering-Peguform GmbH
Dieter Belle..............................  43    Vice President-Finance, Controlling,
                                                  Purchasing and Human Resources-Peguform
                                                  GmbH

     Larry J. Winget was one of the five original founders and shareholders of Venture Industries Corporation and is the only one still involved with us. Since 1987 he has owned 100% of the Company and is currently the sole beneficiary of the Trust.

     Larry J. Winget, Jr., Larry J. Winget's son, has been employed by us in various positions since 1976, including Molding Plant Manager of Vemco, Inc. from 1988 until 1990, Assistant Manager of Vemco, Inc. from 1990 until 1993, and Vice President and General Manager of Vemco, Inc. until being named to his present position with the Trust in April of 1995. In December of 1997 he assumed the additional role of leading all manufacturing operations. Upon consummation of the Acquisition, Mr. Winget will become Chairman of Peguform GmbH.

     A. James Schutz assumed the position of Vice Chairman in October 1997 and had been Executive Vice President since 1987. He has been in the injection molding business for 25 years.

     Michael G. Torakis joined us in 1985 and has been President of the Trust since 1995. Mr. Torakis will become President of Peguform GmbH upon consummation of the Acquisition. He previously served as Treasurer and Chief Financial Officer of the Trust and in various other capacities with the Company, including Executive Vice President.

     Robert Wedge joined us in November 1984 as Plant Manager, became Vice President and General Manager of Venture Mold & Engineering in December 1993 and assumed his present position in April of 1995. Mr. Wedge has 35 years of mold building experience.

     James E. Butler became Chief Financial Officer of the Company in 1999. He joined us in 1994 and assumed the position of Executive Vice President-Finance and Secretary in April of 1995. From 1981 until joining the Company, Mr. Butler was employed by Coopers & Lybrand L.L.P., a certified public accounting firm.

     Charles Hunter has been with us since 1989 and has held a number of different positions with us involving mold building, design engineering and prototype operations. He currently oversees worldwide design and advanced engineering operations.

     Michael Juras joined us in his current position in January 1997. Prior to joining us, Mr. Juras had spent 30 years in various product and manufacturing positions with General Motors, with his last position as Director of Engineering Mid-Size Cars.

     Patricia A. Stephens joined us in 1993 and has held positions involving program management, contract administration and purchasing. She previously had been employed for 23 years by General Motors, her last position being purchasing agent.

     Joseph R. Tignanelli, Larry J. Winget's son-in-law, has been employed by us in several positions since 1980, including Molding Manager for Venture Industries Corporation - Groesbeck plant from 1985 until 1990, Assistant Manager of Venture Industries Corporation from 1990 until 1993, Vice President of Venture Industries until October of 1995, and Executive Vice President-Customer Services until December 1997, when he assumed his current position.

     David Voita has been employed by us in various manufacturing positions since 1995, after a 33-year career with Ford Motor Company. Mr. Voita's last position at Ford was that of Plant Manager for the Plastic and Trim Division, where he managed a 1.2 million square foot, 1,300 employee facility.

     Warren Brown joined us in 1993 as Vice President-Mergers and Acquisitions and assumed his current position in 1999. Prior to joining us, Mr. Brown was employed for eight years as Chief Operating Officer of Autodie Corporation. He has over 30 years experience in the automotive supplier industry.

     Gary Woodall joined us on April 1, 1999 as Vice President of Interior Operations and General Motors Customer Executive. Mr. Woodall had previously been employed by General Motors Corporation for over 35 years. Mr. Woodall's last position with General Motors was as General Director of Products, Manufacturing and Process Engineering. Prior to holding that position, Mr. Woodall served as General Director of Operations, and was responsible for General Motors' North American interior automotive component manufacturing.

     Werner Deggim became a member of the Management Board of Peguform GmbH in 1994, in charge of Sales, Development and Research, until being named to his present position in 1998. For 5 years prior to joining Peguform Mr. Deggim was President of Kautex North America, located in Windsor, Ontario Canada.

     Gerhard Ruf served as plant manager of Peguform GmbH's plant in Neustadt, Germany from 1994 to 1997. In 1997, Mr. Ruf assumed the position of Vice President for Operations of Peguform GmbH. Mr. Ruf has been in his present position since January 1998. Prior to joining Peguform, Mr. Ruf was employed for 8 years by Sommer Allibert as production and plant manager at their Sontra, Germany facility.

     Dieter Belle joined Peguform GmbH as Vice President-Finance, Controlling and Purchasing in 1995. In April 1998 he assumed responsibility for human resources. Prior to joining Peguform, Mr. Belle served as Director of Controlling for Felten & Guilleaume from 1990 to 1995.

     Stephen M. Cheifetz, 43, is a partner of Corrent and Macri and has served as partner of this firm for less than 1 year. Prior to joining his current firm, he was a partner with Wilson, Walker, Hochberg, Slopen, a Windsor, Ontario law firm, and served as a partner of that firm for over five years.

EXECUTIVE COMPENSATION

     The following Summary Compensation Tables sets forth compensation paid for the years ended December 31, 1998, 1997 and 1996, respectively, to those persons who were, at such date, the chief executive officer of the Company and four other executive officers who received more than $100,000 in compensation during such year (collectively, the "Named Officers") for services in all capacities to us.

                         SUMMARY COMPENSATION TABLE(1)

             NAME AND                                                       OTHER ANNUAL         ALL OTHER
        PRINCIPAL POSITION             YEAR    SALARY($)(2)    BONUS($)    COMPENSATION(3)    COMPENSATION(4)
        ------------------             ----    ------------    --------    ---------------    ---------------
Larry J. Winget....................    1998      $526,503            --       $542,872           $366,063
Chairman of the Board and              1997       527,657            --        478,945            277,347
Chief Executive Officer                1996       513,820            --        675,799            250,807
A. James Schutz....................    1998      $238,856      $ 41,760             --           $  5,100
Executive Vice President               1997       237,150        41,760             --              4,800
                                       1996       231,491        41,760             --              4,800
Michael G. Torakis.................    1998      $268,834            --             --           $  5,100
President and Chief Financial          1997       263,819            --             --              4,800
Officer                                1996       257,615       250,000             --              4,800
Larry J. Winget, Jr................    1998      $219,224            --             --           $  5,100
Executive Vice President               1997       220,938            --             --              4,275
                                       1996       216,034            --             --              3,950
Joseph R. Tignanelli...............    1998      $198,039            --             --           $  4,850
Executive Vice President               1997       192,428            --             --              4,800
                                       1996       189,084            --             --              4,800

------------
(1) The compensation described in this table does not include benefits under group plans which do not discriminate in scope, terms or operation in favor of the Named Officers and that are generally available to all salaried employees, and certain perquisites and personal benefits received by the Named Officers, where such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Includes salary reductions made under Venture's 401(k) Plan and Venture's Cafeteria Benefit Plan.

(3) The amount indicated for Mr. Winget represents compensation in lieu of a distribution of Trust principal equal to taxes incurred by the beneficiary as a result of activities of the Trust's subsidiaries which have elected "S" corporation status under the Code or are LLCs (taxed as partnerships). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) "All Other Compensation" is comprised of: (1) a contribution made by Venture to the accounts of each of the Named Officers under Venture's 401(k) Plan;
    (2) the incremental cost to Venture of additional premiums for term life insurance benefits for the Named Officers which are not generally available to the other salaried employees of Venture, and (3) with respect to Mr. Winget, the portion of the premium paid by Venture under a life insurance policy (the "Reverse Split Dollar Policy") attributable to the build-up of the cash surrender value of the policy, which aggregated $1,672,705, $1,311,742 and $1,039,195 at December 31, 1998, 1997 and 1996, respectively, and is owned by Mr. Winget. The beneficiary of the term insurance portion of the Reverse Split Dollar Policy is Venture, which pays all premiums due under the policy and is entitled to receive a $20.0 million benefit in the event of Mr. Winget's death. Mr. Winget has the right to designate the distribution of the cash surrender value and may, prior to his death, surrender the policy in cancellation thereof and receive the benefit of the cash surrender value.

     See the table below for complete details concerning all other compensation.

                                                                    REVERSE
                                                     TERM LIFE    SPLIT DOLLAR
             NAME AND YEAR                 401(K)    INSURANCE       POLICY        TOTAL
             -------------                 ------    ---------    ------------     -----
Winget
  1998.................................    $4,800      $300         $360,963      $366,063
  1997.................................     4,500       300          272,547       277,347
  1996.................................     4,500       300          246,007       250,807
Schutz
  1998.................................    $4,800      $300               --      $  5,100
  1997.................................     4,500       300               --         4,800
  1996.................................     4,500       300               --         4,800
Torakis
  1998.................................    $4,800      $300               --      $  5,100
  1997.................................     4,500       300               --         4,800
  1996.................................     4,500       300               --         4,800
Winget, Jr.
  1998.................................    $4,800      $300               --      $  5,100
  1997.................................     3,975       300               --         4,275
  1996.................................     3,650       300               --         3,950
Tignanelli
  1998.................................    $4,550      $300               --      $  4,850
  1997.................................     4,500       300               --         4,800
  1996.................................     4,500       300               --         4,800

COMPENSATION OF DIRECTORS

     Messrs. Winget, Schutz, Torakis and Butler serve as the directors of the Trust and each guarantor of the Notes and do not receive any additional compensation or fees for their service to us in such capacities. Mr. Cheifetz does not receive compensation for acting as a director of Venture Canada; however, the law firm of which he is a partner acts as counsel to Venture Canada.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All of the Named Officers' compensation for the year ended December 31, 1998 was paid by Experience Management LLC. Messrs. Winget and Torakis, in their capacities as directors, participated in the deliberations concerning executive compensation. In addition, some of the Named Officers have engaged in certain transactions with Venture. See "Certain Transactions."

OPTIONS

     None of the Named Officers hold any options to acquire stock of the subsidiaries of the Trust or were granted any such options in the 1998 fiscal year.

                                STOCK OWNERSHIP

     The Trust owns, directly or indirectly, all of the outstanding capital stock of, or equity interests in, its subsidiaries, except for its Mexican (70% owned) and Spanish (50% owned) joint ventures. Mr. Winget is the sole beneficiary of the Trust. Mr. Winget's address is c/o Venture Holdings Trust, 33662 James J. Pompo Drive, Fraser, Michigan 48026.

                              CERTAIN TRANSACTIONS

     In addition to making distributions to Mr. Winget as sole beneficiary of the Trust and compensating him in his capacity as an Executive Manager of the Company, Venture has maintained business relationships and engaged in certain transactions with Mr. Winget and certain companies owned or controlled by him (each an "affiliate" and collectively, the "affiliates") as described below. Since we operate for the benefit of Mr. Winget as sole beneficiary of the Trust, the terms of these transactions are not the result of arms'-length bargaining; however, we believe that such transactions are on terms no less favorable to us than would be obtained if such transactions or arrangements were arms'-length transactions with non-affiliated persons.

     Pursuant to the indentures governing the Notes and the indenture governing the Existing Senior Notes, the Trust, each issuer of the Existing Senior Notes and each guarantor of each of the Existing Senior Notes and the Notes is required to maintain a Fairness Committee, at least one of whose members is independent, which approves the terms and conditions of certain transactions between the Company and our affiliates and participates in decisions concerning whether certain corporate opportunities will be pursued by us. Venture has complied with such requirement since the date of the issuance of the Existing Senior Subordinated Notes for transactions initiated after such date. The indentures also contain restrictions on distributions to Mr. Winget and other restrictions on transactions with affiliates, including the Corporate Opportunity Agreement. The Corporate Opportunity Agreement, entered into in connection with the issuance of the Existing Senior Subordinated Notes, requires Mr. Winget to offer to us certain corporate opportunities which relate to our business before he may pursue such opportunities outside the Company. See "Description of Notes."

FACILITIES AND EQUIPMENT

     We lease, or have arranged for the usage of, certain facilities, machinery and equipment that are owned by affiliates, as set forth below. We believe that the lease and usage agreements are based on the fair market value of the facilities, machinery and equipment at the inception of the agreements. Venture has made significant capital improvements to these properties. Venture has accounted for such improvements as leasehold improvements. At the conclusion of the applicable lease or usage agreement, the benefits of such improvements inure to the benefit of the lessor.

     Venture Real Estate, Inc., a corporation wholly owned by Mr. Winget's living trust since 1988, leases two separate injection molding buildings to us in our Malyn Complex, and our Commerce Mold Shop. Starting in 1996, the Redford facility, and in 1998 the Almont II facility, were also leased to us by Venture Real Estate, Inc. Amounts paid to Venture Real Estate, Inc. and a predecessor affiliate were approximately $0.8 million, $1.0 million and $0.8 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Deluxe Pattern Corporation ("Deluxe"), a corporation wholly owned by Mr. Winget's living trust since 1989, provides an advanced design, model and tool-building facility, and is engaged in the business of providing design and model and tool-building services to us and to customers unaffiliated with us. Since July, 1992, Venture has occupied and staffed the Deluxe facility pursuant to a usage agreement. Venture paid Deluxe usage fees of $0.4 million for each of the years ended December 31, 1996, 1997 and 1998. Such fees are based upon the amount of time the facility and advanced equipment housed there are made available to us. In addition to the usage fees, Venture paid Deluxe $4.3 million, $9.2 million and $6.6 million for the years ended December 31, 1996, 1997 and 1998, respectively, for the purchase of goods and services and equipment at net book value. Deluxe does not directly employ its own workforce, but rather, our employees are made available to Deluxe on an as needed basis, for which Deluxe pays us a fee. During the years ended December 31, 1996, 1997 and 1998, Venture made sales to Deluxe of $1.1 million each year, and Deluxe paid Venture $9.6 million, $4.6 million and $17.3 million, respectively, for time spent by Venture's employees on Deluxe business.

     Harper Properties of Clinton Township Limited Partnership ("Harper Properties") leases its Harper facility to us pursuant to an operating lease which terminates on June 7, 1999 (the "Harper Lease").

Realven Corporation ("Realven") leases the machinery and equipment located at the Harper facility to us pursuant to an operating lease which also terminates on June 7, 1999 (the "Realven Lease"). Both leases are expected to be renewed prior to the termination date. Harper Properties is a limited partnership in which the living trusts of Mr. Winget and his wife, Alicia, and an affiliated company are the general partners and Mr. Winget, members of his family, A. James Schutz, an Executive Manager of the Company, and Michael G. Torakis, an Executive Manager of the Company, are the limited partners. Realven is a corporation wholly owned by Mr. Winget and his wife, Alicia. The Harper Lease provides for semi-annual lease payments. Harper Properties and Realven have the right to require us to enter into negotiations regarding an increase in the lease payments under the Harper Lease and the Realven Lease, so that lease payments under these leases will reflect all expenses to Harper Properties, Realven and their owners. Venture has made several improvements to the Harper facility and the machinery and equipment leased from Realven, and has accounted for them as leasehold improvements. At the termination of the Harper and Realven Leases, Harper Properties and Realven, respectively, will retain the value, if any, of the leasehold improvements. Venture paid Harper Properties $1.7 million in each of the years ended December 31, 1996, 1997 and 1998, respectively, under the Harper Lease. Venture paid Realven $0.4 million in each of the years ended December 31, 1996, 1997 and 1998, respectively, under the Realven Lease.

     Mr. Winget has since 1991 allowed Venture to use approximately 12 molding machines pursuant to the terms of usage agreements. In January of 1994, Mr. Winget leased 28 additional injection molding machines to Venture as part of the expansions of the Harper and Groesbeck facilities. Mr. Winget also leases certain injection molding equipment to us. In February of 1995, Mr. Winget contributed and assigned his interests in the leases to the various injection molding machines and equipment to a new entity, Venture Heavy Machinery Limited Liability Company. Venture paid Venture Heavy Machinery Limited Liability Company $1.8 million in each of the years ended December 31, 1996, 1997 and 1998, respectively, under the usage agreements.

     Venture Real Estate Acquisition Company and Venture Equipment Acquisition Company, each wholly owned by Mr. Winget's living trust, acquired a 176,000 square foot injection molding facility and the machinery and equipment located therein (including 35 molding machines), on February 4, 1994. Venture entered into usage agreements for such facility (the Masonic facility), machinery and equipment, the terms of which were reviewed and approved by the Fairness Committee. During 1996, 1997 and 1998 Venture paid $1.3 million, $1.3 million and $1.3 million, respectively, to Venture Real Estate Acquisition Company and Venture Equipment Acquisition Company pursuant to these agreements.

BUSINESS RELATIONSHIPS

     We maintain ongoing business relationships with affiliates, as set forth below:

     Nova Corporation ("Nova") is a corporation in which Windall Industries, a corporation in which Mr. Winget owns a 49% equity interest and a former Executive Manager of Venture owns the controlling 51% interest. Nova is a successor to Windall Industries' business. Nova supplies us with certain small parts or components of large assemblies that are sold to our customers. Venture paid Nova $2.3 million, $1.0 million and $1.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. In connection with this relationship, Venture has provided Nova with various raw materials at cost and received commission income, for which Nova paid Venture $0.8 million, $0.3 million and $0.4 million in the years ended December 31, 1996, 1997 and 1998, respectively. Nova sells products to other customers besides us, and has and will compete with us for certain contracts. Nova paid Venture $0.2 million each year pursuant to machinery and equipment operating leases for each of the years ended December 31, 1996, 1997 and 1998. Venture paid Windall Industries usage fees of $80,000 in each of the years ended December 31, 1996, 1997 and 1998.

     Venture Sales and Engineering ("VS&E") and Venture Foreign Sales Corporation ("VFS"), corporations wholly owned by Mr. Winget, serve as our outside sales agencies for sales of products manufactured at our Vemco, Inc., Venture Industries and Venture Grand Rapids facilities. Currently, we pay VS&E and VFS, in the aggregate, a sales commission of 3% on all production sales. Venture paid VS&E, $6.4 million, $7.3 million and $10.4 million in the years ended December 31, 1996, 1997 and 1998, respectively. Venture made no payments to VFS in the years ended December 31, 1996, 1997 and 1998. VS&E has conducted sales and marketing activities around the world for us and has been advanced certain funds in order to carry on that work on our behalf.

     VAC has, since 1991, performed sequencing and value-added assembly of parts manufactured at our Grand Blanc facility. Venture paid VAC $3.3 million in the year ended December 31, 1996 under this arrangement. During the years ended December 31, 1996 Venture made sales to VAC of $69,000. Beginning October 1, 1996 the manufacturing services previously provided by VAC have been contracted to MAST Services LLC, a company in which N. Matthew Winget, Mr. Winget's son, owned a minority interest until the fourth quarter of 1998. Services for the period ending December 31, 1996 were $0.3 million, and for the years ended December 31, 1997 and 1998 were $2.7 million and $2.3 million, respectively.

MANAGEMENT SERVICES

     Venture Service Company ("Venture Service") provides administrative services and insurance to Deluxe, Windall Industries, VS&E and VAC. Deluxe, Windall Industries, VS&E and VAC paid us $1.8 million and $0.2 million in the years ended December 31, 1996 and 1997, respectively. No amounts were paid in 1998.

     Venture provided Venture Asia Pacific Pty. Ltd. and its subsidiaries ("VAP") with management and sales services, for which they paid Venture $5.1 million, $4.0 million and $4.5 million for 1996, 1997 and 1998, respectively. In addition, VAP also reimbursed Venture for certain other expenditures made on its behalf and assigned certain tooling contracts to Venture.

     Pompo Insurance & Indemnity Company Ltd. ("Pompo"), a Barbados corporation indirectly wholly owned by Mr. Winget, was incorporated in 1992 under the Barbados Exempt Insurance Act. We purchase insurance from Pompo to cover certain medical claims by our employees and certain workers compensation claims. Venture has accounted for this arrangement using the deposit method wherein the full amount of the estimated liability for such claims is recorded in other liabilities and the premiums paid to Pompo are recorded in other assets until such time that the claims are settled. We remain primarily liable for any amounts in excess of insurance coverage or any amounts not paid by Pompo under these coverages. If a liability is settled for less than the amount of the premium paid to Pompo, a portion of the excess is available as a premium credit on future insurance. No amounts were paid in 1996 or 1997. In 1998 Venture paid Pompo $0.6 million in premiums. Venture received and utilized premium credits of $0.2 million and $0.7 million, respectively for 1996 and 1998. No premium credits were utilized in 1997.

OTHER

     From time to time, we pay certain expenses on behalf of Mr. Winget which he is obligated to repay to us. Such amounts payable by Mr. Winget do not bear interest and are payable on demand. Mr. Winget was not indebted to Venture for such expenses at December 31, 1996 or 1997. At December 31, 1998, Mr. Winget's indebtedness to Venture for such expenses was $867,000. The highest amount of such indebtedness outstanding at any one time during such periods was $867,000. Such indebtedness was repaid in its entirety in the first quarter of 1999.

     Mr. Winget and his wife, Alicia, own the Acropolis Resort, which consists of several separate units and a lodge near Gaylord, Michigan, a resort community north of Detroit. We lease this facility from Mr. Winget primarily for use by our employees, who are permitted to use the facility on an availability basis. Cumulative leasehold improvements to this facility through December 31, 1998 aggregate $0.3 million. Our lease obligation to Mr. Winget is based upon the actual use of the facility by our employees, provided that we are required to pay for the use of 500 room nights per calendar year (approximately $25,000) whether or not such rooms are rented. Venture paid Mr. Winget $80,000,

$50,000 and $90,000 in the years ended December 31, 1996, 1997 and 1998, respectively, under this arrangement.

     Farm and Country Real Estate Company ("Farm and Country"), a corporation wholly owned by Mr. Winget, leases to us approximately 84 acres of undeveloped land adjacent to our Grand Blanc facility on a month-to-month basis. This lease provides for monthly rental payments of $16,100. Rent paid in 1996, 1997 and 1998 was $0.2 million in each year.

     Mr. Winget and Patent Holdings, Inc., a corporation wholly owned by Mr. Winget, have granted to us non-exclusive, royalty free licenses to certain patents which have been issued under applications filed by Mr. Winget, as assignee. Mr. Winget and the affiliated companies also generally permit us to utilize proprietary technologies or processes, such as REAP, which are developed by Deluxe and the affiliated companies. The licenses are perpetual, but provide that the licensor may negotiate a reasonable royalty in the event that Mr. Winget or an Excluded Person (as defined in the indenture relating to the Existing Senior Notes) no longer owns at least 80% of the beneficial interest of the Trust.

     On July 1, 1996, Venture Industries Corporation and its affiliated companies (not including the Trust or Venture Canada) (the "Venture Guarantors"), along with VIC Management, L.L.C. ("VIC"), a limited liability company wholly owned, directly or indirectly, by Mr. Winget, entered into an agreement guaranteeing up to $3.5 million of the obligations of Atlantic Automotive Components, L.L.C. ("Atlantic") to RIC Management Corp. ("RIC"). This guarantee is one of a series of transactions whereby VIC acquired RIC's minority interest in Atlantic. Deluxe agreed to fully indemnify the Venture Guarantors for all amounts paid under the guarantee.

                                   THE TRUST

     Venture Holdings Trust was established December 28, 1987 by Mr. Winget by agreement (the "Trust Agreement") with a financial institution as Trustee. Effective October 19, 1993, Mr. Winget assumed the duties of sole Trustee (the "Trustee"). Mr. Winget is the sole beneficiary of the Trust.

     The Trust owns, directly or indirectly, all of the outstanding capital stock of, or equity interests in, each of its domestic subsidiaries. These entities are the guarantors of the Notes. Some of these entities are currently tax pass-through entities and therefore the beneficiary of the Trust ultimately must recognize and pay taxes on any taxable income of these tax pass-through entities. See "Description of Notes -- Certain Covenants -- Restricted Payments" for a discussion of what tax reimbursement distributions may be made to the beneficiary under the Notes.

     The Trust owns, indirectly through its domestic subsidiaries, all of the outstanding capital stock of, or equity interests in, each of its foreign subsidiaries except its Mexican (70% owned) and Spanish (50% owned) joint ventures.

     The Trust is managed by Mr. Winget as "Special Advisor." On Mr. Winget's death, Disability or Unavailability (as defined in the Trust Agreement), the successor to the Special Advisor will be the Successor Special Advisor Group. The Trust was amended shortly before this offering to provide for a new Successor Special Advisory Group. Generally, except for its administrative duties in connection with the holding of the assets of the Trust and receiving income on those assets, the Trustee may not take action with respect to the assets of the Trust without the prior consent of the Special Advisor or Successor Special Advisor Group. Actions that the Trustee may not take without the prior consent of the Special Advisor or Successor Special Advisor Group include (1) borrowing money or incurring other obligations; (2) disposing of the trust assets; (3) making loans to the subsidiaries; (4) making investments, except investment of funds in Cash Equivalents (as defined in the Trust Agreement); and (5) exercising any of its rights as an owner of the subsidiaries of the Trust.

     The Trust may only be terminated (1) when outstanding obligations specified in the Trust Agreement which restrict terminations no longer restrict such termination or (2) the Trust has transferred all of its first tier interests to Venture Holdings Corporation (or another successor to the Trust) in accordance with the terms of the Trust Agreement.

     Under the terms of the indentures governing the Notes, if any transfer of Mr. Winget's beneficial interest in the Trust results in a Change of Control (as defined), then the Trust is required to make an offer to repurchase the Notes. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

     Under the terms of the indentures governing the Notes, Mr. Winget has limited authority to amend the Trust Agreement and the Trust cannot engage in any business activity except for agreements related to the outstanding indebtedness of the Company. See "Description of Notes -- Limitation on Amendments to Agreements," "Capitalization" and "Description of Certain Indebtedness."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of certain of our debt agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, such agreements, including the definitions therein of terms not defined herein.

NEW CREDIT AGREEMENT

     Concurrent with the Acquisition and the offering of the Notes, the Trust will enter into the New Credit Agreement. Set forth below is a summary of the principal terms of the New Credit Agreement. The following summary is not complete and is qualified by reference to all of the documents governing the New Credit Agreement.

     Pursuant to the New Credit Agreement, The First National Bank of Chicago and certain other lenders are expected to provide, subject to certain terms and conditions, credit facilities aggregating $450.0 million, including (1) a 5 year $200.0 million Revolving Credit Facility; (2) a 5 year $100.0 million Term Loan A; and (3) a 6 year $150.0 million Term Loan B.

     The Revolving Credit Facility will permit us to borrow up to the lesser of a borrowing base computed as a percentage of accounts receivable and inventory, or $200.0 million less the amount of any letter of credit issued against the New Credit Agreement. Pursuant to the borrowing base formula, as of December 31, 1998 we could have utilized the full amount available under the Revolving Credit Facility.

     The New Credit Agreement provides for a multicurrency funding capability to be made available to the Trust. At present, loans may be made in U.S. dollars, euros or, under certain circumstances, other available and freely tradeable foreign currencies.

     The Revolving Credit Facility will not require scheduled amortization payments or scheduled commitment reductions prior to maturity. Each of Term Loan A and Term Loan B will require quarterly amortization payments through maturity. The documents governing the New Credit Agreement will, under certain circumstances, require mandatory prepayments and commitment reductions. Such circumstances include asset sales, issuances of equity and the generation of cash flow in excess of certain amounts, and a change of control. In addition, the borrowers will have the right to make optional prepayments and commitment reductions.

     All indebtedness under the New Credit Agreement will be senior secured indebtedness. Obligations under the New Credit Agreement will be jointly and severally guaranteed by the Trust's domestic subsidiaries and, under certain circumstances, the agent bank may request guarantees of foreign subsidiaries, however, no such guarantees are contemplated at this time. Obligations under the New Credit Agreement will be secured by first priority security interests in substantially all of the assets of the Trust and its domestic subsidiaries. As a result, payments may need to be made under the New Credit Agreement even though payments are then due with respect to the Notes. See "Description of Notes."

     Interest on the Revolving Credit Facility and Term Loan A will accrue at an annual rate of interest equal to, at our option, either (a) the Alternate Base Rate, as announced by The First National Bank of Chicago ("ABR"), plus an applicable margin (which applicable margin will initially be 1.00% and thereafter may range from 0% to 1.00%) (the "ABR rate") or (b) at the London Interbank Offered Rate

(adjusted) for a specified interest period ("LIBOR") plus an applicable margin (which applicable margin will initially be 2.50% and thereafter may range from 1.50% to 2.50%).

     Interest on Term Loan B will accrue at an annual rate of interest equal to either (a) the ABR, plus an applicable margin (which applicable margin will initially be 1.50% and thereafter may range from 1.25% to 1.50%) (together with the ABR rate the "floating rate") or (b) at LIBOR plus an applicable margin (which applicable margin will initially be 3.00% and thereafter may range from 2.75% to 3.00%).

     Interest on all borrowings under the New Credit Agreement bearing interest at a floating rate will be payable quarterly and interest on all borrowings under the New Credit Agreement bearing interest based on LIBOR will be payable at the end of the interest period pertaining thereto unless the interest period is 6 months, in which case it will also be payable 3 months after the interest period commences.

     We will also pay an unused commitment fee on the Revolving Credit Facility which commitment fee will initially be 0.50% of the unused amount of the Revolving Credit Facility and thereafter may range from 0.375% to 0.50%.

     The documents governing the New Credit Agreement will contain a number of covenants that, among other things, will restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, pay dividends, create liens, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict corporate activities. Such covenants are more restrictive than those related to the Notes. In addition, the documents governing the New Credit Agreement will require compliance with financial tests and ratios.

EXISTING SENIOR NOTES

     The Trust and certain of the guarantors of the Notes are jointly and severally liable as issuers under an indenture relating to the Existing Senior Notes. The Existing Senior Notes bear interest at a rate per annum of 9 1/2% and mature on July 1, 2005. As of December 31, 1998, $205.0 million was outstanding under the Existing Senior Notes. Interest on the Existing Senior Notes is payable semi-annually on January 1 and July 1 of each year. The Existing Senior Notes are redeemable, in whole or in part, at the option of the issuers of such notes at any time on or after July 1, 2001 at 104.750%, after July 1, 2002 at 102.375%, and after July 1, 2003 at 100%.

     The indenture for the Existing Senior Notes contains covenants that are generally more restrictive than those related to the Notes. The covenants contained in the indenture for the Existing Senior Notes relate to the following matters: (1) limitations on additional indebtedness; (2) limitations on restricted payments; (3) limitations on transactions with affiliates; (4) corporate opportunities; (5) the application of proceeds of certain assets sales; (6) limitations on liens; (7) limitations on issuance of guarantees and pledges for indebtedness; (8) limitation on equity interests of subsidiaries;
(9) limitations on dividends and other payment restrictions; (10) limitations on other senior indebtedness; (11) limitations on new lines of business; and (12) restrictions on mergers, consolidations and transfers of all or substantially all of the assets of the Trust.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VENTURE HOLDINGS TRUST

Report of Independent Public Accountants....................   F-2

Consolidated Balance Sheets.................................   F-3

Consolidated Statements of Income and Comprehensive
  Income....................................................   F-4

Consolidated Statements of Changes in Trust Principal.......   F-5

Consolidated Statements of Cash Flows.......................   F-6

Notes to Consolidated Financial Statements..................   F-7

PEGUFORM GMBH

Report of Independent Auditors..............................  F-23

Consolidated Financial Statements

  Consolidated Balance Sheets...............................  F-24

  Consolidated Statements of Income.........................  F-25

  Consolidated Statements of Stockholders' Equity...........  F-26

  Consolidated Statements of Cash Flows.....................  F-27

  Notes to the Consolidated Financial Statements............  F-28

                          INDEPENDENT AUDITORS' REPORT

Trustee of Venture Holdings Trust
Fraser, Michigan

     We have audited the accompanying consolidated balance sheets of Venture Holdings Trust as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, trust principal and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Venture Holdings Trust as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

March 30, 1999
Detroit, Michigan

                             VENTURE HOLDINGS TRUST

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                                --------------------     MARCH 31,
                                                                  1998        1997         1999
                                                                  ----        ----       ---------
                                                                                        (UNAUDITED)
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................    $    130    $  1,477     $  3,153
  Accounts receivable, net, includes related party
     receivables of $56,648, $32,260 and $59,878 (unaudited)
     at December 31, 1998 and 1997, and March 31, 1999
     respectively (Notes 2, 6 & 7)..........................     190,135     161,157      200,067
  Inventories (Notes 3, 6 & 7)..............................      51,139      52,616       53,288
  Prepaid expenses and other (Note 11)......................       8,870       8,994        8,648
                                                                --------    --------     --------
       Total current assets.................................     250,274     224,244      265,156
Property, Plant and Equipment, Net (Notes 4 & 7)............     200,544     205,765      196,226
Intangible Assets (Note 5)..................................      52,022      53,900       51,552
Other Assets (Notes 1 & 7)..................................      26,636      25,771       26,547
Deferred Tax Assets (Note 11)...............................      11,839      14,442       11,035
                                                                --------    --------     --------
       Total Assets.........................................    $541,315    $524,122     $550,516
                                                                ========    ========     ========
              LIABILITIES AND TRUST PRINCIPAL
Current Liabilities:
  Accounts payable (Note 7).................................    $ 52,351    $ 70,047     $ 62,506
  Accrued payroll & taxes...................................       9,017       7,341       10,331
  Accrued interest..........................................      13,387      12,148        6,274
  Other accrued expenses....................................       5,299       6,485        5,701
  Current portion of long-term debt (Note 6)................       1,565       3,122        1,588
                                                                --------    --------     --------
       Total current liabilities............................      81,619      99,143       86,400
Other Liabilities (Note 10).................................       7,254      14,281        5,948
Deferred Tax Liabilities (Note 11)..........................      11,955      13,350       11,881
Long-Term Debt (Note 6).....................................     363,374     333,066      361,068
                                                                --------    --------     --------
       Total liabilities....................................     464,202     459,840      465,297
Commitments and Contingencies (Note 8)......................          --          --           --
Trust Principal:
  Accumulated other comprehensive income -- minimum pension
     liability in excess of unrecognized prior service cost,
     net of tax (Note 10)...................................        (737)                    (737)
  Trust principal...........................................      77,850      64,282       85,956
                                                                --------    --------     --------
       Total trust principal................................      77,113      64,282       85,219
                                                                --------    --------     --------
Total Liabilities and Trust Principal.......................    $541,315    $524,122     $550,516
                                                                ========    ========     ========

                See notes to consolidated financial statements.

                             VENTURE HOLDINGS TRUST

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                      THREE MONTHS
                                                  YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                                              --------------------------------    --------------------
                                                1998        1997        1996        1999        1998
                                                ----        ----        ----        ----        ----
                                                                                      (UNAUDITED)
Net Sales (Notes 7 & 9)...................    $645,196    $624,113    $351,777    $165,992    $166,612
Cost of Products Sold (Note 7)............     532,809     521,361     302,940     133,070     133,616
                                              --------    --------    --------    --------    --------
Gross Profit..............................     112,387     102,752      48,837      32,922      32,996
Selling, General and Administrative
  Expense (Note 7)........................      59,689      57,217      26,588      14,270      14,855
Payments to Beneficiary in Lieu of Taxes
  (Note 7)................................         535         472         666           0           0
                                              --------    --------    --------    --------    --------
Income from Operations....................      52,163      45,063      21,583      18,652      18,141
Interest Expense..........................      36,641      30,182      19,248       9,479       7,145
                                              --------    --------    --------    --------    --------
Net Income Before Extraordinary Items and
  Taxes...................................      15,522      14,881       2,335       9,173      10,996
Tax Provision (Note 11)...................       1,954       3,358         336       1,067       1,465
                                              --------    --------    --------    --------    --------
Net Income Before Extraordinary Items.....      13,568      11,523       1,999       8,106       9,531
Net Extraordinary Loss on Early Retirement
  of Debt (Note 12).......................           0           0       2,738           0           0
                                              --------    --------    --------    --------    --------
Net Income (Loss).........................      13,568      11,523        (739)      8,106       9,531
Other Comprehensive Income -- minimum
  pension liability in excess of
  unrecognized prior service cost, net of
  tax (Note 10)...........................        (737)          0           0           0           0
                                              --------    --------    --------    --------    --------
Comprehensive Income (Loss)...............    $ 12,831    $ 11,523    $   (739)   $  8,106    $  9,531
                                              ========    ========    ========    ========    ========

                See notes to consolidated financial statements.

                             VENTURE HOLDINGS TRUST

             CONSOLIDATED STATEMENTS OF CHANGES IN TRUST PRINCIPAL
                             (DOLLARS IN THOUSANDS)

                                                                                       THREE MONTHS
                                                                                          ENDED
                                                                                        MARCH 31,
                                                                                    ------------------
                                                       1998      1997      1996      1999       1998
                                                       ----      ----      ----      ----       ----
                                                                                       (UNAUDITED)
Trust Principal, Beginning of Period..............    64,282    52,759    53,498    $77,113    $64,282
Comprehensive Income (Loss)
  Net Income (Loss)...............................    13,568    11,523      (739)     8,106      9,531
  Other Comprehensive Income -- minimum pension
     liability in excess of unrecognized prior
     service cost, net of tax (Note 10)...........      (737)
                                                      ------    ------    ------    -------    -------
Comprehensive Income (Loss).......................    12,831    11,523      (739)     8,106      9,531
                                                      ------    ------    ------    -------    -------
Trust Principal, End of Period....................    77,113    64,282    52,759    $85,219    $73,813
                                                      ======    ======    ======    =======    =======

                See notes to consolidated financial statements.

                             VENTURE HOLDINGS TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      THREE MONTHS
                                                                                         ENDED
                                                 YEARS ENDED DECEMBER 31,              MARCH 31,
                                             ---------------------------------    --------------------
                                              1998        1997         1996         1999        1998
                                              ----        ----         ----         ----        ----
                                                                                      (UNAUDITED)
Cash Flows From Operating Activities:
  Net income (loss)......................    $13,568    $  11,523    $    (739)   $  8,106    $  9,531
  Adjustments to reconcile net income to
     net cash (used in) provided by
     operating activities, net of
     acquisitions:
     Depreciation and amortization.......     39,320       32,147       22,628      10,794       9,079
     Change in accounts receivable.......    (29,795)     (31,489)     (35,789)    (10,056)    (34,815)
     Change in inventories...............      1,477       (1,517)      (4,298)     (2,149)     (1,738)
     Change in prepaid expenses..........      2,147        2,329       (4,116)       (100)        343
     Change in other assets..............     (7,045)      (7,178)      (6,445)     (3,105)        379
     Change in accounts payable..........    (17,696)     (14,774)      32,400      10,155      16,554
     Change in accrued expenses..........        (21)      (5,588)      21,221      (5,397)     (4,099)
     Change in other liabilities.........     (7,028)      (1,630)       8,725      (1,305)     (3,428)
     Change in deferred taxes............       (320)       3,119       (1,322)      1,052       1,465
     Net extraordinary loss on early
       extinguishment of debt............          0            0        2,738           0           0
                                             -------    ---------    ---------    --------    --------
       Net cash (used in) provided by
          operating activities...........     (5,393)     (13,058)      35,003       7,995      (6,729)
Cash Flows From Investing Activities:
  Capital expenditures...................    (24,706)     (33,012)     (64,593)     (2,688)     (8,371)
  Purchase of subsidiaries, net of cash
     acquired............................          0       (4,081)     (56,954)          0           0
                                             -------    ---------    ---------    --------    --------
       Net cash used in investing
          activities.....................    (24,706)     (37,093)    (121,547)     (2,688)     (8,371)
Cash Flows From Financing Activities:
  Net (repayments) borrowings under
     revolving credit agreement..........     32,000      (46,000)      91,000      (2,000)     23,000
  Net proceeds from issuance of debt.....          0      205,000       69,249           0           0
  Principal payments on debt.............     (3,248)    (122,808)     (14,535)       (284)     (1,392)
  Payment for early extinguishment of
     debt................................          0            0      (62,738)          0           0
                                             -------    ---------    ---------    --------    --------
       Net cash (used in) provided by
          financing activities...........     28,752       36,192       82,976      (2,284)     21,608
                                             -------    ---------    ---------    --------    --------
Net Increase (Decrease) in Cash..........     (1,347)     (13,959)      (3,568)      3,023       6,508
Cash and Cash Equivalents at Beginning of
  Period.................................      1,477       15,436       19,004         130       1,477
                                             -------    ---------    ---------    --------    --------
Cash and Cash Equivalents at End of
  Period.................................    $   130    $   1,477    $  15,436    $  3,153    $  7,985
                                             =======    =========    =========    ========    ========
Supplemental Cash Flow Information Cash
  paid during the period for Interest....    $35,402    $  22,628    $  18,187    $ 16,592    $ 15,311
                                             =======    =========    =========    ========    ========
  Income taxes paid (refunded)...........    $   285    $     140    $  (2,179)   $     20    $    120
                                             =======    =========    =========    ========    ========

                See notes to consolidated financial statements.

                             VENTURE HOLDINGS TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES

     Organization -- In 1987, the sole shareholder of the Venture Group of companies contributed all of the common stock of the companies to Venture Holdings Trust (the Trust). Simultaneously, certain property, plant, and equipment was contributed by the sole shareholder to certain companies owned by the Trust. In exchange, the shareholder was named the sole beneficiary of the Trust.

     The companies included in the Trust are Venture Industries Corporation, Venture Mold and Engineering Corporation, Venture Industries Canada, Ltd., Vemco, Inc., Venture Leasing Company, Vemco Leasing, Inc., Venture Holdings Corporation, Venture Service Company, Experience Management L.L.C. and any predecessors to such organizations. Experience Management L.L.C. was formed late in 1997 to assume the human resource obligations of the Trust. The companies included in the Trust are involved in the design and manufacturing of molded parts and systems integration for North American automotive original equipment manufacturers. During 1996 the Trust acquired Bailey Corporation and its subsidiaries ("Bailey") which were merged into Venture Holdings Corporation in July of 1997. During 1996, the trust acquired the assets of Autostyle Plastics, Inc. ("Autostyle") which was merged into Vemco, Inc. in July of 1997.

     The Trust has been established as a grantor trust. The Trust received a private letter ruling from the Internal Revenue Service confirming that the Trust meets the requirements of a grantor trust under Section 1361(c)(2)(A)(i) of the Internal Revenue Code.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Venture Holdings Trust and its wholly owned subsidiaries (collectively the "Company"). All intercompany accounts and transactions have been eliminated.

     The consolidated financial statements include only those assets and liabilities which relate to the business of Venture Holdings Trust. These statements do not include any assets or liabilities attributable to the beneficiary's individual activities. However, the Company does enter into various transactions with companies in which the sole beneficiary has an interest. These transactions are summarized in Note 7 -- Related Party Transactions.

     Estimates -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Highly liquid investments with an initial maturity of three months or less are classified as cash equivalents.

     Inventories -- Manufactured parts inventories are stated at the lower of cost or market using the first-in, first-out method. Inventory also includes costs associated with building molds under contract. Molds owned by the Company and used in the Company's manufacturing operations are transferred to tooling, in property, plant and equipment, when the molds are operational.

     Property and Depreciation -- Property, plant, and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the various classes of assets. Tooling is amortized on a piece price or straight line basis over the related production contract, generally 3 to 7 years. The principal estimated useful lives are as follows:

                                                                YEARS
                                                                -----
Building and improvements...................................    10-40
Machinery and equipment, and automobiles....................     3-20

                             VENTURE HOLDINGS TRUST

     Leasehold improvements are amortized over the useful life or the term of the lease, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

     Intangible Assets -- The purchase price of companies in excess of the fair value of net identifiable assets acquired ("goodwill") is amortized over 30 years using the straight-line method. The amount reported at March 31, 1999 (unaudited), December 31, 1998 and 1997 was $51.6 million, $52.0 million and $53.9 million, respectively, which is net of accumulated amortization.

     Long-Lived Assets and Long-Lived Assets to be Disposed of -- Effective January 1, 1996, Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was adopted. This Statement establishes accounting standards for the impairment of long-lived assets, and certain identifiable intangibles, and goodwill related to those assets to be held and used and long-lived and certain identifiable intangibles to be disposed of. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, the Statement requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company periodically evaluates the carrying value for impairment, such evaluations are based principally on the undiscounted cash flows of the operations to which the asset is related.

     Revenue Recognition -- Revenue from the sale of manufactured parts is recognized when the parts are shipped. Revenue from mold sales is recognized using the completed contract method due to the reasonably short build cycle. Accounts receivable includes unbilled receivables for mold contracts that are substantially complete. The amounts are billed when final approval has been received from the customer or in accordance with contract terms. Provision for estimated losses on uncompleted contracts, if any, is made in the period such losses are identified.

     Other Assets -- Deferred financing costs are included in other assets and are amortized over the life of the related financing arrangement.

     Program Costs -- Certain costs incurred for the design of components to be built for customers are recorded as deferred program costs which are included in other assets. These costs are recovered based on units produced in each year over the term of production contracts.

     Income Taxes -- Amounts in the financial statements relating to income taxes relate to the subsidiaries that have not elected S corporation status and are calculated using the Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes" (SFAS 109).

     Other significant subsidiaries have elected to be taxed as S corporations under the Internal Revenue Code. The beneficiary is required to report all income, gains, losses, deductions, and credits of the S corporations included in the Trust on his individual tax returns.

     Separate Financial Statements -- Separate financial statements for the Trust and each Subsidiary are not included in this report because each entity (other than Venture Canada and Experience Management L.L.C.) is jointly and severally liable for the Company's senior credit facility and senior notes, and each entity (including Venture Canada but excluding Experience Management L.L.C.) is jointly and severally liable for the Company's senior subordinated notes either as a co-issuer or as a guarantor. In addition, the aggregate total assets, net earnings and net equity of the Subsidiaries of the Trust (with or without Venture Canada and Experience Management L.L.C.) are substantially equivalent to the total assets, net earnings and net equity of the Company on a consolidated basis. Venture Canada and Experience Management L.L.C. represent less than 1% of total assets, net earnings, net trust principal and operating cash flow.

                             VENTURE HOLDINGS TRUST

     Derivative Financial Instruments -- Interest rate swaps are utilized to reduce the sensitivity of earnings to various market risk and manage funding costs. The primary market risk includes fluctuations in interest rates and variability in spread relationships (i.e. Prime vs. LIBOR spreads). Interest rate swaps are used to change the characteristics of its variable rate exposures. Interest rate differentials resulting from interest rate swap agreements used to change the interest rate characteristics are recorded on an accrual basis as an adjustment to interest expense as part of operating activities. In the event of early termination of an interest rate swap agreement designated as a hedge, the gain or loss is deferred, and recognized as an adjustment to interest expense over the remaining term of the underlying debt.

     Reclassifications -- Certain reclassifications have been made to the 1997 financial statements in order to conform to the 1998 presentation.

     Recent Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board (FASB) approved SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes accounting standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses). The Company has adopted this Standard in the financial statements (Note 10). SFAS No. 131 establishes accounting standards for the way public enterprises report information about operating segments in annual financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has adopted this accounting standard; however, there was no impact on the Company's financial statement presentation and disclosures because it operates in only one segment, automotive operations.

     In February 1998, the FASB approved SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pension and other postretirement benefits. In particular, the Standard requires additional information on changes in the benefit obligation and fair values of plan assets. The Company has adopted this Standard in the presentation of its financial statements (Note 10).

     In June 1998, the FASB approved SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Standard is effective for the first quarter of the Company's fiscal year beginning January 1, 2000. The Company has not yet determined the impact of adopting this Standard on its financial position or results of operations.

     In March 1998, the Accounting Standards Executive committee published accounting Statement of Position (SOP) 98-1, which provides guidance on accounting for the costs of computer software developed or obtained for internal use. The provisions of this SOP are applicable for the Company's fiscal year beginning January 1, 1999. The Company does not anticipate that adoption of this Standard will have a material impact on its financial position or results of operations.

     SOP 98-5, Reporting on the Costs of Start-Up Activities, was issued in April 1998. SOP 98-5 establishes standards for the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company has not yet determined the impact of adopting SOP 98-5 its financial condition or results of operations.

                             VENTURE HOLDINGS TRUST

2. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following:

                                                       DECEMBER 31
                                                   --------------------     MARCH 31,
                                                     1998        1997         1999
                                                     ----        ----       ---------
                                                                           (UNAUDITED)
                                                             (IN THOUSANDS)
Accounts receivable (including related
  parties).....................................    $172,759    $140,003     $182,889
Unbilled mold contract receivables.............      21,894      24,726       22,353
                                                   --------    --------     --------
                                                    194,653     164,729      205,242
Allowance for doubtful accounts................      (4,518)     (3,572)      (5,175)
                                                   --------    --------     --------
Net accounts receivable........................    $190,135    $161,157     $200,067
                                                   ========    ========     ========

     Excluding receivables from related parties, substantially all of the receivables are from companies operating in the automobile industry.

3. INVENTORIES

     Inventories consisted of the following:

                                                        DECEMBER 31
                                                     ------------------       MARCH 31,
                                                      1998       1997           1999
                                                      ----       ----         ---------
                                                                             (UNAUDITED)
                                                               (IN THOUSANDS)
Raw material...................................      $25,169    $26,036        $22,900
Work-in-process -- manufactured parts..........        2,965      2,863          2,952
Work-in-process -- molds.......................       11,436     10,922         15,002
Finished goods.................................       11,569     12,795         12,434
                                                     -------    -------        -------
     Total.....................................      $51,139    $52,616        $53,288
                                                     =======    =======        =======

4. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                 DECEMBER 31
                                                             --------------------
                                                               1998        1997
                                                               ----        ----
                                                                (IN THOUSANDS)
Land.....................................................    $  2,418    $  2,427
Building and improvements................................      64,459      62,538
Leasehold Improvements...................................      13,970      12,090
Machinery and equipment..................................     225,687     219,767
Tooling/Molds............................................      12,026       8,659
Office and transportation equipment......................       5,963       6,373
Construction in progress.................................       4,009       7,421
                                                             --------    --------
                                                              328,532     319,275
Less accumulated depreciation and amortization...........     127,988     113,510
                                                             --------    --------
  Total..................................................    $200,544    $205,765
                                                             ========    ========

     Included in property, plant and equipment is equipment and buildings held under capitalized leases. These assets had a cost basis of $9.4 million and accumulated depreciation relating to these assets of

                             VENTURE HOLDINGS TRUST

$2.6 million at December 31, 1998. As of December 31, 1997, these assets had a cost basis of $12.7 million and accumulated depreciation of $4.0 million.

5. BUSINESS ACQUISITIONS

     Effective August 26, 1996, the Trust acquired Bailey, a manufacturer of high quality molded plastic exterior components for sale to automobile manufacturers for an aggregate purchase price of $57 million. This acquisition price was the cost to acquire all of the outstanding shares of the company at $8.75 per share including all of the outstanding options and warrants. The acquisition was accounted for as a purchase with the purchase price allocated over the estimated fair value of the assets and liabilities assumed, resulting in goodwill of approximately $53.8 million. The goodwill is being amortized over 30 years using the straight-line method. Bailey was merged into Venture Holdings Corporation in July of 1997.

     Effective June 3, 1996, the Company acquired certain assets from Autostyle for a purchase price of $6.7 million and entered into a capital lease for all property, plant and equipment. The acquisition was accounted for as a purchase with the purchase price allocated over the estimated fair value of the assets and liabilities assumed, resulting in goodwill of $2.6 million. The goodwill is being amortized over 30 years using the straight-line method.

     The consolidated earnings includes the operations of Bailey from August 26, 1996 and the operations for Autostyle from June 3, 1996.

     Unaudited pro forma results of operations represent the consolidation of historical results for the twelve months ended December 31, 1996, assuming the acquisition of Bailey had occurred at January 1, are as follows (in thousands):

Net sales...................................................    $471,118
Net (loss) before extraordinary item........................        (887)
Net (loss)..................................................      (3,402)

     The Bailey transaction had the following non-cash impact on the Company's balance sheet at August 26, 1996 (in millions):

Current assets..............................................    $ 62
Non-current assets..........................................     143
Current liabilities.........................................     159
Non-current liabilities.....................................      46

                             VENTURE HOLDINGS TRUST

6. DEBT

     Debt consisted of the following:

                                                                    DECEMBER 31
                                                                --------------------     MARCH 31,
                                                                  1998        1997         1999
                                                                  ----        ----       ---------
                                                                                        (UNAUDITED)
                                                                          (IN THOUSANDS)
Revolving credit agreement..................................    $ 77,000    $ 45,000     $ 75,000
Registered senior secured notes payable with interest at
  9.5%......................................................     205,000     205,000      205,000
Registered senior subordinated notes payable with interest
  at 9.75%..................................................      78,940      78,940       78,940
Capital leases with interest at 8.25% to 11.5%..............       2,196       5,023        2,056
Installment notes payable with interest at 5.85% to
  11.75%....................................................       1,803       2,225        1,660
                                                                --------    --------     --------
     Total..................................................     364,939     336,188      362,656
  Less current portion of debt..............................       1,565       3,122        1,588
                                                                --------    --------     --------
     Total..................................................    $363,374    $333,066     $361,068
                                                                ========    ========     ========

     In the third quarter of 1997, the Trust, and each of its wholly owned subsidiaries, other than Venture Industries Canada, Ltd. and Experience Management L.L.C., which was not in existence at the time, (collectively, the "Issuers") issued $205 million of Senior Notes. The net proceeds of $199 million were used to repay Term loans and the amount outstanding under the revolving credit portion of the Senior Credit Agreement. In connection with the issuance of the Senior Notes, certain subsidiaries were merged and or liquidated into other subsidiaries. On August 27, 1997, the Issuers filed a registration statement on Form S-4 registering the Issuers' Series B 9 1/2% Senior Notes due 2005 (the "Registration Statement"), to be offered in exchange for the Senior Notes. The Registration Statement was declared effective by the Securities and Exchange Commission on October 29, 1997.

     Simultaneously with the issuance of the Senior Notes, the Senior Credit Agreement was amended and now provides for borrowings of up to the lesser of a borrowing base or $200 million under a revolving credit facility. The annual interest rate for borrowings under this agreement is a floating rate based upon LIBOR or the banks prime rate which averaged 7.8% at December 31, 1998. The Company must pay a fee of up to .5% of the unused portion of the commitment. The Company has issued letters of credit of approximately $3.0 million at December 31, 1998 against this agreement, thereby reducing the maximum availability to $197.0 million, and pursuant to the borrowing base formula could have borrowed $120.4 million, of which $77.0 million was outstanding thereunder.

     The Trust has agreed to guarantee up to $3.5 million of obligations of a related party. In a separate transaction, a different related party agreed to fully indemnify the Trust for all amounts paid under the guarantee.

     The senior credit agreement, senior notes and the senior subordinated notes contain certain restrictive covenants relating to cash flow, fixed charges, debt, trust principal, trust distributions, leases, and liens on assets. The Company's debt obligations contain various restrictive covenants that require the Company to maintain stipulated financial ratios, including a minimum consolidated net worth (adjusted yearly), fixed charge coverage ratio, interest coverage ratio and total indebtedness ratio. As of December 31, 1998, the Company was in compliance with all debt covenants.

     See also Note 12 -- Extraordinary Items for information related to the early retirement of debt.

                             VENTURE HOLDINGS TRUST

     Scheduled maturities of debt at December 31, 1998 were as follows (in thousands):

1999........................................................    $  1,565
2000........................................................         976
2001........................................................         887
2002........................................................         558
2003........................................................      77,013
Remaining years.............................................     283,940
                                                                --------
     Total..................................................    $364,939
                                                                ========

     To mitigate risk associated with changing interest rates on certain debt, the Company entered into interest rate swap agreements. The notional amounts are used to measure the volume of these agreements and do not represent exposure to credit loss. The impact of interest rate swap agreements resulted in $0.6 million of additional interest expense in each of 1997 and 1998.

                                                                       NOTIONAL AMOUNTS     NOTIONAL AMOUNTS
                                                                          OUTSTANDING          OUTSTANDING
                                               VARIABLE                  AND WEIGHTED         AND WEIGHTED
                                                 RATE      MATURING      AVERAGE RATES        AVERAGE RATES
      UNDERLYING FINANCIAL INSTRUMENT           INDEX      THROUGH     DECEMBER 31, 1998    DECEMBER 31, 1997
      -------------------------------          --------    --------    -----------------    -----------------
Pay Fixed Interest Rate Swaps Term Loans...     LIBOR        2001         $55,000,000          $55,000,000
  Weighted average pay rate................     FIXED        2001                6.75%                6.75%
  Weighted average receive rate............     LIBOR        2001                5.31%                5.70%

7. RELATED PARTY TRANSACTIONS

     The Company has entered into various transactions with entities that the sole beneficiary owns or controls. These transactions include leases of real estate, usage of machinery, equipment, and facilities, purchases and sales of inventory, performance of manufacturing related services, administrative services, insurance activities and the receipt and payment of sales commissions. In addition, employees of the Company are made available to certain of these entities for services such as design, model and tool-building. Since the Company operates for the benefit of the sole beneficiary, the terms of these transactions are not the result of arms'-length bargaining; however, the Company believes that such transactions are on terms no less favorable to the Company than would be obtained if such transactions or arrangements were arms'-length transactions with non-affiliated persons.

     The Company provides or arranges for others to provide certain related parties with various administrative and professional services, including employee group insurance and benefit coverage, property and other insurance, financial and cash management and administrative services such as data processing. The related parties are charged fees and premiums for these services. Administrative services were allocated to the entity for which they were incurred and certain entities were charged a management fee.

     In connection with the above mentioned cash management services, the Company pays the administrative and operating expenses on behalf of certain related parties and charges them for the amounts paid which results in receivables from these related parties.

     The Company purchased from Pompo Insurance & Indemnity Company Ltd. ("Pompo"), a corporation indirectly owned by the sole beneficiary, insurance to cover certain medical claims by the Company's covered employees and certain workers compensation claims. The Company remains an obligor for any amounts in excess of insurance coverage or any amounts not paid by Pompo under these coverages. If a liability is settled for less than the amount of the premium a portion of the excess is available as a premium credit on future insurance. The Company has accounted for this arrangement using the deposit

                             VENTURE HOLDINGS TRUST
method wherein the full amount of the estimated liability for such claims is recorded in other liabilities and the premiums paid to Pompo are recorded in other assets until such time that the claims are settled. The Company made an additional payment of $613 thousand to Pompo in 1998, and no payments in 1997. At December 31, 1998 and 1997, the Company had approximately $3.4 million and $2.8 million, respectively, on deposit with Pompo. A portion of this amount was invested on a short term basis with a related party.

     Deluxe Pattern Corporation (Deluxe) provided design, model and prototyping services to the Company of $6.6, $9.2, and $4.3 million in 1998, 1997 and 1996, respectively. The Company charged approximately $1.1 million each year from Deluxe in 1998, 1997 and 1996 for equipment rentals and services. Employees of the Company made available to Deluxe on an as-needed basis, for which the Company charged Deluxe $9.6, $4.6, and $17.3 million in 1996, 1997 and 1998, respectively. These charges and the cash management services provided to Deluxe by the Company result in a net receivable from Deluxe.

     The Company leases buildings and machinery and equipment that have a book value of approximately $460 thousand to an entity in which the sole beneficiary owns a significant equity interest. During 1998, 1997 and 1996, the Company received $162 thousand per year, in connection with this agreement.

     Venture Sales and Engineering (VS&E) and Venture Foreign Sales Corporation, corporations wholly owned by the sole beneficiary, serve as the Company's sales representatives. The Company pays Venture Sales and Engineering and Venture Foreign Sales Corporation, in the aggregate, a sales commission of 3% on all production sales. VS&E has conducted sales and marketing activities around the world for the Company and has been advanced certain funds in order to carry on that work on behalf of the Company. These activities result in a net receivable from VS&E.

     The Company provided management services to Venture Asia Pacific Pty. Ltd.
(VAP) and its subsidiaries and corporations wholly owned by the sole beneficiary. The Company billed management fees and commissions totaling $4.5, $4.0 and $5.1 million to VAP in 1998, 1997 and 1996, respectively. In addition, VAP is also liable to the Company for expenditures made on its behalf including tooling costs associated with a long-term program to be launched in 1999. The Company expects to receive payment on these receivables once final approval is received from the end OEM customer.

     The following is a summary of transactions with all related parties at December 31, 1998, 1997 and 1996:

                                                                         DECEMBER 31
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                 ----       ----       ----
                                                                       (IN THOUSANDS)
Revenue for:
  Materials sold, tooling sales, sales commission and rent
     charged................................................    $18,974    $17,349    $ 2,123
  Providing administrative services.........................          0          0        149
  Insurance and benefit Premiums............................          0        166        420
  Management Fees...........................................      4,533      4,028      5,098
Subcontracted services......................................      2,324      2,686      9,632
Manufacturing related services and inventory purchased......      8,084     10,213     11,683
Rent expense paid...........................................      2,180      3,195      2,950
Machine and facility usage fees paid........................      4,158      3,748      3,397
Commission expense paid.....................................     10,391      7,269      6,391
Litigation, workers compensation and medical insurance
  premiums..................................................        613          0          0
Property, Plant and Equipment purchased.....................         40          0         49

                             VENTURE HOLDINGS TRUST

     The result of these related party transactions is a net receivable, which is included in accounts receivable as follows:

                                                         DECEMBER 31,        MARCH 31
                                                      ------------------    -----------
                                                       1998       1997         1999
                                                       ----       ----         ----
                                                                            (UNAUDITED)
                                                               (IN THOUSANDS)
Amounts Receivable................................    $65,755    $36,690       70,386
Amounts Payable...................................      9,107      4,430       10,508
                                                      -------    -------      -------
Net Amounts Receivable............................    $56,648    $32,260       59,878
                                                      =======    =======      =======

     In accordance with the Company's debt agreements, payments are permitted to be made to the Company's sole beneficiary for income tax payments and may be made as a bonus payment or distribution of Trust Principal. The payments for the years ended December 31, 1998, 1997 and 1996 were recorded as expense.

8. COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Trust leases certain machinery and equipment under operating leases which have initial or remaining terms of one year or more at December 31, 1998. Future minimum lease commitments, including related party leases, are as follows (in thousands):

                                                            RELATED PARTY      OTHER
                                                              OPERATING      OPERATING
                                                               LEASES         LEASES
                                                            -------------    ---------
Years:
1999....................................................        2,180           494
2000....................................................            0           186
2001....................................................            0            25
                                                               ------          ----
     Total..............................................       $2,180          $705
                                                               ======          ====

     Rent expense for operating leases and other agreements with a term of greater than one month, including amounts paid to related parties, was $5.5 million, $6.3 and $5.0 million for the years ended December 31, 1998, 1997, and 1996, respectively. Usage fees paid based on monthly usage of certain machinery and equipment and facilities, all of which were paid to related parties, were $4.0 million, $3.6, and $3.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     Litigation -- In December of 1997, the Company settled litigation with the contractor that built the paint line at Vemco, Inc. for $2.0 million. Of this amount, $0.8 million was recorded as a reduction to the carrying value of the paint line and $1.2 million was recorded as miscellaneous income.

     Resolution of Commercial Issues -- During the fourth quarter of 1998, the Company resolved several commercial issues which resulted in the recovery of gross profit lost during current and prior years. The resolution of these issues resulted in an addition $7.4 million of gross profit.

     Environmental Costs -- The Company is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against the Company concerning environmental matters. Estimates of future costs of such environmental matters are necessarily imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which the Company may have remediation responsibility and the apportionment and collectibility of remediation costs among responsible parties. The Company establishes reserves for these environmental matters when a loss is

                             VENTURE HOLDINGS TRUST
probable and reasonably estimable. The Company's reserves for these environmental matters totaled $1.3 million at December 31, 1998 and $1.3 million at December 31, 1997.

     On February 23, 1998, the Attorney General of the State of Michigan and the Michigan Department of Environmental Quality (MDEQ) instituted legal proceedings in state court alleging violations by the Company of current permits regarding the level of emissions and odors discharged from its Grand Blanc paint facility. These proceedings seek and may result in the imposition of civil penalties of up to $10,000 per day; the total amount is not reasonably estimable given the current status of the proceedings. Emission levels are being evaluated as part of the proceedings, and it is possible the Company may be required to make capital expenditures of $2 to $5 million to the current systems to come into compliance. During the first quarter of 1999, the U.S. Environmental Protection Agency has issued a notice of violation and taken an active role in monitoring the legal proceeding and may take action separate and distinct from the legal proceedings begun by the State of Michigan and MDEQ.

     The Company is party to various contractual, legal and environmental proceedings, some which assert claims for large amounts. Although the ultimate cost of resolving these matters could not be precisely determined at December 31, 1998, management believes, based on currently known facts and circumstances, that the disposition of these matters will not have a material adverse effect on the Company's consolidated financial position and results of operations. These matters are subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. It is more than remote but less than likely that the final resolution of these matters may require the Company to make expenditures, in excess of established reserves, over an extended period of time and in a range of amounts that cannot be reasonably estimated. The Company's reserves have been set based upon a review of costs that may be incurred after considering the creditworthiness of guarantors and/or indemnification from third parties which the Company has received. The Company is not covered by insurance for any unfavorable environmental outcomes, but relies on the established reserves, guarantees and indemnifications it has received.

9. CONCENTRATIONS

     The Company's sales to General Motors Corporation ("GM"), Ford Motor Company ("Ford") and DaimlerChrysler Corporation ("DaimlerChrysler"), expressed as a percentage of sales, were 41%, 16% and 12%, respectively, in 1996. For 1997, the percentages were 40% and 27% for GM and Ford, respectively, and less than 10% for DaimlerChrysler. For 1998, the percentages were 38%, 23% and 15% for GM, Ford and DaimlerChrysler, respectively. Many of the Company's automotive industry customers are unionized and work stoppages, slow-downs experienced by them, and their employee relations policies could have an adverse effect on the Company's results of operations. Net sales during the second and third quarters of 1998 were impacted negatively due to strikes at certain General Motors plants. The Company believes that a portion of these lost sales were recouped in the fourth quarter of 1998 as GM accelerated production to refill its distribution channels. Approximately 11% of the Company's workforce is covered by a collective bargaining agreement which will expire within one year.

10. PENSIONS, PROFIT-SHARING AND SALARY REDUCTION PLAN

     The Company sponsors profit-sharing and salary reduction 401(k) plans which cover substantially all employees. The plans provide for the Company to contribute a discretionary amount each year. Contributions were $2.3, $2.2 and $1.3 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     Bailey has various retirement plans covering substantially all employees, including five defined benefit pension plans covering full-time hourly and salaried employees. The benefits payable under the plans are generally determined based on the employees' length of service and earnings. For all these plans the

                             VENTURE HOLDINGS TRUST
funding policy is to make at least the minimum annual contributions required by Federal law and regulation.

     The change in benefit obligation for the years ended December 31, 1998 and 1997 was as follows (in thousands):

                                                              1998          1997
                                                              ----          ----
Benefit obligation at beginning of year..................    $15,980       $14,861
Service cost.............................................        543           321
Interest cost............................................      1,120         1,069
Curtailment gain.........................................       (648)
Amendments...............................................                      599
Actuarial loss (gain)....................................      1,771          (365)
Benefits paid............................................       (536)         (505)
                                                             -------       -------
Benefit obligation at end of year........................    $18,230       $15,980
                                                             =======       =======

     The change in the market value of plan assets for the years ended December 31, 1998 and 1997 was as follows (in thousands):

                                                              1998          1997
                                                              ----          ----
Market value of plan assets at beginning of year.........    $14,026       $11,528
Actual return on plan assets.............................        105         2,531
Employer contribution....................................        660           472
Benefits paid............................................       (536)         (505)
                                                             -------       -------
Market value of plan assets at end of year...............    $14,255       $14,026
                                                             =======       =======

     The funded status of the defined benefit plans at December 31, 1998 was as follows (in thousands):

                                                                                            ACCUMULATED
                                                                   ASSETS EXCEED             BENEFITS
                                                                ACCUMULATED BENEFITS       EXCEED ASSETS
                                                                --------------------       -------------
Actuarial present value of benefit obligations:
  Vested Benefits...........................................           $3,017                 $15,078
  Nonvested benefits........................................               33                     102
                                                                       ------                 -------
Accumulated benefit obligation..............................           $3,050                 $15,180
                                                                       ======                 =======
Projected benefit obligation................................           $3,050                 $15,180
Market value of plan assets.................................            3,891                  10,364
                                                                       ------                 -------
Excess (deficiency) of assets over projected benefit
  obligation................................................              841                  (4,816)
Unrecognized net (gain) loss................................             (928)                  1,232
Unrecognized prior service cost.............................                                      519
Additional minimum liability................................                                   (1,751)
                                                                       ------                 -------
Accrued pension cost........................................           $  (87)                $(4,816)
                                                                       ======                 =======

                             VENTURE HOLDINGS TRUST

     The funded status of the defined benefit plans at December 31, 1997 was as follows (in thousands):

                                                                ASSETS EXCEED        ACCUMULATED BENEFITS
                                                             ACCUMULATED BENEFITS       EXCEED ASSETS
                                                             --------------------    --------------------
Actuarial present value of benefit obligations:
  Vested Benefits........................................          $ 5,151                 $10,003
  Nonvested benefits.....................................               42                      70
                                                                   -------                 -------
Accumulated benefit obligation...........................          $ 5,193                 $10,073
                                                                   =======                 =======
Projected benefit obligation.............................          $ 5,907                 $10,073
Market value of plan assets..............................            6,996                   7,030
                                                                   -------                 -------
Excess (deficiency) of assets over projected benefit
  obligation.............................................            1,089                  (3,043)
Unrecognized net loss....................................           (1,736)                   (892)
Unrecognized prior service cost..........................                0                     559
                                                                   -------                 -------
Accrued pension cost.....................................          $  (647)                $(3,376)
                                                                   =======                 =======

     Net periodic pension (benefit) expense for the years ended December 31, 1998 and 1997 included the following components (in thousands):

                                                                 1998       1997
                                                                 ----       ----
Service cost benefit during the year........................    $   543    $  321
Interest cost on projected benefit obligation...............      1,120     1,069
Expected return on plan assets..............................     (1,174)     (961)
Net amortization and deferral...............................        (52)      (22)
Curtailment gain............................................       (648)
                                                                -------    ------
Net periodic pension (benefit) expense......................    $  (211)   $  407
                                                                =======    ======

     The date used to measure plan assets and liabilities is as of September 30 each year.

     The weighted-average assumed discount rate was 6.5% and 7.25% for 1998 and 1997, respectively. The assumed rate of return on plan assets was 8.5% for 1998 and 1997. For salary based plans, the expected rate of increase in compensation levels was 5.5% for 1998 and 1997.

     At December 31, 1998, the Company recorded an intangible pension asset of $519 thousand as an offset to recording the additional minimum pension liability. An additional amount of $737 thousand was recorded (net of tax) against equity at December 31, 1998, which represented the minimum pension liability in excess of unrecognized prior service cost.

     Plan assets consist principally of cash and cash equivalents, listed common stocks, debentures, and fixed income securities.

     A salaried pension plan has been frozen since 1992, and no further service liability will accrue under the plan. During 1998, an additional salaried pension plan and an hourly pension plan were frozen, and no further service liability will accrue under these plans. The freezing of the salaried pension plan resulted in a curtailment gain of approximately $648,000 and has been included in the calculation of the net periodic pension benefit for the year ended December 31, 1998. The freezing of the hourly plan did not result in a curtailment gain or loss since the accumulated and projected benefit obligation for this plan are equal.

     Effective January 1, 1999, the three frozen plans were merged into one plan. The merged plan will eventually be terminated.

                             VENTURE HOLDINGS TRUST

11. INCOME TAXES

     Amounts in the financial statements related to income taxes are for the operations of Bailey. The other significant Subsidiaries have elected S corporation status under the Internal Revenue Code. The beneficiary is required to report all income, gains, losses, deductions, and credits of the S corporations included in the Trust on his individual tax returns.

     The provision for income tax expense for the period ended (in thousands):

                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                1998            1997            1996
                                                            ------------    ------------    ------------
Currently Payable
  United States.........................................       $   80          $    0           $  0
  State and Local.......................................            0             239              0
  Foreign...............................................           16               0              0
                                                               ------          ------           ----
       Total............................................       $   96          $  239           $  0
                                                               ======          ======           ====
Deferred
  United States.........................................       $1,618          $2,716           $293
  State and Local.......................................          240             403             43
                                                               ------          ------           ----
       Total............................................       $1,858          $3,119           $336
                                                               ======          ======           ====

     The Company does not provide for U.S. income taxes or foreign withholding taxes on cumulative undistributed earnings of foreign subsidiaries as these earnings are all taxed currently to the beneficiary of the Trust.

     The effective tax rate on pretax income was 70.4% for the year ended December 31, 1998, of which 29.9% relates to permanent differences not deductible for income taxes (primarily goodwill amortization)and 5.2% for state and local income taxes, net of the federal tax benefit. The effective tax rate on pretax income was 58.3% for the year ended December 31, 1997, of which 18.1% relates to permanent differences not deductible for income taxes and 5.2% for state and local income taxes, net of the federal tax benefit. The effective tax rate on pretax income was 232.7% for the year ended December 31, 1996, of which 192.5% relates to permanent differences not deductible for income taxes and 5.2% for state and local income taxes, net of the federal tax benefit.

                             VENTURE HOLDINGS TRUST

     The tax-effected temporary differences and carryforwards which comprised deferred assets and liabilities were as follows (in thousands):

                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1998            1997
                                                                ------------    ------------
Deferred tax assets:
  Accrued expenses and reserves.............................      $ 7,372         $ 8,920
  Net Operating Loss carryforward...........................        9,750          11,497
  Minimum tax credit carryforward...........................          844             764
  Other.....................................................          750             293
                                                                  -------         -------
       Total deferred tax assets............................      $18,716         $21,474
                                                                  -------         -------
Deferred tax liabilities:
  Depreciation..............................................       11,931          12,505
  Other.....................................................           24             845
                                                                  -------         -------
       Total deferred tax liabilities.......................       11,955          13,350
                                                                  -------         -------
       Net deferred tax asset...............................      $ 6,761         $ 8,124
                                                                  =======         =======

     The current portion of deferred tax assets, $6.9 and $7.0 million is included in prepaid expense and other at December 31, 1998 and 1997, respectively. Bailey's U.S. net operating loss carryforwards, which totaled $26.4 and $29.9 million at December 31, 1998 and 1997, begin to expire in the year 2011. Alternative minimum tax credit carryforwards totaled $0.8 million at December 31, 1998 and have no expiration date. Management believes the net operating loss carryforwards at December 31, 1998 are realizable based on forecasted earnings and available tax planning strategies.

12. EXTRAORDINARY ITEMS

     The senior secured notes payable to financial institutions required semiannual interest payments at 9.89% and annual principal payments of $10 million each year commencing March 15, 1996. The outstanding balance of $40 million was refinanced on August 26, 1996 which resulted in an extraordinary loss of $3.4 million ($2.5 million prepayment penalty plus unamortized deferred financing costs of $0.9 million) in the quarter ended September 30, 1996.

     On September 23, 1996 the Company redeemed approximately $21 million of the senior subordinated bonds at 95% of par in conjunction with the refinancing under the new credit agreement for acquisition of Bailey Corporation as required by the First Supplement Indenture. The early extinguishment resulted in an extraordinary gain of $688 thousand (net of unamortized deferred financing costs of $365 thousand).

13. FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's debt instruments have been determined using available market information. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. The fair value of long-term debt was estimated using quoted market prices (in thousands).

                                                         DECEMBER 31, 1998       DECEMBER 31, 1997
                                                        --------------------    --------------------
                                                        CARRYING      FAIR      CARRYING      FAIR
                                                         AMOUNT      VALUE       AMOUNT      VALUE
                                                        --------     -----      --------     -----
Debt................................................    $283,940    $282,126    $283,940    $287,626

                             VENTURE HOLDINGS TRUST

     The fair values of interest rate swaps were estimated by discounting expected cash flows using quoted market interest rates. Interest rate swaps are also discussed in Note 1.

                                                        DECEMBER 31, 1998            DECEMBER 31, 1997
                                                    -------------------------    -------------------------
                                                    NOTIONAL     UNREALIZED      NOTIONAL     UNREALIZED
                                                     AMOUNT     GAIN/(LOSSES)     AMOUNT     GAIN/(LOSSES)
                                                    --------    -------------    --------    -------------
Interest Rate Swaps.............................    $55,000        $(2,020)      $ 55,000       $(1,367)

     The carrying values of cash and cash equivalents, accounts receivable, accounts payable and the Senior Credit Facility approximate fair market value due to the short-term maturities of these instruments.

14. ACQUISITION (UNAUDITED)

     On March 8, 1999, the Company entered into an agreement to acquire Peguform GmbH ("Peguform"), a leading European supplier of high performance interior and exterior plastic modules, systems and components to European OEMs (the "Peguform Acquisition"). Consummation of the Peguform Acquisition is subject to only limited conditions, including approval of the shareholders of Klockner-Werke AG, the parent of Peguform, and receipt of regulatory approvals. The purchase agreement does not permit the Company to terminate the transaction, even if there has been a material adverse change in the business of Peguform from the date of signing the purchase agreement to closing, which is currently expected to occur no later than May 31, 1999.

     The Company has executed commitment letters with subsidiaries of Bank One Corporation and Goldman Sachs Credit Partners, L.P., pursuant to which such entities have committed, subject to certain conditions, to provide financing for the Peguform Acquisition.

     The aggregate purchase price of the Peguform Acquisition is approximately DEM 850 million (approximately $459.1 million as of April 30, 1999), reduced by the amount of certain indebtedness for borrowed money, and subject to post-closing adjustments. In addition, the Company estimates an additional $28.2 million of fees, expenses and post-closing adjustments associated with the Peguform Acquisition. The Company expects to complete the Peguform Acquisition on or about May 31, 1999. The Peguform Acquisition will be accounted for as a purchase.

     In connection with the Peguform Acquisition, the Company expects to enter into an amended and restated credit agreement (the "New Credit Agreement"). The New Credit Agreement will provide for borrowings of (1) up to $200.0 million under a Revolving Credit Facility, which, in addition to those matters described below, will be used for working capital and general corporate purposes; (2) $100.0 million under a five-year Term Loan A; and (3) $150.0 million under a six-year Term Loan B. The Revolving Credit Facility will permit the Company to borrow up to the lesser of a borrowing base computed as a percentage of accounts receivable and inventory, or $200.0 million less the amount of any letter of credit issued against the New Credit Agreement. Pursuant to the borrowing base formula, as of December 31, 1998 the Company could have borrowed up to the maximum availability under the Revolving Credit Facility.

     Interest rates under the New Credit Agreement are based on the London Interbank Offer Rate ("LIBOR"), Alternate Base Rate ("ABR"), which is the larger of the bank's corporate base rate of interest announced from time-to-time or the federal funds rate plus 1/2% per annum, and, in the case of non-dollar denominated loans, a euro currency reference rate. Interest rates will be determined by reference to the relevant interest rate option, plus an Applicable Margin (as defined) based on the Company's Consolidated Ratio of Total Debt to EBITDA. Obligations under the New Credit Agreement will be jointly and severally guaranteed by the Trust's domestic subsidiaries and will be secured by first priority security interests in substantially all of the assets of the Trust and its domestic subsidiaries. The

                             VENTURE HOLDINGS TRUST

New Credit Agreement will contain certain restrictive covenants, which we expect will be similar in nature to those in the Company's current senior credit facility (the "Existing Credit Agreement"). The New Credit Agreement will become effective contemporaneously with the completion of the Peguform Acquisition.

     In addition, the Company expects to offer an aggregate amount of up to $375.0 million of unsecured senior subordinated notes and unsecured senior notes. Proceeds from the offering of the notes, together with borrowings under the New Credit Agreement will be used to (1) fund cash consideration paid in the Acquisition; (2) redeem the Company's 9 3/4% Senior Subordinated Notes due 2004 at the redemption price of 104.875%, plus accrued interest; (3) refinance amounts outstanding under the Existing Credit Agreement; (4) pay certain fees and expenses related to the Peguform Acquisition and the offering of the notes; and (5) fund working capital and other general corporate purposes.

     After completing the Peguform Acquisition, the Company expects its budget for capital expenditures during the remainder of 1999 to be approximately $70.0 million, which is expected to be financed either with cash generated from operations or borrowings under the New Credit Agreement.

     The Company expects, on or before the closing of the sale of the notes, to enter into hedging obligations and interest rate swaps totalling approximately $375.0 million which will have a maturity of 5 years. These hedging obligations and interest rate swaps will effectively convert the Company's United States dollar fixed rate coupon on the notes to a euro fixed rate coupon. These instruments may not qualify for hedge accounting, which may result in non-cash charges to earnings related to the mark to market on the swaps. The Company is entering into this arrangement to take advantage of lower interest rates in Europe and to hedge its exchange rate risk, however, no commitment is currently in effect with respect to any such arrangements and no assurance can be given that the Company will enter into such arrangements on the terms described or at all.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Management and
Shareholders of PEGUFORM GmbH

     We have audited the accompanying consolidated balance sheets of PEGUFORM GmbH and subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements, based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Germany, which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PEGUFORM GmbH and subsidiaries as of September 30, 1997 and 1998 and the consolidated results of their operations, changes in stockholders' equity and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

     Our audit also included the translation of Deutsche Mark amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in note 2. Such U.S. dollar amounts are presented solely for the convenience of the readers.

Dusseldorf,
December 18, 1998, except for the adjustments according to U.S.
GAAP (see note 2), as to which the date is April 26, 1999

                                                          BDO International GmbH
                                                 Wirtschaftsprufungsgesellschaft

                            PEGUFORM GMBH, BOTZINGEN

                          CONSOLIDATED BALANCE SHEETS
            AS OF SEPTEMBER 30, 1997 AND 1998 AND DECEMBER 31, 1998
                               (DEM IN THOUSANDS)

                                                                    THOUSANDS OF                     THOUSANDS OF
                                                                    U.S. DOLLARS                     U.S. DOLLARS
                                                                    (CONVENIENCE                     (CONVENIENCE
                                                                    TRANSLATION)                     TRANSLATION)
                                              SEPTEMBER 30,         SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                          ----------------------    -------------    ------------    ------------
                                            1997         1998           1998             1998            1998
                                            ----         ----           ----             ----            ----
                                                                                     (UNAUDITED)     (UNAUDITED)
                ASSETS
Current assets
Cash and cash equivalents.............        3,486        4,964         2,961           13,869           8,272
Accounts receivable (note 4)..........      276,685      277,891       165,737          267,052         159,272
Inventories (note 5)..................      180,996      201,439       120,140          193,298         115,285
Deferred tax assets (note 13).........        6,479        5,235         3,122            3,518           2,098
Prepaid expenses......................        3,558        3,122         1,862            6,996           4,172
                                          ---------    ---------      --------        ---------        --------
       Total current assets...........      471,204      492,651       293,822          484,733         289,099
Investment in associated company......        6,431        7,665         4,571            8,245           4,918
Property, plant and equipment (note
  6)..................................      488,218      535,199       319,198          523,166         312,021
Intangible assets.....................       74,894       65,206        38,889           65,949          39,332
Other assets..........................        3,866        5,244         3,128            5,449           3,251
Deferred tax assets (note 13).........        4,073        6,063         3,616            5,054           3,014
                                          ---------    ---------      --------        ---------        --------
       Total assets...................    1,048,686    1,112,028       663,224        1,092,596         651,635
                                          =========    =========      ========        =========        ========
           LIABILITIES AND
         STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of debt (note 9)......      309,677      360,365       214,925          362,297         216,077
Accounts payable (note 8).............      226,453      260,163       155,164          253,814         151,377
Accrued payroll.......................       56,781       63,500        37,872           55,096          32,860
Other accrued expenses................       37,267       25,105        14,973           22,114          13,189
Income taxes payable..................        5,583        3,162         1,886           10,341           6,167
Deferred tax liabilities (note 13)....        3,564        3,618         2,158            2,587           1,543
Other current liabilities and deferred
  income..............................       20,278       12,979         7,741           12,227           7,292
                                          ---------    ---------      --------        ---------        --------
       Total current liabilities......      659,603      728,892       434,719          718,476         428,505
Long term debt (note 9)...............      101,893       97,855        58,362           94,203          56,184
Accrual for pension obligations (note
  12).................................       39,458       44,913        26,786           46,277          27,600
Deferred tax liabilities (note 13)....       20,847       20,432        12,186           13,480           8,040
Minority interest.....................        6,248        1,450           865              952             568
Other non current liabilities and
  deferred income.....................        2,266        3,850         2,295            3,887           2,319
                                          ---------    ---------      --------        ---------        --------
       Total liabilities..............      830,315      897,392       535,213          877,275         523,216
                                          ---------    ---------      --------        ---------        --------
Stockholders' equity
Capital stock.........................       70,000       70,000        41,749           70,000          41,749
Additional paid in capital............      358,397      373,234       222,600          373,234         222,600
Deficit...............................     (194,311)    (209,995)     (125,243)        (209,392)       (124,883)
Cumulative currency translation
  adjustment..........................      (14,628)     (16,376)       (9,767)         (16,010)         (9,549)
Accumulated other comprehensive income
  (note 12)...........................       (1,087)      (2,227)       (1,328)          (2,511)         (1,498)
                                          ---------    ---------      --------        ---------        --------
       Total stockholders' equity.....      218,371      214,636       128,011          215,321         128,419
                                          ---------    ---------      --------        ---------        --------
       Total liabilities and
         stockholders' equity.........    1,048,686    1,112,028       663,224        1,092,596         651,635
                                          =========    =========      ========        =========        ========

                            PEGUFORM GMBH, BOTZINGEN

                       CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1997 AND 1998 AND THREE MONTHS ENDED DECEMBER 31, 1997
                                    AND 1998
                               (DEM IN THOUSANDS)

                                                                                                  THOUSANDS OF
                                                          THOUSANDS OF                            U.S. DOLLARS
                                                          U.S. DOLLARS                            (CONVENIENCE
                                                          (CONVENIENCE                            TRANSLATION)
                                                          TRANSLATION)                            THREE MONTHS
                                      YEAR ENDED           YEAR ENDED      THREE MONTHS ENDED        ENDED
                                     SEPTEMBER 30,        SEPTEMBER 30,       DECEMBER 31,        DECEMBER 31,
                                -----------------------   -------------   ---------------------   ------------
                                   1997         1998          1998          1997        1998          1998
                                   ----         ----          ----          ----        ----          ----
                                                                          UNAUDITED   UNAUDITED    UNAUDITED
Revenues
  Net sales...................   1,664,884    1,977,698     1,179,518      441,841     577,725       344,561
  Other revenues..............      17,717       45,728        27,272        1,265       1,974         1,177
                                ----------   ----------    ----------     --------    --------      --------
       Total revenues.........   1,682,601    2,023,426     1,206,790      443,106     579,699       345,738
Cost of products sold.........  (1,482,448)  (1,806,115)   (1,077,184)    (404,477)   (519,424)     (309,789)
                                ----------   ----------    ----------     --------    --------      --------
       Gross profit...........     200,153      217,311       129,606       38,629      60,275        35,949
Selling, general and
  administrative expenses.....    (154,427)    (201,040)     (119,902)     (37,915)    (51,407)      (30,660)
Other expenses................      (7,524)      (2,408)       (1,436)      (8,883)     (1,595)         (951)
Interest expense (net)........     (23,267)     (23,992)      (14,309)      (6,815)     (6,333)       (3,777)
                                ----------   ----------    ----------     --------    --------      --------
       Income (loss) before
          income taxes........      14,935      (10,129)       (6,041)     (14,984)        940           561
Taxes on income...............      (6,029)      (6,060)       (3,614)        (895)       (798)         (476)
Minority interest.............        (618)         505           301            4         461           275
                                ----------   ----------    ----------     --------    --------      --------
       Consolidated net income
          (loss)..............       8,288      (15,684)       (9,354)     (15,875)        603           360
                                ==========   ==========    ==========     ========    ========      ========
Foreign currency translation
  adjustments.................      (1,508)      (1,748)       (1,042)      (1,135)        366           218
Other comprehensive income....      (1,087)      (1,140)         (680)        (275)       (284)         (169)
                                ----------   ----------    ----------     --------    --------      --------
       Total other
          comprehensive
          income..............      (2,595)      (2,888)       (1,722)      (1,410)         82            49
                                ----------   ----------    ----------     --------    --------      --------
       Comprehensive income...       5,693      (18,572)      (11,076)     (17,285)        685           409
                                ==========   ==========    ==========     ========    ========      ========

              See notes to the consolidated financial statements.

                            PEGUFORM GMBH, BOTZINGEN

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1997 AND 1998 AND THREE MONTHS ENDED DECEMBER 31, 1997
                                    AND 1998
                    (DEM IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                                           CUMULATIVE     ACCUMULATED
                                  COMMON STOCK     ADDITIONAL               CURRENCY         OTHER
                                 ---------------    PAID IN                TRANSLATION   COMPREHENSIVE
                                 SHARES   AMOUNT    CAPITAL     DEFICIT    ADJUSTMENT       INCOME        TOTAL
                                 ------   ------   ----------   -------    -----------   -------------    -----
Balance at October 1, 1996.....    18     70,000    358,397     (198,050)    (13,120)                    217,227
Net income.....................                                    8,288                                   8,288
Dividend paid..................                                   (4,549)                                 (4,549)
Currency translation...........                                               (1,508)                     (1,508)
Additional minimum pension
  liability....................                                                              (1,087)      (1,087)
                                   --     ------    -------     --------     -------       --------      -------
Balance at September 30,
  1997.........................    18     70,000    358,397     (194,311)    (14,628)        (1,087)     218,371
Net loss.......................                                  (15,684)                                (15,684)
Capital contribution...........                      14,837                                               14,837
Currency translation...........                                               (1,748)                     (1,748)
Additional minimum pension
  liability....................                                                              (1,140)      (1,140)
                                   --     ------    -------     --------     -------       --------      -------
Balance at September 30,
  1998.........................    18     70,000    373,234     (209,995)    (16,376)        (2,227)     214,636
                                   ==     ======    =======     ========     =======       ========      =======
Thousands of U.S. Dollars
  (Convenience translation)
  September 30, 1998...........           41,749    222,600     (125,243)     (9,767)        (1,328)     128,011
                                          ======    =======     ========     =======       ========      =======
Balance at September 30,
  1997.........................    18     70,000    358,397     (194,311)    (14,628)        (1,087)     218,371
Net (loss).....................                                  (15,875)                                (15,875)
Dividend paid..................                                                                                0
Currency translation...........                                               (1,135)                     (1,135)
Additional minimum pension
  liability....................                                                                (275)        (275)
                                   --     ------    -------     --------     -------       --------      -------
Balance at December 31, 1997
  (Unaudited)..................    18     70,000    358,397     (210,186)    (15,763)        (1,362)     201,086
                                   ==     ======    =======     ========     =======       ========      =======
Balance at September 30,
  1998.........................    18     70,000    373,234     (209,995)    (16,376)        (2,227)     214,636
Net loss.......................                                      603                                     603
Capital contribution...........                                                                                0
Currency translation...........                                                  366                         366
Additional minimum pension
  liability....................                                                                (284)        (284)
                                   --     ------    -------     --------     -------       --------      -------
Balance at December 31, 1998
  (Unaudited)..................    18     70,000    373,234     (209,392)    (16,010)        (2,511)     215,321
                                   ==     ======    =======     ========     =======       ========      =======
Thousands of U.S. Dollars
  (Convenience translation)
  December 31, 1998............           41,749    222,600     (124,883)     (9,549)        (1,498)     128,419
                                          ======    =======     ========     =======       ========      =======

              See notes to the consolidated financial statements.

                            PEGUFORM GMBH, BOTZINGEN

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1997 AND 1998 AND THREE MONTHS ENDED DECEMBER 31, 1997
                                    AND 1998
                               (DEM IN THOUSANDS)

                                                                THOUSANDS OF                               U.S. DOLLARS
                                                                U.S. DOLLARS                               (CONVENIENCE
                                                                (CONVENIENCE                               TRANSLATION)
                                                                TRANSLATION)                               THREE MONTHS
                                             YEAR ENDED          YEAR ENDED        THREE MONTHS ENDED         ENDED
                                           SEPTEMBER 30,        SEPTEMBER 30,         DECEMBER 31,         DECEMBER 31,
                                        --------------------    -------------    ----------------------    ------------
                                          1997        1998          1998           1997         1998           1998
                                          ----        ----          ----           ----         ----           ----
                                                                                 UNAUDITED    UNAUDITED     UNAUDITED
Cash Flows From Operating Activities
  Net income (loss).................       8,288     (15,684)       (9,354)       (15,875)         603           360
  Adjustments to reconcile net
    income to net cash provided by
    operating activities
    Depreciation and amortization...      87,828      88,734        52,922         23,802       24,555        14,645
    (Gain) loss from the disposal of
      fixed assets -- net --........      (1,621)     (4,237)       (2,527)
    Change in accounts receivable...     (42,777)     (1,206)         (719)        (9,608)      10,839         6,464
    Change in inventories...........     (30,614)    (20,443)      (12,192)       (11,407)       8,141         4,855
    Change in prepaid expenses......       1,877         436           260         (4,393)      (3,874)       (2,311)
    Change in investment in
      associated company............      (1,373)     (1,234)         (736)          (336)        (580)         (346)
    Change in other assets..........         582      (1,378)         (822)           526         (205)         (122)
    Change in accounts payable......      37,879      31,289        18,661        (23,822)         830           495
    Change in accrued expenses......      12,661      (2,378)       (1,418)       (14,943)     (10,620)       (6,334)
    Change in other liabilities.....       5,760     (10,513)       (6,270)        16,090       (1,213)         (723)
    Change in deferred taxes........      (3,483)        264           157            (21)      (4,903)       (2,924)
                                        --------    --------       -------        -------      -------       -------
      Net cash provided by (used in)
        operating activities........      75,007      63,650        37,962        (39,987)      23,573        14,059
                                        --------    --------       -------        -------      -------       -------
Cash Flows From Investing Activities
  Proceeds from sale of fixed
    assets..........................      10,524      19,381        11,559          2,213       11,078         6,607
  Capital expenditures..............    (102,014)   (143,552)      (85,616)       (37,057)     (23,736)      (14,156)
                                        --------    --------       -------        -------      -------       -------
      Net cash used for investing
        activities..................     (91,490)   (124,171)      (74,057)       (34,844)     (12,658)       (7,549)
                                        --------    --------       -------        -------      -------       -------
Cash Flows From Financing Activities
  Capital contribution..............           0      14,837         8,849              0            0             0
  Dividends paid....................      (4,549)          0             0              0            0             0
  Net borrowings....................      38,734      60,141        35,869        185,306       67,351        40,169
  Principal payments on debt........     (17,356)    (12,967)       (7,734)       (54,163)     (69,084)      (41,203)
                                        --------    --------       -------        -------      -------       -------
      Net cash provided by (used
        for) financing activities...      16,829      62,011        36,984        131,143       (1,733)       (1,034)
                                        --------    --------       -------        -------      -------       -------
Effect of foreign exchange rate
  changes...........................         838         (12)           (7)          (115)        (277)         (165)
                                        --------    --------       -------        -------      -------       -------
Net Decrease in Cash................       1,184       1,478           882         56,197        8,905         5,311
Cash and Cash Equivalents at
  Beginning of Period...............       2,302       3,486         2,079          3,486        4,964         2,961
                                        --------    --------       -------        -------      -------       -------
Cash and Cash Equivalents at End of
  Period............................       3,486       4,964         2,961         59,683       13,869         8,272
                                        ========    ========       =======        =======      =======       =======
Supplemental Cash Flow Information
  Cash paid during the period for
    interest........................      26,758      30,136        17,973
  Income taxes paid (refunded)......       3,026       7,372         4,391
Non-cash changes relating to
  additional minimum liability
    Change in minimum liability.....       3,301       2,390         1,425            598          589           351
    Change in intangible asset......        (819)        121            72             30           49            29
    Change in deferred asset........      (1,395)     (1,371)         (817)          (353)        (354)         (211)
    Other comprehensive income......      (1,087)     (1,140)         (680)          (275)        (284)         (170)

                See notes to consolidated financial statements.

                            PEGUFORM GMBH, BOTZINGEN

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               (DEM IN THOUSANDS)

(1) DESCRIPTION OF BUSINESS

     The Company is a supplier to the automotive industry and mainly provides plastic system components.

(2) BASIS OF PRESENTATION

     Solely for the convenience of the readers, the consolidated financial statements as of September 30, 1998 and for the year then ended and as of December 31, 1998 and for the three months then ended have been translated to U.S. dollars at the rate of DEM 1,6767 per U.S. dollar, the noon buying rate in New York City for cable transfers in DEM as certified for customs purposes published by the Federal Reserve Bank of New York as of December 31, 1998. The translation should not be construed as a representation that the amounts shown could be converted into U.S. dollars at such rate or any other rate.

     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements are in accordance with U.S. GAAP.

(3) SUMMARY OF ACCOUNTING POLICIES

     Fiscal year --

     The Company's fiscal year runs from October 1 to September 30.

     Principles of consolidation --

     The consolidated financial statements include the accounts of PEGUFORM GmbH and its wholly or majority owned subsidiaries (collectively the "Group").

     The Group accounts include the following companies:

                                                                PERCENTAGE HOLDING
              NAME AND LOCATION OF SUBSIDIARY                           %
              -------------------------------                   ------------------
PEGUFORM GmbH, Botzingen....................................           100
PEGUFORM France S.A., Vernon/France.........................           100
PEGUFORM Iberica S.A., Polinya/Spain........................           100
PEGUFORM Bohemia a.s., Liberec/Czech Republic...............           100
PEGUFORM Hella Mexico, S.A. de C.V., Puebla/Mexico..........            70
INERGA Components S.A., Rubi/Spain..........................           100
INERGA Logistics S.L., Polinya/Spain........................           100
INERGA Argentina S.A., Buenos Aires/Argentina...............           100
INERGA do Brasil Ltda., Guaranema/Brasil....................           100
PEGUFORM Slovakia s.r.o. Poprad/Slowacian Republic..........           100

     All intercompany accounts and transactions have been eliminated.

     The group holds a 50% interest in Celulosa Fabril (Cefa) S. A., Zaragoza/Spain. This investment is stated at equity.

                                 PEGUFORM GMBH

     Application of a new basis of accounting after a change in control of the Company
     ("push-down accounting") --

     In 1990 there was a change in the control of the Company. 99% of the shares of Eurotec Systemteile GmbH, the then parent company of PEGUFORM GmbH (which was merged downstream into PEGUFORM GmbH with economic effect as of October 1,
1996), were acquired by Klockner Mercator Maschinenbau GmbH, a subsidiary of Klockner-Werke AG. The paid purchase price for the shares transferred was retroactively allocated to the net identifiable assets. The remaining goodwill is amortized over 15 years using the straight-line method.

     Foreign Currencies --

     Currency translation is based upon the Statement of Financial Accounting Standards (SFAS) 52 "Foreign Currency Translation," whereby the assets and liabilities of foreign subsidiaries where the functional currency is the local currency are generally translated using period end exchange rates while the income statements are translated using average exchange rates during the period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods are included as a separate component of stockholders' equity.

     Estimates --

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents --

     Highly liquid investments with an initial maturity of three months or less are classified as cash equivalents.

     Inventories --

     Manufactured parts inventories are stated at the lower of cost or market using the average cost method. Inventory also includes costs associated with building molds under contract.

     There are generally no molds used in the Company's manufacturing operations which are owned by the Company.

     Property and Depreciation --

     Property, plant, and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the various classes of assets. Tooling is amortised on a piece price or straight line basis over the related production contract, generally 3 to 7 years. The principal estimated useful lives are as follows:

                                                                 YEARS
                                                                 -----
Building and improvements...................................    10-50
Machinery and equipment.....................................     3-20
Other equipment, office and transportation equipment........     3-10

                                 PEGUFORM GMBH

     Leasehold improvements are amortized over the useful life or the term of the lease. Expenditures for maintenance and repairs are charged to expense as incurred.

     Leases --

     The group leases property, plant and equipment as a lessee. All leases that meet certain specified criteria intended to represent situations where the substantive risks and rewards of ownership have been transferred to the lessee are accounted for as capital lease. All other leases are accounted for as operating lease.

     Intangible Assets --

     Purchased intangible assets are recorded at acquisition cost. Amortization is computed by the straight-line method over the estimated useful lives, generally 3 to 10 years.

     The purchase price of companies in excess of the fair value of net identifiable assets acquired ("goodwill") is capitalized and generally amortized over 15 years using the straight-line method. The same applies to goodwill resulting from push-down accounting for the change in control in the Company in 1990. In the case of Inerga Components S.A., which was acquired as of October 1, 1995, goodwill is amortized over 5 years.

     Intangible assets include an amount relating to an additional minimum pension liability. This amount is determined by the unrecognized transitional amount considered to calculate accrued pension cost (see note 12).

     Long-lived assets and long-lived assets to be disposed of --

     Effective October 1, 1996, the Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of" was adopted. This Statement establishes accounting standards for the impairment of long-lived assets, and certain identifiable intangibles, and goodwill related to those assets to be held and used and long-lived and certain identifiable intangibles to be disposed of. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, the Statement requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company periodically evaluates the carrying value for impairment.

     Revenue recognition --

     Revenue from the sale of manufactured parts is recognized when the parts are shipped. Revenue from mold sales is recognized using the completed contract method due to the reasonably short build cycle. The revenues are recognized when final approval has been received from the customer or in accordance with contract terms. Provision for estimated losses on uncompleted contracts, if any, is made in the period such losses are identified.

     Related party transactions --

     The Company is a 99% owned subsidiary of Klockner Mercator Maschinenbau GmbH, a subsidiary of Klockner-Werke AG, Duisburg, Germany. Besides immaterial transactions with sister companies the Company has entered into various transactions with its parent company. These transactions do not include operational activities but mostly administrative and financing services. Since the Company operates for the

                                 PEGUFORM GMBH
sole benefit of the parent company, the terms of these transactions are not the result of arms'-length bargaining.

     Since 1990 exist a so called "control and profit distribution agreement" between Klockner Mercator Maschinenbau GmbH and PEGUFORM GmbH and its former parent Eurotec Systemteile GmbH respectively. Under this agreement the company has to distribute all its net income to the parent. On the other side the parent company has to absorb any net losses incurred at the company. In these financial statements the payments of the parent to absorb the losses are stated as additional paid in capital. Any profit distributions are treated as dividends.

     The control and profit distribution agreement also has an effect for tax purposes. PEGUFORM GmbH is no longer a separate taxable individual, with the effect that all corporation taxes, if any, are recorded and paid by the parent company. In years with profit the parent company however charges PEGUFORM GmbH for income taxes. These tax charges are deemed to be based on actual corporate and trade income tax rates. On the other hand no tax credits are given for net losses.

     Income taxes --

     Deferred income taxes are provided using the liability method in accordance with SFAS No. 109. "Accounting for income taxes".

     Deferred taxes for German income taxes are recorded as if PEGUFORM GmbH were a "stand alone" taxable unit for corporate and trade income taxes. Being currently integrated for income tax purposes as a subsidiary of a German parent company PEGUFORM GmbH may be charged for tax liabilities or credited for tax receivables for future net profits or losses if there were no change in ownership. With the sale of all the shares in the Company to a foreign company there will be no future integration for tax purposes anymore thus resulting in an income tax consideration of all temporary differences.

(4) ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                 AT SEPTEMBER 30,     AT DECEMBER 31,
                                                                ------------------    ---------------
                                                                 1997       1998           1998
                                                                 ----       ----           ----
                                                                                         UNAUDITED
Accounts receivable trade...................................    243,151    247,248        250,006
Other accounts receivable...................................     38,024     34,924         24,703
                                                                -------    -------        -------
                                                                281,175    282,172        274,709
Allowance for doubtful accounts.............................     (4,490)    (4,281)        (7,657)
                                                                -------    -------        -------
Net accounts receivable.....................................    276,685    277,891        267,052
                                                                =======    =======        =======

     Substantially all of the receivables are from companies operating in the automobile industry.

                                 PEGUFORM GMBH

(5) INVENTORIES

     Inventories consist of the following:

                                               AT SEPTEMBER 30,         AT DECEMBER 31,
                                             --------------------       ---------------
                                              1997         1998              1998
                                              ----         ----              ----
                                                                           UNAUDITED
Raw material.............................     48,437       57,376            69,247
Work-in-process..........................    116,488      102,411            91,468
Finished goods...........................     20,892       22,544            21,705
Payments on account......................     33,230       51,960            41,600
Advance payments.........................    (38,051)     (32,852)          (30,722)
                                             -------      -------           -------
Total....................................    180,996      201,439           193,298
                                             =======      =======           =======

     Payments on account and advance payments (received) mostly relate to molds. The Company has no mold production, the manufacturing of the molds is subcontracted to specialized suppliers usually receiving payments in advance. There are usually also advance payments by the customer, not necessarily identical to the ones to be paid to the subcontractor.

     In case of probable losses on the purchase and sale of the molds provisions for threatening losses are recorded.

(6) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                              AT SEPTEMBER 30,           AT DECEMBER 31,
                                          ------------------------       ---------------
                                             1997          1998               1998
                                             ----          ----               ----
                                                                            UNAUDITED
Land and buildings....................       365,126       377,659            380,931
Machinery and equipment...............       689,912       751,878            755,224
Office and transportation equipment...        99,747       101,152             88,849
Construction in progress..............        42,406        64,500             63,074
                                          ----------    ----------         ----------
                                           1,197,191     1,295,189          1,288,078
Less accumulated depreciation and
  amortization........................      (708,973)     (759,990)          (764,912)
                                          ----------    ----------         ----------
Total.................................       488,218       535,199            523,166
                                          ==========    ==========         ==========

     Included in property, plant and equipment is equipment and buildings held under capitalized leases. These assets have a cost basis of DEM 94,494 and DEM 94,636 and accumulated depreciation relating to these assets of DEM 32,740 and DEM 38,769 at September 30, 1997 and 1998 respectively.

(7) BUSINESS ACQUISITIONS

     Effective July 1, 1990 shares in Eurotec Systemteile GmbH, the then parent company of PEGUFORM GmbH, were acquired by Klockner Mercator Maschinenbau GmbH, a subsidiary of Klockner-Werke AG. This transaction was accounted for as a purchase and the purchase price was allocated applying "push-down" accounting to the estimated fair value of assets and liabilities assumed, resulting in a goodwill of approximately DEM 127.5 million.

     Effective January 2, 1992 the Company acquired 51% of the shares of PEGUFORM Bohemia a.s. This acquisition was accounted for as a purchase resulting in a goodwill of approximately

                                 PEGUFORM GMBH

DEM 2.7 million. The goodwill is amortized over 15 years. At October 8, 1993 additional 25% of the shares in this company were acquired increasing the goodwill already by DEM 1.0 million.

     Effective January 26/February 12, 1998 the Company acquired the remaining 24% of outstanding shares in PEGUFORM Bohemia for a purchase price of DEM 4.67 million. This acquisition was accounted for as a purchase with the purchase price allocated to the relating minority interest in equity. The net amount paid included an adjustment for costs absorbed by the majority shareholder. As a result of this adjustment, DEM 1.9 million was recorded in revenue in the year ending September 30, 1998.

     With a contract signed on October 2/October 14, 1998 the Company and Grupo Hermez, S.A. de C.V., Mexico City/Mexico, established PEGUFORM Hella Mexico, S.A. de C.V., Puebla/ Mexico, as a joint company. The Company holds 70% of the shares, Grupo Hermez 30%.

     The consolidated earnings include the operations of PEGUFORM Hella Mexico from October 14, 1997, the operations of PEGUFORM Bohemia were already fully consolidated in the prior two years.

     Had the acquisition of the minority interest in PEGUFORM Bohemia occurred before October 1, 1996 the pro forma effect on prior year financial statements would have been the following increase of net profits resulting from a decrease of minority interests:

                                                                  YEAR ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                1997      1998
                                                                ----      ----
Minority interests portion of the results of
  PEGUFORM Bohemia..........................................    618       338
                                                                ===       ===

(8) ACCOUNTS PAYABLE

     Accounts payable consist of the following:

                                                                 AT SEPTEMBER 30,     AT DECEMBER 31,
                                                                ------------------    ---------------
                                                                 1997       1998           1998
                                                                 ----       ----           ----
                                                                                         UNAUDITED
Accounts payable trade......................................    225,395    259,672        253,814
Liabilities to affiliated companies.........................      1,058        491              0
                                                                -------    -------        -------
Total.......................................................    226,453    260,163        253,814
                                                                =======    =======        =======

                                 PEGUFORM GMBH

(9) DEBT

     Debt consist of the following:

                                                                         AT SEPTEMBER 30,     AT DECEMBER 31,
                                        INTEREST RATES                  ------------------    ---------------
                                              %           MATURITIES     1997       1998           1998
                                        --------------    ----------     ----       ----           ----
                                                                                                 UNAUDITED
Liabilities to financial
  institutions......................      3.25 - 15.5       1999         36,415     44,490         75,728
Liabilities to affiliated
  companies.........................         variable       1999        264,972    308,440        278,128
Liabilities from capital leases.....     4.16 - 11.76       1999          8,290      7,435          8,441
                                                                        -------    -------        -------
Short-term financial liabilities....                                    309,677    360,365        362,297
                                                                        -------    -------        -------
Liabilities to financial
  institutions......................      3.25 - 8.24     2000-2003      49,848     53,165         52,645
Liabilities from capital leases.....     4.16 - 11.76     2000-2011      52,045     44,690         41,558
                                                                        -------    -------        -------
Long-term financial liabilities.....                                    101,893     97,855         94,203
                                                                        -------    -------        -------
  Total debt........................                                    411,570    458,220        456,500
                                                                        =======    =======        =======

     The liabilities to financial institutions include various loans received from banks in different countries. In 1997/98 PEGUFORM GmbH has received two new loans by Sudwest LB, Stuttgart, Germany, in the aggregate amount of DEM 21,535,000. These loans are to be repaid in four installments on December 30, starting December 30, 1998. In a separate agreement with Klockner Mercator Maschinenbau GmbH PEGUFORM receives the difference between the average monthly internal group interest rate and the loan interest rate.

     The Group has entered into various capital lease agreements for property, plant and equipment. The leases require monthly, quarterly and half-yearly payments of principal and interest. The Group usually intends to exercise the options to buy the respective assets.

     Bonds and liabilities to financial institutions are partially secured by a comfort letter from Klockner-Werke AG as the ultimate parent of PEGUFORM GmbH. Klockner-Werke AG has given to the banks the commitment not to cancel the "profit distribution agreement" (see note 3: "related party transactions") before the loans given to PEGUFORM GmbH have been repaid.

     The Company had available unused unsecured short-term lines of credit of DEM 59,715 at September 30, 1998 and unsecured long-term lines of credit of DEM 26,589 at September 30, 1998.

     Aggregate amounts of debt maturing during the next five years and thereafter as of September 30, 1998 are as follows:

                                                                  DEM
                                                                  ---
1999........................................................    360,365
2000........................................................     21,567
2001........................................................     23,169
2002........................................................     17,278
2003........................................................     10,219
Remaining years.............................................     25,622
                                                                -------
Total.......................................................    458,220
                                                                =======

                                 PEGUFORM GMBH

(10) RELATED PARTY TRANSACTIONS

     The transactions of the Company with its parent company Klockner Mercator Maschinenbau GmbH include mostly financing and the distribution/absorption of profit/losses. Additionally there were minor purchases of machinery from sister companies.

     The financing of the Company is done exclusively via short-term credits without fixed repayment dates.

     According to the profit distribution agreement (see note 3: related party transactions) final net profits (before taxes) are to be distributed to the parent company while net losses are to be absorbed.

     In 1997/98 the parent company granted operating subsidies to the Company.

     The current accounts with the parent company are to be charged with variable interest rates.

     The following is a summary of transactions with the parent company at September 30, 1997 and 1998:

                                                                 AT SEPTEMBER 30,     AT DECEMBER 31,
                                                                ------------------    ---------------
                                                                 1997       1998           1998
                                                                 ----       ----           ----
                                                                                         UNAUDITED
Revenue received for:
Operating subsidies granted by the parent company...........          0     13,335              0
                                                                -------    -------        -------
                                                                      0     13,335              0
                                                                =======    =======        =======

                                                                 AT SEPTEMBER 30,     AT DECEMBER 31,
                                                                ------------------    ---------------
                                                                 1997       1998           1998
                                                                 ----       ----           ----
                                                                                         UNAUDITED
Expenses charged for:
Interest on current intercompany accounts...................      9,962     14,320          3,257
Tax charge by parent company................................      4,252          0              0
                                                                -------    -------        -------
                                                                 14,214     14,320          3,257
                                                                =======    =======        =======

     Based on the control and profit distribution agreement with the parent company, in the year ended September 30, 1997 the company distributed its net income for the year in the amount of DEM 4,549. In the year ended September 30, 1998 the parent company absorbed the company's loss of DEM 13,335.

     The result of the related party transactions is the following net payable. The amounts are shown on a gross basis in accounts receivable and in accounts payable and short-term debt:

                                                                 AT SEPTEMBER 30,     AT DECEMBER 31,
                                                                ------------------    ---------------
                                                                 1997       1998           1998
                                                                 ----       ----           ----
                                                                                         UNAUDITED
Amounts Receivable..........................................          0          0              0
Amounts Payable.............................................    266,030    308,931        278,128
                                                                -------    -------        -------
Net Amounts Payable.........................................    266,030    308,931        278,128
                                                                =======    =======        =======

                                 PEGUFORM GMBH

(11) COMMITMENTS AND CONTINGENCIES

     Operating Leases --

     The Company leases certain of its manufacturing facilities, sales offices, transportation and other equipment under operating leases. Total rental expense was approximately DEM 14,946 and DEM 19,994 for the years ended September 30, 1997 and 1998 respectively.

     Future minimum lease commitments under non-cancellable operating leases with initial or remaining terms in excess of one year are as follows:

                                                                 DEM
                                                                 ---
1999........................................................     6,726
2000........................................................     5,738
2001........................................................     4,346
2002........................................................     3,243
2003........................................................     1,382
Remaining years.............................................       785
                                                                ------
Total.......................................................    22,220
                                                                ======

     Other Commitments and contingencies --

     The Company has in 1995 entered into an agreement with a company regarding the use of EDP hardware components and software as well as technical support. This agreement is not cancellable and runs until September 30, 2003. Total expense was DEM 16,240 and DEM 22,841 for the years ended September 30, 1997 and 1998 respectively.

     Future EDP cost commitments under this non-cancellable agreement are as follows:

                                                                 DEM
                                                                 ---
1999........................................................    15,683
2000........................................................    13,209
2001........................................................    11,972
2002........................................................    11,512
2003........................................................    11,117
Remaining years.............................................         0
                                                                ------
Total.......................................................    63,493
                                                                ======

(12) PENSION PLANS

     PEGUFORM GmbH maintains one defined benefit pension plan covering all its full-time hourly and salaried employees plus some individual defined benefit pension agreements for managers and members of the board. The benefits payable under the plans are generally determined based on the employees' length of service and earnings. These are no external findings of these schemes.

                                 PEGUFORM GMBH

     The funded status of the defined benefit plans was as follows:

                                                                  ACCUMULATED
                                                                    BENEFITS
                                                                 EXCEED ASSETS
                                                                AT SEPTEMBER 30,
                                                                ----------------
                                                                 1997      1998
                                                                 ----      ----
Actuarial present value of benefit obligations
  Vested Benefits...........................................    33,086    37,841
  Nonvested benefits........................................     6,372     7,073
                                                                ------    ------
Accumulated benefit obligation..............................    39,458    44,914
                                                                ======    ======
Projected benefit obligation................................    40,529    45,871
Market value of plan assets.................................         0         0
                                                                ------    ------
Excess (deficiency) of assets over projected benefit
  obligation................................................    40,529    45,871
Unrecognized transitional amount............................     1,331     1,210
Unrecognized net loss.......................................     3,553     5,951
Unrecognized prior service cost.............................         0         0
                                                                ------    ------
Accrued pension cost........................................    35,645    38,710
                                                                ======    ======

                                                                  ACCUMULATED
                                                                    BENEFITS
                                                                 EXCEED ASSETS
                                                                AT SEPTEMBER 30,
                                                                ----------------
                                                                 1997      1998
                                                                 ----      ----
Amounts recognized in the balance sheet consist of
  Accrued pension liability.................................    39,458    44,913
  Intangible asset..........................................     1,331     1,210
  Unrecognized prior service cost...........................     2,482     4,993
                                                                ------    ------
Net amount recognized.......................................    35,645    38,710
                                                                ======    ======

     The date used to measure plan liabilities is as of September 30 each year.

     The weighted-average assumed discount rate was 6.0% for the years ended September 30, 1997 and 1998 respectively. The expected rate of increase in compensation levels was 2.0% and 1.6% respectively for the years ended September 30, 1997 and 1998 respectively. The same rates as for the compensation were used for inflation and increase in social security contribution ceiling in the actuarial calculation.

     Net periodic pension expense for the years ended September 30, 1997 and 1998 included the following components:

                                                                      AT
                                                                SEPTEMBER 30,
                                                                --------------
                                                                1997     1998
                                                                ----     ----
Service cost benefits during the year.......................    1,692    1,910
Interest cost on projected benefit obligation...............    2,183    2,393
Actual return on plan assets................................        0        0
Net amortization and deferral...............................      121      121
                                                                -----    -----
Net periodic pension expense................................    3,996    4,424
                                                                =====    =====

                                 PEGUFORM GMBH

(13) INCOME TAXES

     Amounts in the financial statements related to income taxes are for the operations of the consolidated subsidiaries as listed under note 3 and for PEGUFORM GmbH as charged by its parent company.

     As explained under note 3 deferred taxes for PEGUFORM GmbH are recorded considering a full taxation of future profits and losses although this company is currently not subject to German corporate and trade income taxes.

     The provision for income tax expense for the period ended:

                                                                AT SEPTEMBER 30,
                                                                -----------------
                                                                 1997       1998
                                                                 ----       ----
Currently Payable
  Germany...................................................     4,252         38
  Foreign...................................................     1,367      4,728
                                                                ------      -----
Total.......................................................     5,619      4,766
                                                                ------      -----
Deferred
  Germany...................................................     6,480       (624)
  Foreign...................................................    (6,070)     1,918
                                                                ------      -----
Total.......................................................       410      1,294
                                                                ------      -----
Total.......................................................     6,029      6,060
                                                                ======      =====

     German corporate tax law applies a split-rate computation with regard to the taxation of the income of a corporation and its shareholders. Current German taxes are recorded as being charged by the parent company based on the tax law in effect for the respective fiscal period. Corporate income is initially subject to a federal corporation tax of 45% plus a solidarity surcharge of 7.5% until 1997 and 5.5% effective January 1, 1998 on the federal corporate tax payable. Including the impact of the surcharge, the federal corporate tax rate amounted to 48.375% until 1997 and to 47.475% effective January 1, 1998. Upon distribution of retained earnings to stockholders, the corporate income tax rate on the earnings is adjusted to 30%, plus the solidarity surcharge on the distribution corporate tax by means of a refund for taxes previously paid. Upon distribution of retained earnings in the form of a dividend, stockholders who are taxpayers in Germany are entitled to a tax credit in the amount of federal income taxes previously paid by the corporation.

     Current taxes are calculated on the basis of the respective tax rates in effect for the periods presented. This may presumably also apply to the tax charges by the parent company of PEGUFORM GmbH for the German operations. The calculation of the deferred taxes is based on future tax rates. As a result, the deferred taxes for PEGUFORM GmbH are calculated with an effective corporate income tax rate of 48.375% as of September 30, 1997 and 47.475% as of September 30, 1998 plus the after federal tax benefit rate for trade tax of 7.8% and 7.9% as of September 30, 1997 and 1998 respectively.

     A reconciliation of income taxes determined using the German corporate tax rate of 48.375% plus the after federal tax benefit rate for trade taxes of 7.8% for a combined statutory rate of 55.4% for the year

                                 PEGUFORM GMBH
ended September 30, 1997 and of 47.475% plus the after federal tax benefit rate for trade taxes of 7.9% for a combined statutory rate of 56.2% for the year ended September 30, 1998 is as follows:

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                                ----------------
                                                                 1997      1998
                                                                 ----      ----
Expected provision (benefit) for income taxes...............     8,392    (5,613)
Non-deductible items........................................     2,566     1,092
Tax free income.............................................    (1,363)   (1,631)
Write off of goodwill not tax-deductible....................     5,237     5,159
Badwill credited to income not taxable......................         0    (1,058)
Consolidation items not taxable.............................      (907)      (71)
Foreign tax rate differential...............................    (6,893)   (3,409)
Changes in valuation allowances on deferred tax assets......      (990)    2,090
Parent company's tax allocation differential................     2,078    10,970
Investment and export tax credits (Spain)...................    (1,966)   (1,891)
Other.......................................................      (125)      422
                                                                ------    ------
Actual income tax expense...................................     6,029     6,060
                                                                ======    ======

     The amounts shown under Parent company's tax allocation differential relate to the tax charges by Klockner Werke AG. There were no credits given for the losses the year ending September 1998, while the charge for the year ending September 1997 was not based on the taxable income of PEGUFORM GmbH.

     The amount of the Group's deferred tax valuation allowances is based upon management's belief that it is more likely than not that not all of the deferred tax assets will be realized. In future periods, depending upon the Group's financial results, management's estimate of the amount of the deferred tax assets considered realizable may change, and hence the valuation allowance may increase or decrease.

                                 PEGUFORM GMBH

     The tax-effected temporary differences and carryforwards which comprised deferred assets and liabilities were as follows:

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                               ------------------
                                                                1997       1998
                                                                ----       ----
Deferred tax assets:
  Accounts receivable......................................        127        235
  Inventories..............................................      1,557        776
  Property, plant and equipment............................        368          0
  Other accrued expenses...................................      5,191      5,596
  Net operating loss carryforwards.........................     19,207     20,923
  Additional minimum pension liability.....................      1,395      2,766
  Other....................................................          0        415
                                                               -------    -------
                                                                27,845     30,711
     Valuation allowances..................................    (17,293)   (19,413)
                                                               -------    -------
     Total deferred tax assets.............................     10,552     11,298
                                                               -------    -------
Deferred tax liabilities:
  Accounts receivable......................................      1,179      1,890
  Inventories..............................................          0        603
  Property, plant and equipment (including capital
     leases)...............................................     17,998     17,483
  Other accrued expenses...................................      3,915      2,845
  Other....................................................      1,319      1,229
                                                               -------    -------
     Total deferred tax liabilities........................     24,411     24,050
                                                               -------    -------
     Net deferred tax liabilities..........................    (13,859)   (12,752)
                                                               =======    =======

     At September 30, 1998, the Group had net operating losses ("NOLs") amounting to DEM 53,883. The NOLs relate to losses of foreign companies and are partly limited in their use to the Group.

     Management believes the net operating loss carryforwards at September 30, 1998 are only to a limited extent realizable based on forecasted earnings and available tax planning strategies.

     With regard to the additional minimum pension liability we refer to Note
12. Changes in these deferred tax assets have no impact on the provision for income tax expenses.

     Net deferred income tax assets and liabilities in the consolidated balance sheets are as follows:

                                                                  YEAR ENDED
                                                                SEPTEMBER 30,
                                                            ----------------------
                                                              1997          1998
                                                              ----          ----
Current
  Deferred income tax assets............................       6,479         5,235
  Deferred income tax liabilities.......................      (3,564)       (3,618)
                                                            --------      --------
Total...................................................       2,915         1,617
                                                            --------      --------
Non-current
  Deferred income tax assets............................       4,073         6,063
  Deferred income tax liabilities.......................     (20,847)      (20,432)
                                                            --------      --------
Total...................................................     (16,774)      (14,369)
                                                            --------      --------
Total...................................................     (13,859)      (12,752)
                                                            ========      ========

                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


May 10, 1999                            VENTURE HOLDINGS TRUST, VEMCO, INC.,
                                        VENTURE INDUSTRIES CORPORATION,
                                        VENTURE MOLD & ENGINEERING CORPORATION,
                                        VENTURE LEASING COMPANY, VEMCO LEASING,
                                        INC., VENTURE HOLDINGS CORPORATION AND
                                        VENTURE SERVICE COMPANY


                                         By: /S/ James E. Butler
                                         ------------------------------
                                         James E. Butler
                                         Executive Vice President and
                                         Chief Financial Officer

                               INDEX TO EXHIBITS



EXHIBIT NO.                    DESCRIPTION
----------                     -----------

   99.1                        Press release dated May 6th, 1999